UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

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Preliminary Proxy Statement—Subject to Completion, dated November 3, 2014

2525 Dupont Drive, Irvine, California 92612

Dear Stockholder:

A special meeting of stockholders (the “Special Meeting”) of Allergan, Inc. (the “Company” or “Allergan”) will be held at             a.m., local time, on Thursday, December 18, 2014, at             . Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting and Proxy Statement. Allergan is calling the Special Meeting in response to requests from holders of more than the percentage of shares of our common stock required to call a special meeting under our Amended and Restated Bylaws. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about November     , 2014.

This Special Meeting is of particular importance to all Allergan stockholders because of the ongoing, unsolicited attempt by Valeant Pharmaceuticals International, Inc. (“Valeant”) to acquire Allergan. The unanimous view of Allergan’s Board of Directors (your “Board”) has been and continues to be that the unsolicited, conditional exchange offer by Valeant substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan and is not in the best interests of Allergan and its stockholders. Your Board strongly believes that the prudent course of action is for Allergan to focus on its operational excellence and extending its exemplary track record of substantial growth that your Board is confident will create significantly more value for stockholders than Valeant’s unsolicited, conditional exchange offer. Your Board has successfully pursued, and continues to pursue, a number of key initiatives to increase stockholder value. These include execution of our restructuring plan in the remainder of 2014 that we expect will deliver annual pre-tax savings of approximately $475 million beginning in 2015, continuing to meet our increased guidance and projections, which include expected compounded annual non-GAAP diluted earnings per share growth of more than 20% and free cash flow of approximately $18.0 billion, and consideration of acquisitions and strategic alternatives that increase stockholder value.

Pershing Square Capital Management, L.P. (collectively, with affiliated entities and persons, “Pershing Square”) and Valeant and certain of its officers and affiliates have filed a proxy statement with the Securities and Exchange Commission seeking your vote on proposals to (i) remove Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer from your Board despite such directors having been duly elected by our stockholders at our last annual meeting of stockholders on May 6, 2014, (ii) request that your Board elect or appoint six persons who Pershing Square and Valeant request be appointed to serve on your Board (referred to herein and in the accompanying Proxy Statement as “nominees”), (iii) amend certain provisions of our Amended and Restated Bylaws and (iv) request that your Board engage with Valeant regarding its proposal to acquire Allergan. These proposals are referred to herein and in the accompanying Proxy Statement as “Pershing Square and Valeant’s Proposals.”

In considering Pershing Square and Valeant’s Proposals, it is important for you to recognize that Pershing Square and Valeant’s officers and directors have a duty to act in the best interests of their respective stockholders, not Allergan’s stockholders, unlike your Board, which has a duty to act in the best interests of all of Allergan’s stockholders. Specifically, we believe the interests of Pershing Square, which has multiple arrangements with Valeant and is a self-proclaimed co-bidder in Valeant’s unsolicited bid to acquire Allergan, are not aligned with the interests of all Allergan stockholders.

We strongly urge you to reject Pershing Square and Valeant’s efforts to replace the current, duly elected members of your Board, all of whom have substantial relevant industry experience. We believe strongly that Pershing Square and Valeant’s nominees lack relevant industry experience and, though anyone ultimately elected as a member to your Board has a fiduciary duty to Allergan’s stockholders, in our view, their nominees were selected by Pershing Square and Valeant solely to facilitate an acquisition of Allergan by Valeant in order to transfer Allergan’s inherent and increasing value to Pershing Square and Valeant at a grossly inadequate price. We also believe that your current directors are significantly more qualified and able than Pershing Square and Valeant’s nominees to manage Allergan’s affairs and projected strong growth and, in doing so, act in the best interests of Allergan stockholders with respect to Valeant’s conditional exchange offer.

Accordingly, your Board unanimously recommends that you vote AGAINST Pershing Square and Valeant’s Proposals on the enclosed BLUE proxy card TODAY.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope you will submit your proxy as soon as possible. You may submit a proxy over the internet, by telephone or by signing, dating and returning the enclosed BLUE proxy card in the envelope provided. Information about each of these proxy submission methods is set forth in the accompanying Notice of Special Meeting and Proxy Statement.

We urge you NOT to sign or return any white proxy cards sent by Pershing Square or Valeant. If you have previously signed a white proxy card from Pershing Square or Valeant, you can revoke that earlier proxy and vote by proxy against Pershing Square and Valeant’s Proposals by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, by voting by proxy over the internet using the internet address on the BLUE proxy card or by voting by proxy by telephone using the toll-free number on the BLUE proxy card.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. Thank you for your consideration.

Sincerely yours,

David E.I. Pyott

Chairman of the Board

and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

November     , 2014

TO OUR STOCKHOLDERS:

A Special Meeting of the Stockholders of Allergan, Inc., a Delaware corporation (“Allergan” or the “Company”), will be held on Thursday, December 18, 2014, at             a.m., local time, at             (the “Special Meeting”), for considering the following proposals from Pershing Square Capital Management, L.P. and certain affiliated entities and persons (collectively, “Pershing Square”) and Valeant Pharmaceuticals International, Inc. (“Valeant”) and certain of its officers and affiliates (collectively, “Pershing Square and Valeant’s Proposals”):

1. to remove from Allergan’s Board of Directors (the “Allergan Board”) Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, despite such directors having been duly elected by Allergan’s stockholders at the recent annual meeting of stockholders on May 6, 2014 (the “2014 Annual Meeting”);

2. to request that the Allergan Board elect or appoint six of Pershing Square and Valeant’s nominees to serve as directors for Allergan;

3. to amend Allergan’s Amended and Restated Bylaws (the “Bylaws”) to modify the mechanics for calling a special meeting of the stockholders;

4. to amend the Bylaws to provide specific mechanics for calling a special meeting if no directors or less than a majority of directors are then in office;

5. to amend the Bylaws to modify the mechanics for nominating directors or proposing business at an annual meeting;

6. to amend the Bylaws to fix the authorized number of Allergan directors at nine, if the six proposed members of the Allergan Board are removed;

7. to repeal any amendment to the Bylaws adopted by the Allergan Board without stockholder approval after May 9, 2014 and prior to the effectiveness of the resolution effecting such repeal; and

8. to request that the Allergan Board engage with Valeant, with whom Pershing Square is a self-proclaimed co-bidder, regarding its proposal to acquire Allergan.

The Proxy Statement accompanying this Notice describes each of these proposals in more detail. The Allergan Board recommends a vote AGAINST all of Pershing Square and Valeant’s Proposals.

The proposals stated above are the only proposals to be acted upon at the Special Meeting. Therefore, in accordance with Article II, Section 3(B) of our Bylaws and Section 222(a) of the Delaware General Corporation Law, no other business will be conducted. Stockholders of record at the close of business on October 30, 2014 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

All stockholders as of the close of business on October 30, 2014 are cordially invited to attend the Special Meeting in person, but whether or not you plan to attend, we urge you to review these materials carefully and to vote by proxy by internet, telephone or by submitting your BLUE proxy card as promptly as possible.

Please note that Pershing Square and Valeant have filed a proxy statement with the Securities and Exchange Commission in connection with the proposals stated above.

i

THE ALLERGAN BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY PERSHING SQUARE OR VALEANT.

If you have previously signed a white proxy card sent to you by Pershing Square or Valeant, you can revoke that earlier proxy and vote by proxy against the matters to be voted on at the Special Meeting by signing, dating and returning the enclosed BLUE proxy card in the enclosed postage-paid envelope, by voting by proxy over the internet using the internet address on the BLUE proxy card or by voting by proxy by telephone using the toll-free number on the BLUE proxy card.

By Order of the Board of Directors,

Matthew J. Maletta

Vice President,

Associate General Counsel and Secretary

Irvine, California

November     , 2014

IMPORTANT

Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly by proxy AGAINST Pershing Square and Valeant’s Proposals (as described on pages 22 to 34 of the Proxy Statement).

If you have any questions or need any assistance in voting your shares by proxy, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5187

Banks and brokers may call collect: (212) 750-5833

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 18, 2014

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors (our “Board” or the “Allergan Board”) of Allergan, Inc. (“Allergan,” the “Company,” “we,” “our” or “us”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Thursday, December 18, 2014. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about November     , 2014.

Stockholders of record at the close of business on October 30, 2014 will be entitled to vote at the Special Meeting. At the close of business on October 30, 2014, 297,811,420 shares of our common stock, $0.01 par value per share (the “Common Stock”), were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of Common Stock held.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why am I receiving this Proxy Statement?

As you may be aware, Valeant Pharmaceuticals International, Inc. (“Valeant”) has commenced an unsolicited, conditional exchange offer to acquire all of our outstanding Common Stock (the “Exchange Offer”). In connection with the Exchange Offer, Pershing Square Capital Management, L.P. (collectively, with affiliated entities and persons, “Pershing Square”) and Valeant and certain of its officers and affiliates solicited proxies to request a special meeting of the Company’s stockholders to consider and vote upon the proposals described in this Proxy Statement (“Pershing Square and Valeant’s Proposals”). Allergan is calling the Special Meeting in response to requests from holders of more than the percentage of shares of our Common Stock required to call a special meeting under our Bylaws. Allergan has called this Special Meeting to be held on Thursday, December 18, 2014 for the purpose of considering and voting on Pershing Square and Valeant’s Proposals.

You are receiving this Proxy Statement as a stockholder of Allergan as of October 30, 2014, the record date.

As further described below, we request that you promptly use the enclosed BLUE Proxy Card to vote, by internet, by telephone or by mail, in the event you desire to:

1.	express your opposition to Pershing Square and Valeant’s Proposals, even if you have not already submitted a proxy to Pershing Square or Valeant (or have no intention to do so); or

2.	revoke any proxy that you may have delivered to Pershing Square or Valeant to vote on Pershing Square and Valeant’s Proposals.

What proposals are to be presented at the Special Meeting?

The purpose of the Special Meeting is to consider and vote upon Pershing Square and Valeant’s Proposals. Although the Allergan Board recommends voting AGAINST Pershing Square and Valeant’s Proposals, at the Special Meeting our stockholders will be asked to consider proposals to remove Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer from the Allergan Board, to request that the Allergan Board elect or appoint six of Pershing Square and Valeant’s nominees to serve on the Allergan Board, to amend certain provisions of our Amended and Restated Bylaws (the “Bylaws”) and to request that the Allergan Board engage with Valeant regarding its proposal to acquire Allergan.

Pershing Square and Valeant have filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). You may receive proxy solicitation materials with a white proxy card from Pershing Square or Valeant. OUR BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY PERSHING SQUARE OR VALEANT.

When will the Special Meeting be held?

The Special Meeting is scheduled to be held on Thursday, December 18, 2014.

Who is soliciting my vote?

In this Proxy Statement, the Allergan Board of Directors is soliciting your vote.

Giving us your proxy means that you authorize the proxy holders identified on the BLUE proxy card—Matthew J. Maletta and Arnold A. Pinkston—to vote your shares at the Special Meeting in the manner you direct. You may also abstain from voting. If you sign and return the enclosed BLUE proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Allergan Board, including against Pershing Square and Valeant’s Proposals (see below).

What does the Allergan Board recommend?

The Allergan Board unanimously recommends that you vote by proxy using the BLUE proxy card with respect to Pershing Square and Valeant’s Proposals, as follows:

•	AGAINST the proposal to remove Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer from the Allergan Board (see pages 22 to 26);

•	AGAINST the proposal to request that the Allergan Board elect or appoint six of Pershing Square and Valeant’s nominees to serve as directors for Allergan (see pages 27 to 28);

•	AGAINST the proposal to amend our Bylaws to modify the mechanics for calling a special meeting of the stockholders (see page 29);

•	AGAINST the proposal to amend to our Bylaws to provide specific mechanics for calling a special meeting if no directors or less than a majority of directors are then in office (see page 30);

•	AGAINST the proposal to amend to our Bylaws to modify the mechanics for nominating directors or proposing business at an annual meeting (see page 31);

•	AGAINST the proposal to amend to our Bylaws to fix the authorized number of Allergan directors at nine directors, if the six members of the Allergan Board are removed under the first proposal (see page 32);

•	AGAINST the proposal to repeal any Bylaw amendment adopted by the Allergan Board without stockholder approval after May 9, 2014 and prior to the effectiveness of the resolution effecting such repeal (see page 33); and

•	AGAINST the proposal to request that the Allergan Board engage with Valeant regarding its proposal to acquire Allergan (see page 34).

Our Board urges you NOT to sign or return any white proxy card sent to you by Pershing Square or Valeant. If you have previously signed a white proxy card sent to you by Pershing Square or Valeant you can revoke that earlier proxy and vote by proxy against the matters to be voted on at the Special Meeting by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, by voting by proxy over the internet using the internet address on the BLUE proxy card or by voting by proxy by telephone using the toll-free number on the BLUE proxy card.

What is the position of the Allergan Board regarding the conditional Exchange Offer?

After careful consideration, including a thorough review of the terms and conditions of the conditional Exchange Offer with Allergan’s financial and outside legal advisors, the Allergan Board, by unanimous vote of all of its directors at a meeting held on June 21, 2014, determined that the conditional Exchange Offer is grossly inadequate to Allergan stockholders and that the Exchange Offer is not in the best interests of Allergan or its stockholders. The Allergan Board believes that the conditional Exchange Offer substantially undervalues Allergan’s business, does not adequately reflect the true value of Allergan’s unique market position and business opportunities, and creates significant risks and uncertainties for the stockholders of Allergan, and that the interests of stockholders will be best served by Allergan continuing to pursue its strategic plan.

Since this unanimous determination by the Allergan Board, Allergan’s value has further increased. In line with Allergan’s raised projections, which include expected compounded annual non-GAAP diluted earnings per share (“Adjusted EPS”) growth of more than 20% and free cash flow of approximately $18.0 billion, Allergan reported its strongest quarterly results ever, beating analysts’ estimates for revenue and earnings and has announced a restructuring plan that is expected to result in approximately $475 million in annual pre-tax savings beginning in 2015. Accordingly, our Board unanimously recommends that Allergan’s stockholders reject the conditional Exchange Offer and not exchange their shares of Common Stock.

These Adjusted EPS expectations reflect current assumptions as to certain business and market conditions that are subject to change, including, but are not limited to: double-digit revenue growth estimated by management from 2014 to 2019; continued implementation of Allergan’s restructuring plan; research and development spend to be approximately 13% of product net sales, as targeted by management over the next five years, resulting in additional sales associated with that spend and improved net earnings over that period of time, including 2015 and 2016; selling, general and administrative expenses to be as targeted by management over the next five years, resulting in improved net earnings over that period of time, including 2015 and 2016; retention of intellectual property rights that are important to the anticipated sales growth across Allergan’s products; stable reimbursement of pharmaceutical and medical device products by federal and state government authorities, private health insurers and other organizations, including health maintenance and managed care organizations; preservation of Allergan’s reputation among and relationships with physicians, patients and other customers; absence of unanticipated increases to Allergan’s effective tax rate; and stable global economic conditions and absence of natural disasters and geo-political events that adversely affect our business in the United States or internationally.

These assumptions reflect the Allergan management’s analysis of existing trends and information and represent their judgment only as of the date of this Proxy Statement, and are further subject to the following limitations, among others: changing competitive, market and regulatory conditions; Allergan’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, as well as the general impact of continued economic volatility, can materially affect Allergan’s results or Allergan’s ability to achieve the Adjusted EPS.

Our Board’s reasons and recommendations regarding the conditional Exchange Offer are highlighted on pages 6-8 of this Proxy Statement and a more detailed description is contained in Allergan’s Solicitation/

Recommendation Statement on Schedule 14D-9 filed with the SEC on June 23, 2014, as amended (the “Schedule 14D-9”), which is available on the SEC’s website at www.sec.gov. We urge you to read the Schedule 14D-9 (including any amendments and supplements thereto) because these documents contain important information regarding the Exchange Offer.

A vote for any of Pershing Square and Valeant’s Proposals will help support Valeant’s conditional Exchange Offer.

Why is the Allergan Board recommending against Pershing Square and Valeant’s Proposals?

Our Board strongly believes that Pershing Square and Valeant’s Proposals are not in the best interests of Allergan or its stockholders. We believe that Pershing Square and Valeant’s Proposals are solely designed to enable Pershing Square and Valeant’s nominees to take control of our Board in order to facilitate Valeant’s acquisition of Allergan pursuant to a proposal that our Board has determined is grossly inadequate to Allergan’s stockholders and not in the best interests of Allergan and its stockholders.

Valeant’s incentives for supporting these proposals are apparent, as Valeant seeks to facilitate an acquisition of Allergan at a price most favorable to Valeant. In addition, as a self-proclaimed co-bidder with Valeant, the interests of Pershing Square as a stockholder of Allergan are also not aligned with the interests of all of our stockholders. Pershing Square has announced a web of agreements with Valeant, including an agreement with Valeant under which Pershing Square would receive a fixed number of common shares of Valeant (“Valeant Common Shares”) if the conditional Exchange Offer were to close on its current terms and an agreement under which Pershing Square could purchase $400 million of Valeant Common Shares at a 15% discount. With these arrangements in place, we believe Pershing Square is financially incentivized to help pursue a transaction with Valeant where Valeant would not pay more to other Allergan stockholders than it must to consummate the transaction. Furthermore, it has been widely reported that Pershing Square has already received inquiries about structuring additional transactions in the future that are similar to its current arrangement with Valeant. Therefore, we believe Pershing Square is incentivized to show that this business model provides a quick and cost-effective approach for future acquirors.

As described below under the caption “Legal Proceedings in Connection with the Exchange Offer,” Allergan has brought an action against Valeant, Pershing Square and its principal, William A. Ackman, for violations of federal securities laws. The complaint alleges that the defendants violated federal securities laws prohibiting insider trading, engaged in other fraudulent practices and failed to disclose legally required information. The complaint seeks, among other remedies, a declaration from the court that Pershing Square and Valeant violated insider trading and disclosure laws, and an order rescinding Pershing Square’s purchase of the Allergan Shares that it acquired illegally. Allergan also seeks to enjoin PS Fund 1, LLC, an entity affiliated with Valeant and Pershing Square (“PS Fund 1”) from exercising any of the privileges of ownership attaching to its 9.7% stake in Allergan, including voting or acting at the Special Meeting, and to enjoin the defendants from voting any proxies solicited by them on the basis of disclosures that violated federal securities laws, unless and until corrective disclosures are made.

Our Board strongly believes that the more prudent course of action than that demanded by Valeant and Pershing Square (a stockholder with specific short-term interests that are not aligned with the interests of all of our stockholders) is for Allergan to focus on its operational excellence and to extend its track record of strong and increasing growth that our Board is confident will create significantly more value for stockholders than Pershing Square and Valeant’s Proposals. Our Board had successfully pursued, and continues to pursue, a number of key initiatives to increase stockholder value. These include execution of our restructuring plan in the remainder of 2014 that we expect will deliver annual pre-tax savings of approximately $475 million beginning in 2015, meeting our increased guidance and projections, which include expected compounded annual Adjusted EPS growth of more than 20% and free cash flow of approximately $18.0 billion, and consideration of acquisitions and strategic alternatives that increase stockholder value. For example, prior to the commencement of the tender offer and continuing during the pendency of the tender offer, we have engaged in discussions with a number of parties regarding potential transactions, one of which we announced in August 2014 (the acquisition of the LiRIS® program from TARIS Biomedical). In addition, we have been approached by another party regarding a potential transaction. We cannot provide assurance on the outcome of these contacts regarding transactions we have not announced and because our Board has determined that premature disclosure with respect to the possible terms of any transaction might jeopardize continuation of any discussions or negotiations, our Board has instructed management not to disclose the possible terms of any such transactions or proposals, or the parties thereto, unless and until an agreement in principle relating thereto has been reached or, upon the advice of counsel, as may otherwise be required by law.

If I have already voted by proxy in favor of Pershing Square and Valeant’s Proposals, can I still change my mind?

Yes. To change your vote by proxy, simply sign, date and return the enclosed BLUE proxy card in the accompanying postage-paid envelope, or vote by proxy by telephone or via the internet in accordance with the instructions in the BLUE proxy card. We strongly urge you to revoke any proxy card you may have returned to Pershing Square or Valeant and to vote by proxy AGAINST Pershing Square and Valeant’s Proposals. Only your latest dated proxy will count at the Special Meeting.

Will my shares be voted if I do nothing?

If your shares of our Common Stock are held in registered name, you must sign and return a proxy card in order for your shares to be voted, unless you attend the Special Meeting and vote in person. If your shares of our Common Stock are held in street name and you do not instruct your broker or other nominee how to vote your shares, then, because all of Pershing Square and Valeant’s Proposals are “non-routine matters,” your broker or other nominee would not have discretionary authority to vote your shares on Pershing Square and Valeant’s Proposals. If your shares of our Common Stock are held in street name, your broker, bank or nominee has enclosed a voting instruction form with this Proxy Statement. We strongly encourage you to authorize your broker or other nominee to vote your shares by following the instructions provided on the voting instruction card.

Please return your BLUE proxy card to your nominee and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf.

The way to support our Board is to vote AGAINST all of Pershing Square and Valeant’s Proposals by signing, dating and returning the enclosed BLUE proxy card today in the envelope provided. You may also vote by proxy over the internet using the internet address on the BLUE proxy card or by telephone using the toll-free number on the BLUE proxy card. If your shares are held in street name, you should follow the instructions on your voting instruction form and provide specific instructions to your broker to vote as described above.

Whom should I call if I have questions about the Special Meeting?

If you have any questions or need any assistance in voting your shares by proxy, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5187

Banks and brokers may call collect: (212) 750-5833

*        *        *

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on Thursday, December 18, 2014

Each of the Notice of Special Meeting and this Proxy Statement is available at https://www.proxyvotenow.com/agn.

PERSHING SQUARE AND VALEANT’S EXCHANGE OFFER AND PROXY SOLICITATION

The purpose of the conditional Exchange Offer as stated by Valeant is to acquire control of, and the entire equity interest in, Allergan. Valeant has also stated that it intends, as soon as practicable after the consummation of the Exchange Offer, to seek to consummate a merger of Valeant with Allergan. The Exchange Offer was initially scheduled to expire on August 15, 2014, but Valeant extended the expiration date to December 31, 2014 after announcing that only approximately 4.2% of our Common Stock had been validly tendered. For a more detailed description of the background of the Exchange Offer, please refer to the Schedule 14D-9, which is available on the SEC’s website at www.sec.gov.

Reasons for Recommendation Against the Conditional Exchange Offer

After careful consideration, including a thorough review of the terms and conditions of the conditional Exchange Offer with Allergan’s financial and legal advisors, our Board unanimously determined that the conditional Exchange Offer is grossly inadequate to holders of shares of Common Stock and that the Exchange Offer is not in the best interests of Allergan and its stockholders. Our Board believes that the conditional Exchange Offer substantially undervalues Allergan’s business, does not adequately reflect the true value of Allergan’s unique market position and business opportunities, and creates significant risks and uncertainties for the stockholders of Allergan, and that the interests of stockholders will be best served by Allergan continuing to pursue its strategic plan.

Since this unanimous determination by our Board, Allergan’s value has further increased. In line with Allergan’s raised projections, which include expected compounded annual Adjusted EPS growth of more than 20% and free cash flow of approximately $18.0 billion, Allergan reported its strongest quarterly results ever, beating analysts’ estimates for revenue and earnings and has announced a restructuring plan that is expected to result in approximately $475 million in annual pre-tax savings beginning in 2015. In reaching its determination to reject the conditional Exchange Offer, our Board considered numerous factors in consultation with Allergan’s management and financial and legal advisors, including, but not limited to, the following:

1.	The Exchange Offer is Grossly Inadequate and Substantially Undervalues our Board’s Assessment of Allergan’s Industry-Leading Position, Financial Performance, Strong Balance Sheet, Exceptional Management and Accelerating Growth

Our Board believes that the conditional Exchange Offer is grossly inadequate and substantially undervalues Allergan because it does not reflect our Board’s assessment of the underlying value of Allergan’s assets, operations and prospects, including its industry-leading position and accelerating growth. Specifically, our Board believes the conditional Exchange Offer does not reflect Allergan’s:

•	longstanding track record of innovation and operational excellence that has created strong and sustainable stockholder value over a substantial period of time;

•	promising outlook that should create significant near-term and long-term value for stockholders;

•	future prospects that are driven by a robust pipeline of new products and services arising from a longstanding and successful dedication to research and development (“R&D”);

•	previously announced restructuring that is expected to result in annual pre-tax savings of approximately $475 million beginning in 2015 while preserving Allergan’s robust R&D pipeline and commitment to innovation;

•	strong quarterly results after the announcement of the conditional Exchange Offer;

•	five-year strategic plan that our Board believes will generate compounded annual Adjusted EPS growth of more than 20%, which translates into $10.25 per share of Adjusted EPS in 2016; and

•	strong balance sheet and ample leverage capacity that gives Allergan tremendous capacity to consider and engage in strategic alternatives in the future that increase stockholder value.

2.	We Believe Valeant’s Business Model Creates Significant Risks and Uncertainties for Allergan’s Stockholders

The conditional Exchange Offer is not an all-cash offer, and it is very likely that Allergan’s stockholders will be required to accept Valeant Common Shares in the Exchange Offer. Our Board believes that Allergan’s stockholders are exposed to significant risks and uncertainties on account of the substantial Valeant Common Share component of the conditional Exchange Offer. We believe these risks include:

•	the possibility that Valeant’s acquisition-based revenue growth is unsustainable, and that Valeant’s low organic growth is driven by price increases that will prove unsustainable;

•	the aggressive nature of Valeant’s projected synergies claims;

•	a lack of investment by Valeant that would put Allergan’s core business at risk under Valeant’s ownership;

•	Valeant’s financial statements, which we believe provide less disclosure with regard to (i) revenue by franchise, product group, therapeutic class, product and brand (ii) the contribution of individual products to variance and (iii) qualitative discussion of product- or brand-level results or consumer trends, in each case, as compared to Allergan and its industry peers;

•	Valeant’s lack of R&D capabilities when compared to Allergan’s track record of innovation and value creation;

•	Valeant’s significant long-term debt, in excess of $17.0 billion as of June 30, 2014, which would further dramatically increase if the conditional Exchange Offer were to be consummated and severely limit strategic flexibility on an ongoing basis (as compared to Allergan, which has tremendous capacity for future strategic options to increase stockholder value); and

•	Valeant’s dramatic loss of market share of its filler and toxin assets when in head-to-head competition with Allergan’s business. In its quarterly report on Form 10-Q for the quarter ended June 30, 2014, Valeant disclosed a decrease in product sales of $33.7 million and $57.2 million in the second quarter and first half of 2014, respectively, related to filler and toxin assets. Based on our analysis, Allergan’s market share of the U.S. dermal facial fillers market increased from approximately 40% in the second quarter of 2013 to approximately 64% in the second quarter of 2014 while Valeant’s market share fell from approximately 36% to approximately 17% over the same period.

3. Pershing Square and Valeant Have Used Highly Questionable Tactics in an Attempt to Facilitate a Series of Grossly Inadequate Proposals that we Believe Violated Insider Trading Laws

Valeant’s self-proclaimed co-bidder, Pershing Square, only became a stockholder of Allergan in 2014, after a rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of our Common Stock. When Pershing Square acquired beneficial ownership of its shares of Common Stock, it knew but did not disclose to other Allergan stockholders or those from whom it purchased such shares that Valeant was planning to announce an unsolicited proposal to acquire Allergan.

As described below under the caption “Legal Proceedings in Connection with the Exchange Offer,” Allergan has brought an action against Valeant, Pershing Square and its principal, William A. Ackman, for violations of federal securities laws. The complaint alleges that the defendants violated federal securities laws prohibiting insider trading, engaged in other fraudulent practices and failed to disclose legally required information. The complaint seeks, among other remedies, a declaration from the court that Pershing Square and Valeant violated insider trading and disclosure laws, and an order rescinding Pershing Square’s purchase of the Allergan Shares that it acquired illegally.

4. We Believe the Quantity and Nature of the Exchange Offer’s Conditions Create Significant Uncertainty and Risk

Our Board believes that the numerous conditions set forth in the Exchange Offer create significant uncertainty and risk as to whether the Exchange Offer can be completed and the timing for completion. As described in “Item 2. Identity and Background of Filing Person—Offer” and in Annex A attached to the Schedule 14D-9, the Exchange Offer is subject to a litany of conditions, some of which are beyond the control of either Valeant or Allergan.

Our Board believes that the effect of these, and other numerous conditions, is that Allergan’s stockholders cannot be assured that Valeant will be able to consummate the Exchange Offer. The conditions to the Exchange Offer are for the sole benefit of Valeant and may be asserted by Valeant regardless of the circumstances (including any action or inaction by Valeant) giving rise to any such conditions or may, to the extent permitted by law, be waived by Valeant in whole or in part at any time and from time to time in Valeant’s sole discretion.

While certain conditions to the Exchange Offer, such as the condition relating to the redemption or inapplicability of the rights issued pursuant to the Rights Agreement (as defined below), are within the control of Allergan, the majority are beyond Allergan’s control, and there are others that are not waivable by Valeant, including the antitrust condition, the Valeant shareholder approval condition, the stock exchange listing condition and the anti-takeover devices condition. Additionally, certain prongs of the anti-takeover devices condition are not capable of being satisfied, including, specifically, the condition relating to Article 15 of Allergan’s Amended and Restated Certificate of Incorporation (the “Charter”) and the condition relating to Section 251(h) of the Delaware General Corporation Law. As for the condition relating to Article 15 of the Charter, it is Allergan’s position that it would not be valid for a majority of the independent directors of Allergan to determine that Valeant is not an interested stockholder of Allergan under Article 15 of the Charter since Valeant and Pershing Square were joint filers of statements on Schedule 13D reporting beneficial ownership of 9.7% of the outstanding Common Stock of Allergan. As a result, under Article 15 of the Charter, Valeant’s proposed second-step merger may not be effected without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock then held by persons other than Valeant, Pershing Square and their respective affiliates and associates. With respect to the condition relating to Section 251(h) of the Delaware General Corporation Law, it is Allergan’s position that it is not possible for Valeant’s proposed second-step merger to be completed in the short-form manner permitted by Section 251(h) of the Delaware General Corporation Law since that statute only applies where the certificate of incorporation of the target corporation does not expressly require a vote of stockholders to effect the merger, and here, as explained in the previous two sentences, Allergan believes that Article 15 of the Charter expressly does require a vote of stockholders. Therefore, Valeant cannot accept for exchange any shares of Common Stock tendered in the Exchange Offer until all of these conditions are satisfied. None of these conditions is satisfied as of the date of this Proxy Statement and it is uncertain whether and when these conditions will be satisfied, if at all.

5. Allergan Has Received an Inadequacy Opinion From Each of its Financial Advisors

Our Board considered the fact that on June 21, 2014, each of Goldman, Sachs & Co. (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) rendered an oral opinion to our Board, subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders (other than AGMS Inc., Pershing Square and any of their respective affiliates) of shares of Common Stock pursuant to the Exchange Offer was inadequate from a financial point of view to such holders. The full texts of the written opinions of each of Goldman Sachs and BofA Merrill Lynch, each dated June 21, 2014, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached as Annexes B and C to the Schedule 14D-9, respectively. Each of Goldman Sachs and BofA Merrill Lynch provided its opinion for the information and assistance of our Board in connection with its consideration of the conditional Exchange Offer. The opinions of Goldman Sachs and BofA Merrill Lynch are not recommendations as to whether or not any holder of shares of Common Stock should tender such shares in connection with the conditional Exchange Offer or any other matter.

Background of Pershing Square and Valeant’s Solicitation

A more detailed description of the background of the conditional Exchange Offer and our Board’s reasons and recommendations regarding the conditional Exchange Offer can be found in the Schedule 14D-9, which is available at the SEC’s website at www.sec.gov. Free copies may be obtained by directing a request to Investor Relations, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612.

In September 2012, Michael Pearson, Chairman and Chief Executive Officer of Valeant, approached David Pyott, Allergan’s Chairman of the Board and Chief Executive Officer, regarding a potential transaction between Valeant and Allergan. Mr. Pyott informed Mr. Pearson that Allergan was not interested at that time.

In February 2014, Mr. Pearson scheduled a meeting with Mr. Pyott, but subsequently cancelled it.

On April 21, 2014, Pershing Square and Valeant each filed a Schedule 13D with the SEC (the “Schedule 13Ds”) disclosing Pershing Square’s holding of a 9.7% interest in our Common Stock. According to the Schedule 13Ds, Pershing Square acquired its shares of Common Stock in fulfillment of certain of its obligations pursuant to its contractual arrangement with Valeant, and acquired such shares with full knowledge of the material nonpublic information that Valeant intended to make a bid for Allergan.

On April 22, 2014, Mr. Pyott received an unsolicited proposal from Mr. Pearson to acquire all of the outstanding shares of our Common Stock in exchange for 0.83 shares of Valeant Common Shares and $48.30 in cash per share of our Common Stock (the “Initial Proposal”). Prior to the Initial Proposal, our Board had not received any communication from either Valeant or Pershing Square regarding the Initial Proposal or any other proposed business combination between Allergan and both Valeant and Pershing Square.

On April 22, 2014, our Board held a special meeting to discuss, among other things, the Initial Proposal and Pershing Square’s arrangements with Valeant as disclosed in the Schedule 13Ds. Representatives from Goldman Sachs and BofA Merrill Lynch, Allergan’s independent financial advisors, and Latham & Watkins LLP (“Latham”), Allergan’s legal advisor, and Richards, Layton & Finger, P.A., Allergan’s Delaware counsel, were present at the meeting. At the meeting, our Board adopted a rights agreement, between Allergan and Wells Fargo Bank, N.A. (the “Rights Agreement”). The Rights Agreement was not intended to prevent an acquisition of the Company on terms that our Board considers favorable to, and in the best interests of, all Allergan stockholders. Rather, the Rights Agreement aimed to provide our Board with adequate time to fully assess and respond to any proposal.

On May 5, 2014, Michael Gallagher, the lead independent director of our Board, received a letter from Pershing Square in which it recommended that our Board begin discussions with Valeant “in the very near future” because, among other things, Valeant may reduce its offer under the Initial Proposal if Allergan did not engage.

On May 6, 2014, Allergan held the 2014 Annual Meeting. At the 2014 Annual Meeting, among other items, all of the members of our Board were re-elected, including Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, and Allergan’s stockholders approved an amendment to the Charter allowing stockholders to act by written consent, subject to certain restrictions and limitations.

On May 10, 2014, our Board held a special meeting to continue its consideration of the Initial Proposal with its financial and legal advisors. At the meeting, our Board unanimously rejected the Initial Proposal, concluding after a comprehensive review, conducted in consultation with its financial and legal advisors, that the Initial Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders, and was not in the best interests of the Company and its stockholders.

On May 12, 2014, the Company sent a letter to Valeant and issued a press release announcing our Board’s determination and filed an investor presentation with the SEC in which it updated guidance and highlighted the

Company’s market-leading positions, diversified product portfolio, operational excellence, consistent outperformance of peers in R&D innovation and strong growth prospects.

On May 27, 2014, the Company filed an investor presentation with the SEC detailing its initial concerns about the sustainability of Valeant’s business model. The Company also noted that it had retained two nationally recognized financial consultants and forensic accountants, Alvarez & Marsal and FTI Consulting, to evaluate certain concerns about the inherent value of Valeant’s business model and stock. The presentation raised a number of important issues about Valeant’s business model and stock value of which our Board and management believed Allergan’s stockholders needed to be aware. These included questions regarding what Allergan believes to be Valeant’s: 1) low organic growth, 2) acquisition-driven top-line growth, 3) unsustainable price increases, 4) rapid erosion of the durable business acquired from Medicis Pharmaceutical Corporation within a short time, 5) lack of experience promoting products of Allergan’s scale, 6) the instability of its management team, 7) the inability of Valeant to achieve its stated synergies without destroying Allergan’s near-term and long-term value, 8) significantly weaker market share position compared to Allergan in important emerging markets, 9) unusual tax structure, 10) magnitude and regularity of non-GAAP adjustments compared with others in the industry, and 11) unsustainable business model, centered on a serial acquisition and cost cutting strategy.

On May 28, 2014, Valeant hosted an investor meeting and webcast and Mr. Pearson sent a letter to Mr. Pyott and our Board, revising the terms of its Initial Proposal, leaving the share consideration at 0.83 of Valeant Common Shares and raising the cash consideration to $58.30 per share of Common Stock, with the possibility of a contingent value right (“CVR”) related to DARPin® sales (the “Revised Proposal”).

On May 30, 2014, prior to any announcement by our Board regarding the Revised Proposal, Valeant and Pershing Square issued a press release and Mr. Pearson wrote a letter to Mr. Pyott and our Board making a re-revised proposal, leaving the share consideration at 0.83 Valeant Common Shares and raising the cash consideration to $72.00 per share of Common Stock, with the possibility of a CVR related to DARPin® sales (the “Re-Revised Proposal”).

On June 2, 2014, Pershing Square filed its first preliminary proxy statement with respect to soliciting Allergan stockholders to request a special meeting (the “Pershing Square/Valeant Special Meeting Solicitation”)

On June 6, 2014, Pershing Square sent a letter to Allergan seeking, among other things, confirmation that Allergan would not take the position that the solicitation and receipt of revocable proxies by Pershing Square in connection with its request to cause Allergan to call a special meeting of stockholders pursuant to the Charter and Bylaws would trigger the rights under the Rights Agreement.

On June 9, 2014, our Board held a meeting at which it continued its consideration of the Re-Revised Proposal. At the meeting and after a comprehensive review, our Board unanimously determined, after consultation with its financial and legal advisors, that the Re-Revised Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders of Allergan, and was not in the best interests of the Company and its stockholders. On June 10, 2014, the Company sent a letter to Mr. Pearson setting forth our Board’s conclusion regarding the Re-Revised Proposal and filed an updated investor presentation with the SEC with additional detail on the considerations behind our Board’s rejection.

On, June 11, 2014, Allergan responded to Pershing Square’s June 6, 2014 letter. In addition, Allergan offered in its June 11, 2014 letter to Pershing Square to arrange a conference call to discuss any specific interpretational questions about the Rights Agreement.

On June 12, 2014, without making any further contact with Allergan following Allergan’s invitation in its June 11, 2014 letter to discuss any specific interpretational questions about the Rights Agreement, Pershing Square filed a complaint in the Delaware Court of Chancery, captioned PS Fund 1, LLC v. Allergan, Inc., C.A.

No. 9760 (Del. Ch.) (the “Delaware Rights Agreement Litigation”), seeking declarations that certain actions taken in connection with the stockholder-called special meeting request would not trigger the Rights Agreement as well as an injunction against Allergan taking any steps to enforce the relevant provisions of the Rights Agreement until the Court ruled on Pershing Square’s requested relief.

On June 16, 2014, Allergan filed its preliminary revocation statement with respect to the Pershing Square/Valeant Special Meeting Solicitation.

On June 18, 2014, Valeant commenced the conditional Exchange Offer by filing a Schedule TO and a registration statement on Form S-4 with the SEC.

On June 21, 2014, our Board met to review the formal terms of the Exchange Offer with the assistance of Allergan’s financial and legal advisors. At the meeting, each of Goldman Sachs and BofA Merrill Lynch rendered an oral opinion to our Board, subsequently confirmed in writing, to the effect that, as of June 21, 2014 and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders (other than Valeant, Pershing Square and any of their respective affiliates) of shares of Common Stock pursuant to the conditional Exchange Offer was inadequate from a financial point of view to such holders. The full texts of the written opinions of each of Goldman Sachs and BofA Merrill Lynch, each dated June 21, 2014, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached as Annexes B and C, respectively, to the Schedule 14D-9. After careful consideration, including a thorough review of the terms and conditions of the Exchange Offer with Allergan’s financial and legal advisors, our Board, by unanimous vote of all of its directors, determined that the Exchange Offer is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for Allergan and is not in the best interests of Allergan and its stockholders.

On June 23, 2014, Allergan filed the Schedule 14D-9.

On June 24, 2014, Valeant filed a preliminary proxy statement with respect to the calling of a special meeting of Valeant’s stockholders to approve the issuance of Valeant Common Shares in connection with an acquisition of Allergan.

On June 27, 2014, Allergan and Pershing Square entered into a stipulation (the “Stipulation Agreement”) agreeing to dismiss the Delaware Rights Agreement Litigation. Before Pershing Square initiated the litigation, Allergan had invited Pershing Square by letter dated June 11, 2014 to discuss its concerns related to the Rights Agreement and the Bylaws.

On July 11, 2014, Pershing Square filed a definitive proxy statement with respect to the Pershing Square/Valeant Special Meeting Solicitation.

On July 21, 2014, Allergan issued its earnings release for the quarter ended June 30, 2014, reporting a 23.8% increase in Adjusted EPS attributable to stockholders and an increase in total product net sales of 15.9% compared to the quarter ended June 30, 2013. Allergan also announced a restructuring of its operations and processes as part of its efforts to increase stockholder value that it estimated would deliver annual pre-tax savings of approximately $475 million beginning in calendar year 2015 as compared to previously communicated expectations for 2015. Allergan also raised its outlook for the full year of 2014, expecting total product net sales between $6.9 billion and $7.05 billion.

On July 31, 2014, Valeant reported its financial results for the quarter ended June 30, 2014. In it, Valeant lowered its guidance for 2014 from $8.3 - $8.7 billion to $8.0 - $8.3 billion in revenues. Additionally, Valeant lowered its “cash earnings per share” guidance for 2014 from $8.55 - $8.80 to $7.90 - $8.10.

On August 1, 2014, Allergan filed a complaint in the United States District Court for the Central District of California against Valeant, Pershing Square, its principal William A. Ackman and certain of their affiliates, captioned Allergan, Inc. v. Valeant Pharmaceuticals International, Inc., et. al. (the “Insider Trading Litigation”). The complaint alleges that Valeant, Pershing Square and Mr. Ackman violated federal securities laws prohibiting insider trading, engaged in other fraudulent practices and failed to disclose legally required information. The complaint seeks, among other remedies, a declaration from the court that Pershing Square and Valeant violated insider trading and disclosure laws and an order rescinding Pershing Square’s purchase of the shares of Common Stock that it acquired illegally.

On August 8, 2014, Allergan filed with the SEC a definitive revocation solicitation statement related to the Pershing Square/Valeant Special Meeting Solicitation.

On August 15, 2014, Valeant extended the expiration of the Exchange Offer until 5:00 p.m., New York City time, on December 31, 2014, unless further extended.

On August 22, 2014, Pershing Square delivered written requests from Allergan stockholders in connection with Pershing Square’s request to call the Special Meeting.

On August 22, 2014, without contacting Allergan to discuss the submitted special meeting requests, Pershing Square commenced an action in the Delaware Court of Chancery, captioned PS Fund 1, LLC v. Allergan, Inc., C.A. No. 10057 (Del. Ch.) (the “Special Meeting Request Litigation”) seeking declaratory and injunctive relief, including, among other things, a declaration that Pershing Square, Valeant and certain affiliates had validly requested a special meeting and that Article II, Section 3 of the Bylaws was facially invalid.

On August 26, 2014, in connection with the Insider Trading Litigation, Allergan announced that it requested the federal court to set an expedited schedule for discovery and a motion for a preliminary injunction against Valeant, Pershing Square and Mr. Ackman for violations of the federal securities laws. In addition, Allergan also announced that it would hold the Special Meeting on December 18, 2014, subject to confirmation that the meeting has been validly requested in compliance with the Bylaws.

On September 4, 2014, Pershing Square and Valeant filed with the SEC its first preliminary proxy statement seeking proxies from Allergan stockholders to vote for Pershing Square and Valeant’s Proposals at the Special Meeting.

On September 12, 2014, Pershing Square delivered additional written requests from Allergan stockholders in connection with the Pershing Square/Valeant Special Meeting Solicitation. Pershing Square has announced that it has submitted written requests representing approximately 35.68% of outstanding Common Stock, though, because of the agreement that Allergan, Pershing Square and Valeant entered into on September 15, 2014 (as described below), Allergan has not verified the accuracy of that figure.

On September 15, 2014, Allergan announced that it reached an agreement with Pershing Square and Valeant, under which Allergan agreed to hold the Special Meeting on the originally scheduled date of December 18, 2014, and Pershing Square and Valeant agreed to dismiss the Special Meeting Request Litigation.

On September 16, 2014, the Special Meeting Request Litigation was settled and dismissed.

On September 24, 2014, Pershing Square and Valeant filed with the SEC a definitive proxy statement related to the Special Meeting.

On October 6, 2014, Allergan filed a preliminary proxy statement related to the Special Meeting.

On October 9, 2014, Allergan issued a press release in which it provided updates on Adjusted EPS and sales expectations for the third quarter of 2014 and full years 2014, 2015 and 2016. Among other updates, Allergan announced that it expects Adjusted EPS for 2014 to be between $6.20 and $6.25, representing an increase of between 30% and 31% compared to 2011, and expects product net sales for 2014 to increase between 14% and 15% compared to 2013. Allergan also announced that it expects Adjusted EPS to be approximately $8.60 for 2015 and approximately $10.25 for 2016, respectively.

On October 23, 2014, Allergan filed an amendment to the preliminary proxy statement related to the Special Meeting.

On October 28, 2014, the United States District Court for the Central District of California heard the Preliminary Injunction Motion (as defined below).

On November 3, 2014, Allergan filed an amendment to the preliminary proxy statement related to the Special Meeting.

Legal Proceedings in Connection with the Exchange Offer

Action Against Valeant, Pershing Square and William A. Ackman for Violations of Federal Securities Laws

On August 1, 2014, Allergan filed a complaint in the United States District Court of the Central District of California against Valeant, Pershing Square, its principal William A. Ackman, PS Fund 1 and certain of their affiliates (collectively, the “Defendants”), captioned Allergan, Inc. v. Valeant Pharmaceuticals International, Inc., et. al. The complaint alleges that the Defendants violated federal securities laws prohibiting insider trading, engaged in other fraudulent practices and failed to disclose legally required information. The complaint seeks, among other remedies, a declaration from the court that Pershing Square and Valeant violated insider trading and disclosure laws, and an order rescinding Pershing Square’s purchase of the Allergan Shares that it acquired illegally. The foregoing description is qualified in its entirety by reference to the contents of the complaint, which is attached to the Schedule 14D-9 as Exhibit (a)(27). A press release issued by Allergan announcing the filing of the lawsuit is attached to the Schedule 14D-9 as Exhibit (a)(28).

On August 19, 2014, Valeant and Pershing Square answered the complaint and filed counterclaims against Allergan, asserting violations of federal securities laws prohibiting false and misleading disclosures. Allergan filed its answer on September 2, 2014.

Allergan is seeking to enjoin PS Fund 1 from exercising any of the privileges of ownership attaching to its 9.7% stake in Allergan, including voting or acting at the Special Meeting, and to enjoin the Defendants from voting any proxies solicited by them on the basis of disclosures that violated federal securities laws, unless and until corrective disclosures are made (the “Preliminary Injunction Motion”). The parties agreed to expedited discovery and a briefing schedule on the Preliminary Injunction Motion, which was heard by the court on October 28, 2014.

Stockholder Class Action Suits

On May 5, 2014, the City of Westland Police & Fire Retirement System filed a purported stockholder class action complaint in the Delaware Court of Chancery against Allergan and its directors, challenging our Board’s interpretation of an amendment to Allergan’s Charter, and seeking a declaration that the amendment would not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors; that the proxy disclosure issued in connection with the amendment was incorrect and/or misleading; and that the Allergan directors breached their fiduciary duties in issuing the disclosure. The complaint also sought an order directing our Board to issue a supplemental corrective disclosure regarding the amendment, among other relief. On May 14, 2014, the City of Westland Police & Fire Retirement System filed a motion for expedited proceedings on the action for declaratory judgment. On May 21, 2014, the Delaware Court of Chancery denied the City of Westland Police & Retirement System’s motion for expedited proceedings. On June 2, 2014, Allergan and its directors moved to dismiss the complaint.

On May 20, 2014, the Police Retirement System of St. Louis filed a stockholder class action complaint in the Delaware Court of Chancery against Allergan and its directors seeking declaratory relief preventing our Board from considering constituencies other than stockholders in evaluating a takeover proposal by Pershing Square and Valeant. The complaint alleged that Article 16 of the Charter, which permits our Board to consider all constituencies when evaluating whether to sell Allergan, conflicts with our Board’s fiduciary duty to maximize stockholder value and therefore cannot be relied upon in sale deliberations, and sought a finding that Article 16 of the Charter is contrary to Delaware law and requested an injunction preventing our Board from responding to Valeant’s takeover proposal without having stockholders’ interests as their sole consideration, among other relief.

On May 23, 2014, the City of Riviera Beach Police Officers Pension Fund filed a stockholder class action complaint in the Delaware Court of Chancery against Allergan and its directors. The allegations were substantially similar to those in the City of Westland Police & Fire Retirement System action. The complaint sought a declaratory judgment that: (i) Allergan stockholders could fill vacancies on our Board pursuant to Delaware law, notwithstanding our Board’s interpretation of an amendment to the Charter; and (ii) that the amendment would not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors. The complaint further alleged that our Board had breached its fiduciary duty by interpreting the amendment in a misleading and/or incorrect way.

On June 13, 2014, the Delaware Court of Chancery consolidated the City of Westland Police & Fire Retirement System, Police Retirement System of St. Louis and City of Riviera Beach Police Officers Pension Fund actions under the caption In re Allergan, Inc. Stockholder Litigation. On June 17, 2014, the plaintiffs in the consolidated class action (“Plaintiffs”) filed a verified consolidated class action complaint. The consolidated action sought declaratory judgments that: (i) our Board may only consider the maximization of stockholder value in responding to a takeover proposal and may not rely on Article 16 of the Charter to consider all constituencies in deciding whether to sell Allergan; (ii) Allergan’s stockholders may remove and replace the entire Board in a single special meeting notwithstanding our Board’s interpretation of an amendment to the Charter; (iii) soliciting proxies to call a special meeting would not trigger the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement; and (iv) exercising statutory rights under Delaware law to replace directors would not trigger the Rights issued pursuant to the Rights Agreement. The complaint further alleged that our Board breached its fiduciary duty to the extent that the proxy disclosure issued in connection with the amendment to the Charter was incorrect and/or misleading and sought injunctive relief to the extent the Rights Agreement precludes the solicitation of proxies or the exercise of stockholder rights. Plaintiffs filed a motion for summary judgment, which Allergan has opposed.

PS Fund 1’s Action Regarding the Rights Agreement

On June 6, 2014, Pershing Square’s Chief Legal Counsel wrote a letter to Allergan inquiring with respect to the Rights Agreement. On June 11, 2014, Allergan’s counsel wrote Pershing Square’s Chief Legal Counsel a letter responding to his June 6th letter and requesting Pershing Square to contact Allergan with any specific questions about the Rights Agreement. Pershing Square did not respond to that request, and instead, the next day on June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and injunctive relief, including, among other things, a declaration that (1) communications among PS Fund 1 or Pershing Square and other Allergan stockholders would not trigger the Rights issued pursuant to the Rights Agreement, or alternatively (2) the relevant provisions of the Rights Agreement are invalid as a matter of law. On the same date, PS Fund 1 filed a motion seeking to expedite the resolution of the litigation. On June 18, 2014, Allergan filed an opposition to PS Fund 1’s motion for expedited proceedings.

On June 19, 2014, at a hearing on PS Fund 1’s motion for expedited proceedings, the Court of Chancery granted PS Fund 1’s motion and scheduled a hearing date of July 7, 2014 for PS Fund 1’s motion for summary judgment and Allergan’s motion to dismiss.

On June 27, 2014, Allergan and PS Fund 1 entered into a stipulation agreeing to dismiss the litigation. Before and after PS Fund 1 initiated the litigation, Allergan had invited PS Fund 1 and Pershing Square to discuss their concerns related to the Rights Agreement and Bylaws. On August 16, 2014, the case settled and was dismissed.

PS Fund 1’s Action Regarding the Special Meeting Request

On August 22, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and injunctive relief, including, among other things, a declaration that (1) PS Fund 1 and supporting stockholders had validly requested a special meeting under the Charter and any applicable provision of the Bylaws, and (2) Article II, Section 3 of the Bylaws was facially invalid as a matter of law. On September 16, 2014, the case settled and was dismissed, with Allergan agreeing to hold a special meeting of stockholders on December 18, 2014.

IMPORTANT

Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed BLUE proxy card to vote by proxy AGAINST Pershing Square and Valeant’s Proposals or use the BLUE proxy card to vote by proxy by telephone or by internet.

We urge you NOT to sign or return any white proxy card sent to you by Pershing Square or Valeant. Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous BLUE proxy cards sent by you to support our Board. If you have already submitted a proxy to Pershing Square or Valeant, you may revoke that proxy by signing, dating and mailing the enclosed BLUE proxy card. You may also vote by proxy over the internet using the internet address on the BLUE proxy card or by telephone using the toll-free number on the BLUE proxy card or, if you are a street name holder, by following the instructions on your Voting Instruction Form.

SPECIAL MEETING PROCEDURES

Special Meeting Admission

Only Allergan stockholders may attend the Special Meeting. Proof of ownership of our Common Stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Special Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership as of the close of business on October 30, 2014, the record date, to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Who Can Vote, Outstanding Shares

Record holders of our Common Stock as of October 30, 2014 may vote at the Special Meeting. As of the record date, there were 297,811,420 shares of our Common Stock (exclusive of approximately 9,794,440 shares of Common Stock held in treasury) outstanding, each entitled to one vote. The shares of Common Stock held in our treasury will not be voted at the Special Meeting. There were approximately 4,258 stockholders of record as of the record date.

How You Can Vote

You can vote by attending the Special Meeting and voting in person or you can vote by proxy. If you are the record holder of your stock, you can vote by proxy by submitting your proxy via the internet, by telephone or through the mail.

To vote by proxy via the internet, follow the instructions on the Notice or go to the internet address stated on your proxy card. To vote by proxy by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to vote by proxy via the internet or request a proxy card.

As an alternative to voting by proxy by telephone or via the internet, you may vote by proxy by mail by simply marking your BLUE proxy card, signing and dating it and returning it in the postage-paid envelope provided.

If you hold your shares of Common Stock through a broker, bank or other nominee, then you will receive instructions from such institution or person on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy using the BLUE proxy card even if you plan to attend the Special Meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a BLUE proxy card, such shares will be voted by the proxy holders named on the enclosed BLUE proxy card according to the recommendation of our Board: AGAINST each of Pershing Square and Valeant’s Proposals. In their discretion, the proxy holders named in the BLUE proxy card are authorized to vote on any other matters that may properly come before the Special Meeting and at any continuation, postponement or adjournment of the Special Meeting. As of the date of this Proxy Statement, our Board is not aware of any other items of business that will be presented for consideration at the Special Meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note that if your shares of Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting, your vote in person at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

Stockholders who wish to attend the Special Meeting will be required to present verification of ownership of our Common Stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Special Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting. There will be security present at the Special Meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the Special Meeting;

•	presenting to our Secretary, at or before the Special Meeting, a later dated proxy executed by the person who executed the prior proxy;

•	submitting another proxy by telephone or via the internet (your latest telephone or internet voting instructions are followed); or

•	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, California 92623, or hand delivered to our Secretary at or before the voting at the Special Meeting.

If you hold your shares of Common Stock through a broker, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or in person at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

A broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Broker non-votes result when shares are held by a broker who has not received voting instructions from the beneficial owner, there is at least one item for which the broker has discretionary voting authority and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority. We do not believe that there will be any broker non-votes at the Special Meeting because we do not believe that any of the items on the agenda will qualify for discretionary voting treatment by a broker.

Pershing Square and Valeant Proposal No. 1: Removal of Allergan Directors. The approval of Proposal No. 1, removal of Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer from our Board requires the affirmative vote of at least a majority of the outstanding shares entitled to vote generally in the election of directors of Allergan. Abstentions and broker non-votes, if any, will have the same effect as votes against this proposal.

Pershing Square and Valeant Proposal No. 2: Request to Elect or Appoint Pershing Square and Valeant’s Nominees as Directors for Allergan. The approval of Proposal No. 2, regarding the request to elect or appoint Pershing Square and Valeant’s six nominees as directors for Allergan requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner. Our Charter provides that newly created directorships resulting from any increase in the number of directors or any vacancy on our Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by a sole remaining director then in office. Proposal No. 2 is non-binding in nature and thus our Board will be under no legal obligation to take action with respect to this request, no matter how many votes are cast in favor of this Proposal No. 2. Our Board has made no determination as of the date of this Proxy Statement with respect to what actions it will take if Proposal No. 2 is approved by the requisite number of votes, but will consider all factors it deems relevant at such time, consistent with its fiduciary duties, before taking any action. These factors may include the selection criteria and guidelines that have been established by our Corporate Governance and Compliance Committee to evaluate the qualifications of director nominees, including diversity, age, skills such as understanding of research and development, manufacturing technologies, international background, etc., all in the context of an assessment of the perceived needs of our Board at that time.

Pershing Square and Valeant Proposal No. 3: Amendment to Our Bylaws to Modify Special Meeting Procedures. The approval of Proposal No. 3, regarding the amendment to the special meeting procedures set forth in our Bylaws requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Pershing Square and Valeant Proposal No. 4: Amendment to Our Bylaws to add Special Meeting Procedures if no Directors or less than a Majority of Directors are in Office. The approval of Proposal No. 4, regarding the addition of certain special meeting procedures requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Pershing Square and Valeant Proposal No. 5: Amendment to Our Bylaws to Modify Procedures for Nominating Directors or Proposing Business at an Annual Meeting. The approval of Proposal No. 5, regarding the amendment of certain annual meeting procedures requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Pershing Square and Valeant Proposal No. 6: Amendment to Our Bylaws to Fix the Authorized Number of Directors. The approval of Proposal No. 6, regarding the affixing of the authorized number of Allergan directors as set forth in our Bylaws, requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Pershing Square and Valeant Proposal No. 7: Bylaws Amendment Repeal Proposal. The approval of Proposal No. 7, regarding the repeal of any other amendments to our Bylaws requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Pershing Square and Valeant Proposal No. 8: Request for Engagement in Discussions with Valeant. The approval of Proposal No. 8, regarding the request to our Board to engage in discussions with Valeant regarding the potential acquisition of Allergan requires the affirmative vote of a majority of shares present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner. Proposal No. 8 is non-binding in nature and thus our Board will be under no legal obligation to take any action with respect to this request, no matter how many votes are cast in favor of this Proposal No. 8. Our Board has made no determination as of the date of this Proxy Statement with respect to what actions it will take if Proposal No. 8 is approved by the requisite number of votes, but will consider all factors it deems relevant at such time, consistent with its fiduciary duties, before taking any action. These factors include the adequacy of the offer compared to the value of Allergan’s assets, operations and prospects at such time as well as the risks and uncertainties inherent in the offer.

Costs of Solicitation

The total cost of this solicitation will be borne by us. We estimate that the total expenditures relating to this solicitation (other than salaries and wages of officers and employees) will be approximately $        , of which approximately $         has been incurred as of the date hereof. The Company may, from time to time, request that certain of its employees perform certain tasks in connection with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by internet or in person.

We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for a fee estimated to be approximately $1.75 million, plus the reimbursement of out-of-pocket expenses incurred on our behalf. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of our Common Stock. Innisfree has advised us that approximately              of its employees will be involved in the solicitation of proxies by Innisfree on behalf of the Company. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be “participants” in this proxy solicitation. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in Annex A, Annex B and Annex C hereto for information about our directors. Except as described in this Proxy Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Appraisal Rights

Our stockholders do not have appraisal rights under Delaware law in connection with this proxy solicitation.

Stockholder List

A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our corporate headquarters located at 2525 Dupont Drive, Irvine, California 92612, for the ten days prior to the Special Meeting, and also at the Special Meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder are kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the Special Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the Special Meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 1

Removal of Allergan Directors

Pershing Square and Valeant have asked our stockholders to approve a proposal to remove six of our qualified directors that were duly elected by our stockholders at our recent 2014 Annual Meeting.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that the following six members of the current Board, Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, as well as any other person or persons elected or appointed to the Board without shareholder approval after the Company’s 2014 annual meeting and up to and including the date of the Special Meeting (other than any Group Nominee set forth herein), be and hereby are removed from office as directors of the Company.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board of Directors unanimously recommends that you vote AGAINST Proposal No. 1 for the following reasons.

Our Board believes that the removal of these directors would disrupt the implementation of our strategic plan, could adversely impact the value of your investment and is not in the best interests of our stockholders. Our Board is pursuing, and continues to pursue, a number of key initiatives to increase stockholder value. These include execution of our restructuring plan in the remainder of 2014 that we expect will deliver annual pre-tax savings of approximately $475 million beginning in 2015, meeting our increased guidance and projections, which include expected compounded annual Adjusted EPS growth of more than 20% and free cash flow of approximately $18.0 billion, and consideration of acquisitions and strategic alternatives that increase stockholder value, as further discussed on page 3 of this Proxy Statement.

We believe that our Board is much better suited to fully capitalize on these key initiatives and the value of our current long-term business plan, with each of these directors continuing to guide our Company. We believe that the expertise and long and proven track record of delivering and creating value for its stockholders shown by our Board’s prior achievements, together with their commitment to increase stockholder value through the patient consideration of strategic alternatives, demonstrates that each of the members of our Board should remain in office.

Since 1998, the year in which Mr. Gallagher, the most tenured member of our Board that Pershing Square and Valeant propose to remove, was appointed to our Board, Allergan has routinely delivered compelling results, achieving compound annual increases in revenue and Adjusted EPS of approximately 15.7% and 18.4%, respectively, and, over the last five years, has generated a 256% stock price return, compared to a 113% return in the S&P 500. Each of the members of our Board that Pershing Square and Valeant are seeking to remove is important in carrying out key initiatives to increase stockholder value. In addition, each of these members possesses extensive relevant experience that is important to the functioning of our Board and our ability to increase stockholder value:

DEBORAH DUNSIRE, M.D., 52, has served as President and Chief Executive Officer of FORUM Pharmaceuticals, a company dedicated to developing a broad range of novel therapies for central nervous system diseases since July 2013. Prior to joining FORUM Pharmaceuticals, she served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, from July 2005 to July 2013. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly traded company focused on the research and development of products to protect and improve health and well-being. At Novartis, she helped increase the North American oncology revenues from approximately $50 million to over $2.1 billion in 10 years. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research. Dr. Dunsire is a former board member of the Biotechnology Industry Organization.

Dr. Dunsire is a member of the boards of numerous nonprofit organizations, such as Gabrielle’s Angels Foundation for Cancer Research, CancerCare, the Museum of Science, Boston, and the Massachusetts General Hospital Research Advisory Council. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and was the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our Board in December 2006 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

Dr. Dunsire brings to our Board considerable pharmaceutical management and operations experience. Dr. Dunsire also brings to our Board valuable insights as both a clinical researcher and a physician. Our Board has concluded that, with over 22 years of leadership experience in the scientific, clinical, operational and commercial aspects of the biological/pharmaceutical business, including as President and Chief Executive Officer of FORUM Pharmaceuticals, President and Chief Executive Officer of Millennium Pharmaceuticals, Inc. and the head of the Novartis North American oncology operations, Dr. Dunsire should continue to serve as one of our directors.

MICHAEL R. GALLAGHER, 68, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company.

Mr. Gallagher is a member of and past Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our Board in 1998, is Chairman of the Organization and Compensation Committee, is a member of the Corporate Governance and Compliance Committee and serves as our Board’s lead independent director.

Our Board has concluded that, with more than three decades of experience in key leadership roles at public and private personal care and consumer products companies, including as the former Chief Executive Officer of Playtex Products, Mr. Gallagher provides our Board with a wealth of business and management experience, as well as invaluable broad-based personal care and consumer products experience and should continue to serve as one of our directors and as our Board’s lead independent director.

TREVOR M. JONES, PH.D., 72, served as the Director General of the Association of the British Pharmaceutical Industry, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of

Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society.

Prof. Jones is a member of the board of Arthurian Life Sciences Ltd., an investment fund established by the government of Wales with the objective of supporting and growing employment in life sciences and wealth creation in Wales, Simbec Research Ltd, a leading clinical research organization in the United Kingdom and one of the longest established Contract Research Organizations in Europe, Synexus Ltd., a clinical study recruitment and management specialist organization, and Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones is a former chairman of the boards of ReNeuron Group plc and Synexus Ltd. Prof. Jones is also a former member of the boards of NextPharma Technologies Holdings Ltd., Sigma-Tau Industrie Farmaceutiche Riunite S.p.A, ReNeuron Group plc, Tecnogen S.p.A., Sigma-Tau Finanziaria S.p.A. and Sigma-Tau Pharmaceuticals, Inc. Prof. Jones was appointed to our Board in July 2004 and is a member of the Corporate Governance and Compliance Committee and is Chairman of the Science & Technology Committee.

With over 43 years of experience in research and development, and experience in the European and global pharmaceutical industry, Prof. Jones brings to our Board valuable insights in the areas of global pharmaceutical management and operations, as well as drug development. Serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research, Prof. Jones also brings to our Board in-depth government relations experience. For these reasons, our Board has concluded that Prof. Jones should continue to serve as one of our directors.

LOUIS J. LAVIGNE, JR., 66, is Managing Director of Lavrite, LLC, a management consulting firm in the areas of corporate finance, accounting, management and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company.

Mr. Lavigne serves on the board of Accuray Incorporated, a publicly traded company specializing in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, and is Chairman of the Board and serves on its Organization and Compensation Committee. He also serves on the board and Audit Committee of Depomed, Inc., a publicly traded specialty pharmaceutical company focused on treating pain and other central nervous system conditions. Mr. Lavigne also serves on the boards of and is the Chairman of the Audit Committee for DocuSign, Inc., a privately held digital transaction management company, SafeNet Inc., a privately held computer security company, and Novocure Limited, a privately held oncology company. Mr. Lavigne is a board member of Children’s Hospital Oakland, where he serves as Chairman of the Board of the Hospital and Foundation at the Children’s Enterprise Executive Council with the University of California, San Francisco and is a member of the Audit Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a Trustee of Babson College and Babson Global. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of Arena Pharmaceuticals, BMC Software, Inc., Equinix, Inc. and Kyphon, Inc. Mr. Lavigne is also a former Trustee of the California Institute of Technology and the Seven Hills School. Mr. Lavigne was appointed to our Board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

As the former Executive Vice President and Chief Financial Officer of Genentech, where Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, Mr. Lavigne brings to our Board a wealth of management, business operations, finance and accounting and business strategy experience in the biotechnology and pharmaceutical industries, which has led our Board to conclude that Mr. Lavigne should continue to serve as one of our directors. Serving on the boards of several large public companies and as a member of the West Audit Committee Chair Networks, Mr. Lavigne also brings to our Board substantial public company corporate governance experience.

RUSSELL T. RAY, 67, has served as a Special Advisor to HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since January 1, 2014 and Partner from September 1, 2003 to December 31, 2013. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., and most recently as Global Head of Health Care Investment Banking.

During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of Prism Education Group, Inc., a closely held post-secondary career education company and SWP Media, Inc., a closely held distributor of digital content. Mr. Ray served as a director of InfoMedics, Inc., a closely held healthcare information technology company, from December 2009 through December 2012 when the company was acquired. Mr. Ray is also a director of the Midwest Peregrine Society. Mr. Ray is a former director of Socios Mayores en Salud. Mr. Ray was elected to our Board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Mr. Ray is a leading expert with extensive knowledge and experience in the banking and health care industries. He contributes to our Board over 30 years of business strategy, finance and investment banking experience for life sciences, health care services and medical device companies. For these reasons, our Board has concluded that Mr. Ray should continue to serve as one of our directors.

HENRI A. TERMEER, 68, served as President and a director of Genzyme Corporation, a global biotechnology company, beginning October 1983, as Chief Executive Officer beginning 1985 and as Chairman of the Board beginning May 1988. Mr. Termeer resigned from Genzyme in June 2011 following the acquisition of Genzyme by Sanofi in a transaction valued at more than $20 billion. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors.

Mr. Termeer is Chairman of the Board of Aveo Pharmaceuticals, a publicly traded cancer therapeutics company, and a member of the boards of ABIOMED Inc., a publicly traded medical device company, Verastem, Inc., a publicly traded biopharmaceutical company, Medical Simulation Corporation, a privately held healthcare industry consulting service provider and Moderna Therapeutics, a privately held biotechnology company. Mr. Termeer serves on the supervisory board of ProQR Therapeutics, a Netherlands-based, publicly traded biopharmaceutical company. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the board of fellows of Harvard Medical School. Mr. Termeer is also a member of the board of the Massachusetts Institute of Technology and serves on its Executive Committee, is a board member of the Biotechnology Industry Organization, the Life Sciences Foundation, WGBH and Boston Ballet. He is Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. Mr. Termeer was a former member of the board of the Federal Reserve Bank of Boston from 2007 to 2011 and its chairman from 2010 to 2011, and a former member of the board of Pharmaceutical Research and Manufacturers of America. In 2010, Mr. Termeer was inducted into the Academy of Distinguished Entrepreneurs, which was established by Babson College to recognize the economic and social contributions of business pioneers. Mr. Termeer received the Pharmaceuticals and Biotechnology Lifetime Achievement Award from Frost and Sullivan in 2009, and was selected by Ernst & Young for its Master Entrepreneur Award in 2007 for the role he has played in guiding the overall development of the biotech industry. Mr. Termeer has also been inducted as a Fellow in the American Academy of Arts and Sciences and was elected in 2005 to Honorary Fellowship at the British Royal College of Physicians. Mr. Termeer was appointed to our Board in January 2014, is Chairman of the Corporate Governance and Compliance Committee and is a member of the Organization and Compensation Committee.

Mr. Termeer brings to our Board over 30 years of experience in key leadership roles at Genzyme, a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Mr. Termeer provides our Board with a wealth of expertise in the pharmaceutical and biotechnology industries, having served as a director of several public and private healthcare companies and organizations. For these reasons, our Board has concluded that Mr. Termeer should continue to serve as one of our directors.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 1.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 2

Request that the Allergan Board Elect or Appoint Pershing Square and Valeant’s Nominees as Directors for Allergan

Pershing Square and Valeant have asked our stockholders to approve a proposal to request that our Board elect or appoint six nominees selected by Pershing Square and Valeant. Proposal No. 2 is nonbinding in nature and thus our Board will be under no legal obligation to take any action with respect to this request, no matter how many votes are cast in favor of this Proposal No. 2.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that the shareholders of Allergan hereby request that the Board elect or appoint the following individuals to serve as directors of the Company, regardless of whether Proposal 1 is passed: Betsy S. Atkins, Cathleen P. Black, Fredric N. Eshelman, Ph.D., Steven J. Shulman, David A. Wilson and John J. Zillmer (individually a “Group Nominee” and collectively, the “Group Nominees”); provided, however, that if at any time prior to the date of the Special Meeting one or more Group Nominees are no longer willing or, as a result of death or incapacity, able to serve as directors of the Company and a majority of the then-remaining Group Nominees select replacements, those replacements (rather than the individuals they replaced), along with the Group Nominees who have not been replaced, shall then be considered the Group Nominees for all purposes.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST the non-binding request to elect or appoint each of Pershing Square and Valeant’s director nominees under Proposal No. 2 because each of our Board members is more capable and experienced than these nominees and is independent from Pershing Square and Valeant.

While this proposal is non-binding, if the proposal is approved, consistent with its fiduciary duties, our Board will give consideration to that result and any additional stockholder feedback it receives. Our Board will consider all factors it deems relevant at such time, including the selection criteria and guidelines that have been established by our Corporate Governance and Compliance Committee to evaluate the qualifications of director nominees. However, for the reasons outlined below, our Board unanimously recommends voting against this proposal.

Allergan has a remarkable record of success in terms of historic financial performance and stock price including its performance in recent quarters. As noted above, since 1998, Allergan has routinely delivered compelling results, achieving compound annual increases in revenue and Adjusted EPS of approximately 15.7% and 18.4%, respectively. We ask you to review our public filings for further information about our historical performance. Our current Board members also have broad knowledge of Allergan and the pharmaceutical industry gained from their years of service on our Board and in our industry. Despite Allergan’s accomplishments and strong future growth projections and the role our current Board members have played in these accomplishments and strategies, Pershing Square and Valeant are asking you to replace our long-serving directors with their nominees. In contrast to our Board’s experience, based on Pershing Square and Valeant’s public filings, their nominees have limited, if any, meaningful experience in our industry, one characterized by a highly competitive landscape with unique risks and challenges across all business units and functions.

We believe there is no need for Pershing Square and Valeant’s nominees to be added to our Board, as each of our current directors has more relevant experience than each of Pershing Square and Valeant’s nominees and is independent from Pershing Square and Valeant. While Pershing Square and Valeant’s nominees may not be controlled by Valeant or obligated to vote as directed by Valeant, we believe Pershing Square and Valeant’s nominees’ views about the conditional Exchange Offer could be colored by their relationship with Pershing Square and Valeant.

Furthermore, as the Allergan Board continues to evaluate the best ways to create value for stockholders, we believe that Pershing Square and Valeant’s nominees might not be able to make such evaluations without bias because their objectivity may have been compromised as described above. As business strategies and transactions are evaluated in the future, we believe it would be in the best interests of our stockholders for directors not associated in any way with Valeant to be entrusted with the task of comparing the conditional Exchange Offer with other options. Pursuant to our Bylaws, to the extent our directors are removed from our Board, vacancies can be filled solely by the affirmative vote of a majority of our remaining directors then in office, even if less than a quorum.

According to Pershing Square and Valeant’s proxy statement, only one of Pershing Square and Valeant’s nominees, David A. Wilson, owns any shares of Common Stock, and he only owns 50 shares of Common Stock which he acquired on April 16, 2014, days before Valeant publicly announced its unsolicited proposal to acquire Allergan. In contrast, the members of the Allergan Board have substantial investments in Allergan. As of September 30, 2014, the current Allergan directors beneficially own in the aggregate approximately 2,852,501 of Allergan shares (including stock options exercisable within 60 days of September 30, 2014). While approximately 2,499,373 of these shares are beneficially owned by David Pyott, who would not be removed from the Allergan Board if Proposal No. 1 were to pass, those directors who Pershing Square and Valeant are proposing to have removed from the Allergan Board beneficially own an average of more than 57,000 shares per director. We believe these stakes firmly link our Board’s economic interests with those of our stockholders (see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in Annex A attached hereto).

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 2.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 3

Amendment to our Bylaws to Modify Special Meeting Procedures

Pershing Square and Valeant have asked our stockholders to approve a proposal to significantly reduce the procedures in our Bylaws with respect to stockholder rights to call special meetings, including, but not limited to, removing all disclosure requirements and “black-out” provisions relating to similar items, and granting stockholders the right to call special meetings at any place and time.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to read as set forth in Section 3(A) of Exhibit E to the Solicitation Statement filed by PS Fund 1, LLC (“PS Fund 1”) on July 11, 2014 (the “Solicitation Statement”), in order to provide simplified mechanics for calling and determining the place, date and hour of any special meeting called at the request of the Company’s shareholders.

For the language of the proposed amendment to our Bylaws, please see Annex D attached hereto.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST Proposal No. 3 for the following reasons.

Allergan has consistently demonstrated its commitment to allowing stockholders to be part of the corporate governance process, as evidenced by its responsiveness to stockholder proposals in recent years, even with proposals that are not approved by a requisite number of shares of Common Stock, and remains committed to this effort. Through our Charter and Bylaws and under Delaware law, stockholders can participate in a variety of ways. Accepting Proposal No. 3, however, would roll back important procedural safeguards against abuse associated with the ability for stockholders to call special meetings, including, but not limited to:

•	allowing stockholders to repeatedly call special meetings for similar or identical proposals, regardless of the outcome of previous proposals or how frequently such proposals have been voted upon;

•	permitting stockholders to submit requests without any disclosures regarding their intent or relationships with other proposing stockholders, thereby reducing the information available to Allergan and its stockholders with respect to potentially hostile or abusive activism;

•	removing any time limit on how long stockholders have to compile sufficient requests to call a special meeting;

•	giving a stockholder calling a special meeting full discretion to set the date, time and place of the meeting, without any limitations, thereby allowing abuse, such as picking a date that is a holiday, a time outside of business hours and a place such as a foreign location that is inconvenient to a majority of stockholders;

•	eliminating the need for stockholders to own their shares at the special meeting, thereby enabling stockholders without a meaningful financial stake in the Company to force Allergan to hold a special meeting; and

•	permitting unrelated stockholder requests to be compiled to reach the percentage of requests required to call a special meeting.

Our Board is committed to good corporate governance, but changing our Bylaws so dramatically would allow a vocal minority of stockholders to unduly disrupt the Company’s operations to the potential detriment of its other stockholders. We have engaged via meetings with certain institutional stockholders representing approximately 30% of our outstanding Common Stock to discuss the provisions presently set forth in our Bylaws with respect to stockholder-called special meetings. Our Board has not made any determination with respect to any responsive amendments, but we will continue to engage with our stockholders in order to collect feedback and consider potential responsive amendments and will promptly disclose any determinations made by the Board with respect to our Bylaws.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 3.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 4

Amendment to Our Bylaws to Add Special Meeting Procedures if No Directors or Less than a Majority of

Directors Is in Office

Pershing Square and Valeant have asked our stockholders to approve a proposal to require our Board to expedite calling a special meeting to within five business days if the Company has no directors in office or if the Delaware Court of Chancery orders that Allergan hold an election pursuant to Section 223 of the Delaware General Corporation Law.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to add a new clause at the end (which shall be designated clause (B) if Proposal 3 above is passed and shall be designated clause (E) if Proposal 3 above is not passed) to read as set forth in Section 3(B) of Exhibit E to the Solicitation Statement, in order to provide mechanics for calling a special meeting if no directors or less than a majority of directors are then in office.

For the language of the proposed amendment to our Bylaws, please see Annex D attached hereto.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST Proposal No. 4 for the following reasons.

Proposal No. 4 is an obvious attempt by Pershing Square and Valeant to expedite an acquisition of Allergan by Valeant without considering the best interests of all of Allergan stockholders.

Our Board is committed to good corporate governance and we believe that Delaware law already adequately addresses this issue in a balanced way that best considers all of Allergan’s stockholders. Specifically, Section 223(c) of the Delaware General Corporation Law states that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, in its discretion, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Given this possible protection our stockholders have under Delaware law, we believe that Proposal No. 4 is inadvisable and unnecessary for Allergan’s stockholders.

We have engaged via meetings with certain institutional stockholders representing approximately 30% of our outstanding Common Stock to discuss the provisions presently set forth in our Bylaws with respect to stockholder-called special meetings. Our Board has not made any determination with respect to any responsive amendments, but we will continue to engage with our stockholders in order to collect feedback and consider potential responsive amendments and will promptly disclose any determinations made by the Board with respect to our Bylaws.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 4.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 5

Amendment to our Bylaws to Modify Procedures for Nominating Directors or Proposing Business at an Annual Meeting

Pershing Square and Valeant have asked our stockholders to approve a proposal to remove Allergan’s procedures for permitting stockholders to nominate directors or propose business at an annual meeting, which were designed to protect Allergan and its stockholders from wasting time and money on immaterial, incomplete or subversive proposals or nominations.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that Article II, Section 9 of the Bylaws be, and hereby is, amended to read as set forth in Section 9 of Exhibit E to the Solicitation Statement, in order to provide simplified mechanics for nominating directors or proposing business at any annual meeting.

For the language of the proposed amendment to our Bylaws, please see Annex D attached hereto.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST Proposal No. 5 for the following reasons.

Allergan’s governance depends upon efficient and meaningful legal and market considerations. Certain protections have been developed in our Bylaws in order to prevent wasting Company time and money on immaterial, incomplete or subversive proposals or nominations. Currently, Allergan has a Corporate Governance and Compliance Committee that oversees the evaluation process to identify and evaluate potential new directors. Allergan believes that this process should be undertaken in a manner consistent with the Company’s longstanding process that is traditionally overseen by its Corporate Governance and Compliance Committee. We have engaged via meetings with certain institutional stockholders representing approximately 30% of our outstanding Common Stock to discuss the provisions presently set forth in our Bylaws with respect to stockholder-called special meetings. Our Board has not made any determination with respect to any responsive amendments, but we will continue to engage with our stockholders in order to collect feedback and consider potential responsive amendments and will promptly disclose any determinations made by the Board with respect to our Bylaws.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 5.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 6

Amendment to our Bylaws to fix the Authorized Number of Directors

Pershing Square and Valeant have asked our stockholders to approve a proposal that the authorized number of directors of our Board be fixed at nine directors.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that, if Proposal 1 is passed, Article III, Section 2 of the Bylaws be, and hereby is, amended to read as set forth in Article III, Section 2 of Exhibit E to the Solicitation Statement, in order to fix the authorized number of directors of the Company at nine directors.

For the language of the proposed amendment to our Bylaws, please see Annex D attached hereto.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST Proposal No. 6 for the following reasons.

Our Board believes the only rationale behind Proposal No. 6 is that Pershing Square and Valeant are not interested in the best interests of Allergan stockholders but instead are committed to gaining control of and acquiring Allergan by attempting to ensure that their slate of directors would represent a majority of directors. Our Board is focused on extending its track record of substantial growth that our Board is confident will continue to create significantly more value for stockholders than if Pershing Square and Valeant’s Proposals pass. Our Board is charged with the responsibility of managing the Company. Our Board and its committees should continue to have flexibility in the size of our Board in order to assist our Board to determine what is in the best interests of Allergan and its stockholders.

While our Board has not amended our Bylaws in any manner since May 9, 2014, we believe this Proposal represents Pershing Square and Valeant’s attempt to interfere with our Board’s ability to act in accordance with its fiduciary duties to you and therefore should be rejected. Amending our Bylaws pursuant to Proposal No. 6 would only assist Valeant in an acquisition of Allergan, instead of letting Allergan maintain flexibility to increase stockholder value. We have engaged via meetings with certain institutional stockholders representing approximately 30% of our outstanding Common Stock to discuss the provisions presently set forth in our Bylaws with respect to stockholder-called special meetings. Our Board has not made any determination with respect to any responsive amendments, but we will continue to engage with our stockholders in order to collect feedback and consider potential responsive amendments and will promptly disclose any determinations made by the Board with respect to our Bylaws.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 6.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 7

Bylaws Amendment Repeal Proposal

Pershing Square and Valeant have asked our stockholders to approve a proposal to repeal any change to our Bylaws adopted without stockholder approval since May 9, 2014.

Specifically, Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that any amendment to the Bylaws adopted without shareholder approval after the Company’s 2014 annual meeting and up to and including the date of the Special Meeting that changes the Bylaws in any way from the version that was publicly filed with the SEC on March 26, 2014 and became effective as of May 9, 2014 (other than any amendment to the Bylaws set forth herein) be, and hereby are, repealed.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST Proposal No. 7 for the following reasons.

While our Board has not amended our Bylaws in any manner since May 9, 2014, our Board is committed to good corporate governance. In addition, we have engaged via meetings with certain institutional stockholders representing approximately 30% of our outstanding Common Stock to discuss the provisions presently set forth in our Bylaws with respect to stockholder-called special meetings. Our Board has not made any determination with respect to any responsive amendments, but we will continue to engage with our stockholders in order to collect feedback and consider potential responsive amendments and will promptly disclose any determinations made by the Board with respect to our Bylaws. We believe this Proposal represents Pershing Square’s and Valeant’s attempt to interfere with our Board’s ability to act in accordance with its fiduciary duties to all Allergan stockholders and therefore should be rejected. Under our Charter and Bylaws and Delaware law, our Board is charged with the responsibility of managing the Company. In order to permit our Board to carry out its responsibilities and correspondingly fulfill its fiduciary duties to Allergan and its stockholders, both our Charter and Bylaws provide that our Board has the power to make, alter, amend or repeal the Bylaws. This Proposal seeks to repeal all amendments to our Bylaws adopted by our Board without stockholder approval after May 9, 2014 and prior to the effectiveness of such proposal without regard to the subject matter of any Bylaw amendment in question.

We believe that such an automatic, blanket repeal of any Bylaw amendment adopted by our Board without stockholder approval could have the effect of repealing one or more properly adopted Bylaw amendments that our Board determined to be in the best interests of Allergan and its stockholders and adopted in furtherance of its fiduciary duties to all Allergan stockholders. It is important to note that, as a public company subject to the federal proxy rules, it might be impracticable—if not impossible—for Allergan to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of Allergan and its stockholders.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 7.

PERSHING SQUARE AND VALEANT PROPOSAL NO. 8

Request for Engagement in Discussions with Valeant

Pershing Square and Valeant have made the following proposal to be voted upon at the Special Meeting:

RESOLVED, that the shareholders of Allergan hereby request that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with the Company, without in any way precluding discussions the Board may choose to engage in with other parties potentially offering higher value.

BOARD OF DIRECTORS’ RESPONSE TO PERSHING SQUARE AND VALEANT’S PROPOSAL

The Allergan Board unanimously recommends that you vote AGAINST the non-binding request for the Allergan Board to engage in discussions with Valeant regarding the conditional Exchange Offer for the following reasons.

While this proposal is non-binding, if the proposal is approved, consistent with its fiduciary duties, our Board will give consideration to that result and any additional stockholder feedback it receives. Our Board will consider all factors it deems necessary, before taking any action. However, for the reasons outlined below, our Board unanimously recommends voting against this proposal.

As previously discussed, our Board has received several unsolicited offers from Valeant relating to a potential merger with Valeant. After careful consideration, including a thorough review of the terms and conditions of each offer with Allergan’s financial and legal advisors, our Board unanimously determined that each of the offers were grossly inadequate, substantially undervalued Allergan, created significant risks and uncertainties for Allergan stockholders and were not in the best interests of Allergan and its stockholders. In order to permit our Board to carry out its responsibilities and correspondingly fulfill its fiduciary duties to Allergan and its stockholders, we believe our Board must be able to decide on the actions it takes and decisions it makes on behalf of the Company and its stockholders, including rejecting offers that it determines are not in the best interests of its stockholders. We believe this Proposal represents Pershing Square and Valeant’s attempt to interfere with our Board’s ability to act in accordance with these fiduciary duties to you and therefore should be rejected.

For the foregoing reasons, the Allergan Board recommends a vote AGAINST Proposal No. 8.

OTHER BUSINESS

The sole business that may be considered at the Special Meeting are the matters set forth in Pershing Square and Valeant’s Notice of Special Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, please notify your broker and direct your written request to Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2015 ANNUAL MEETING

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2015 proxy statement, a stockholder’s proposal must be received by us no later than November 26, 2014 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

Our Charter contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Bylaws expand upon and supplement the advance notice provisions in our Charter, and any written notice furnished by a stockholder must set forth certain additional information as set forth in our Charter and Bylaws. Pursuant to our Charter and Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary not less than 30 days nor more than 60 days prior to the date of the scheduled meeting. If we provide less than 40 days’ notice or prior public disclosure of the date of the scheduled meeting to stockholders, then notice of the proposed business matter must be received by our Secretary not later than the close of business on the tenth day following the earlier of the day on which notice of the meeting was mailed or the day on which such public disclosure was made.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2015 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors at the Annual Meeting

Our Charter provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors at the annual meeting only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If we provide less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting to stockholders, then the stockholder must provide notice not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Any stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth the information required pursuant to our Charter and Bylaws.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance and Compliance Committee qualified candidates for our Board that meet the qualifications described in Annex A of this Proxy Statement under the heading “Corporate Governance—Board Committees—Corporate Governance and Compliance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance and Compliance Committee, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Corporate Governance and Compliance Committee or such other member of the Corporate Governance and Compliance Committee delegated to review and consider candidates for director nominees.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

WHERE YOU CAN FIND MORE INFORMATION

Certain additional information, including with respect to our Board and the Company’s executive officers, executive compensation, corporate governance, Board composition and Board independence, related person transactions and the Company’s review of such transactions, beneficial ownership of our Common Stock and information regarding certain individuals who may be deemed to be participants in our solicitation of proxies, is attached to this Proxy Statement as annexes hereto and is incorporated herein by reference.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to http://agn.client.shareholder.com/sec.cfm. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Stockholders are entitled to express their views regarding the topics raised in Pershing Square and Valeant’s proxy solicitation or other matters directly to the Company through written communications sent directly to the attention of the Board, any individual director or the non-employee directors as a group, by writing to Allergan, Inc., c/o Matthew J. Maletta, Vice President, Associate General Counsel and Secretary, 2525 Dupont Drive, Irvine, CA 92612.

If you have any questions or need any assistance in revoking your proxy you may have given to Pershing Square, please contact our agent:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

ANNEX A

CERTAIN ADDITIONAL INFORMATION

Board of Directors

The following is a summary of the qualifications of each of the members of our Board, effective as of September 30, 2014:

Name	Position with Us	Audit and Finance	Corporate Governance and Compliance	Organization and Compensation	Science & Technology
David E.I. Pyott	Chairman of the Board and Chief Executive Officer
Michael R. Gallagher	Lead Independent Director		M	C
Deborah Dunsire, M.D.	Director	M			M
Trevor M. Jones, Ph.D.	Director		M		C
Louis J. Lavigne, Jr.	Director	M			M
Peter J. McDonnell, M.D.	Director		M		M
Timothy D. Proctor	Director	M		M
Russell T. Ray	Director	C		M
Henri A. Termeer	Director		C	M

DAVID E.I. PYOTT, 60, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006, and again from March 2011 until June 2013. Mr. Pyott has driven the growth of Allergan by fueling internal development through significant investment in Research & Development while also identifying and leveraging unique, synergistic external opportunities. Allergan’s investment in Research & Development has increased from less than $100 million in 1998 to over $1 billion in 2013. Allergan is currently the fastest growing and second largest global ophthalmic pharmaceutical company and holds leadership positions in other specialty areas including neurosciences, medical aesthetics and medical dermatology. In addition to internally driven innovation, Allergan acquired Inamed Corp. for over $3 billion in 2006 and Groupe Laboratories Cornéal in France in 2007 primarily for their breast implant and dermal filler technologies. In adding these products to BOTOX® Cosmetic, Allergan created a new global category: medical aesthetics, and is the world’s largest medical aesthetics company.

Before joining Allergan, Mr. Pyott served as the Head of the Novartis Nutrition Division and as a member of the Executive Committee of the Switzerland-based Novartis AG, working over 17 years in several positions in strategic planning, marketing and general management in five countries around the world.

Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly traded company focused on pressure-sensitive technology and self-adhesive solutions, where he serves as Chairman of its Compensation and Executive Personnel Committee and as a member of its Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board of Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and Executive Committee of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, President of the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott was recognized in the Queen’s Birthday Honors List in 2006 and holds the title of Commander of the British Empire.

Mr. Pyott’s in-depth knowledge of our operations and the markets and industries in which we compete, combined with his entrepreneurial leadership experience in the healthcare industry, position him well to serve as our Chairman and Chief Executive Officer and provide a critical link between management and our Board, enabling our Board to provide its oversight function with the benefit of management’s perspective of the business. For these reasons, and given Mr. Pyott’s substantial public company governance experience from serving on the boards of several large public companies, our Board has concluded that Mr. Pyott should serve as one of our directors.

PETER J. MCDONNELL, M.D., 56, has served as the Director and William Holland Wilmer Professor of the Wilmer Eye Institute of the Johns Hopkins University School of Medicine since 2003, where he leads the Wilmer Eye Institute, the largest academic ophthalmology department in the country. Dr. McDonnell has also served as the Chief Medical Editor of Ophthalmology Times since 2004, and has served on the editorial boards of numerous ophthalmology journals. He served as a consultant to the United States Department of Health and Human Services in 1996 and also served as the Assistant Chief of Service at the Wilmer Eye Institute from 1987 to 1988.

Dr. McDonnell is a Member of the American Academy of Ophthalmology, American University Professors of Ophthalmology, Association for Research in Vision and Ophthalmology, Maryland Society of Eye Physicians and Surgeons, and Pan American Association of Ophthalmology. In 1999, Dr. McDonnell was named the Irving H. Leopold Professor and Chair of the Department of Ophthalmology at the University of California, Irvine. Dr. McDonnell is the recipient of research grants from the National Eye Institute, Research to Prevent Blindness, and other funding agencies. The American Academy of Ophthalmology honored Dr. McDonnell with the Honor Award in 1991 and the Senior Achievement Award in 2001. Dr. McDonnell is the elected president of the National Alliance for Eye and Vision Research, a board member of the Doheny Eye Institute, and a former member of the board of Tissue Banks International. Dr. McDonnell was appointed to our Board in January 2013, and is a member of the Corporate Governance and Compliance Committee and Science & Technology Committee.

Our Board has concluded that Dr. McDonnell should serve as one of our directors because he provides our Board with wide-ranging expertise in ophthalmology and is widely recognized as an international leader in corneal transplantation, laser refractive surgery and the treatment of dry eye. Dr. McDonnell’s depth of expertise in one of our most important specialty areas and the foundation of our success will benefit our Board and Allergan.

TIMOTHY D. PROCTOR, 64, served as General Counsel of Diageo plc, the world’s leading premium drinks business with a broad range of beverage alcohol brands across spirits, beer and wine, from January 2000 to June 2013. Prior to joining Diageo, Mr. Proctor served as the Director, Worldwide Human Resources, of Glaxo Wellcome, plc (now GlaxoSmithKline plc), a British multinational pharmaceutical company, from 1998 to 1999. From 1993 to 1998, Mr. Proctor held various roles with the United States operation subsidiary of Glaxo Wellcome, plc, including Senior Vice President, Human Resources, General Counsel and Secretary. Prior to that, Mr. Proctor served in senior legal roles at Merck & Co., a publicly traded pharmaceutical company, from 1980 to 1993.

Mr. Proctor is a member of the several notable legal associations, including the American Bar Association, Association of Corporate Counsel and the International Bar Association. Mr. Proctor has previously served on the boards of Wachovia Corporation and Northwestern Mutual Life and on the charitable boards for the Association of Corporate Counsel, CARE USA, Duke Law School, and the North Carolina Symphony Orchestra. Mr. Proctor was appointed to our Board in February 2013 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Mr. Proctor brings to our Board a depth of international expertise and is a well-respected leader in the area of international law. Our Board has concluded that, with more than 35 years of domestic and international corporate legal experience, Mr. Proctor should serve as one of our directors.

For the background and qualifications of each of Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, please see the biographical information included in the section entitled “Removal of Directors (PROPOSAL No. 1).”

Executive Officers

Our executive officers and their ages as of October 6, 2014 are as follows:

Name	Age	Principal Positions with Allergan
David E.I. Pyott	60	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Douglas S. Ingram	52	President
James F. Barlow	56	Senior Vice President, Corporate Controller (Principal Accounting Officer)
Raymond H. Diradoorian	57	Executive Vice President, Global Technical Operations
Julian S. Gangolli	56	Corporate Vice President and President, North America
James M. Hindman	54	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)
Arnold A. Pinkston	56	Executive Vice President, General Counsel and Assistant Secretary
Scott D. Sherman	48	Executive Vice President, Human Resources
Scott M. Whitcup, M.D.	55	Executive Vice President, Research & Development, Chief Scientific Officer

Officers are appointed by and hold office at the pleasure of our Board.

Mr. Ingram was appointed President of Allergan on July 1, 2013. Prior to assuming his current role, Mr. Ingram served as Executive Vice President and President, Europe, Africa and Middle East from August 2010 to June 2013. Prior to that, he served as Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010 and led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010. During that time, he served as Executive Vice President from October 2003 to October 2006, as Corporate Vice President from July 2001 to October 2003 and as Senior Vice President from January 2001 to July 2001. Prior to that, Mr. Ingram was Associate General Counsel and Assistant Secretary from 1998 and joined Allergan in 1996 as Senior Attorney and Chief Litigation Counsel. Prior to joining Allergan, Mr. Ingram was an attorney at Gibson, Dunn & Crutcher LLP from 1988 to 1996. Mr. Ingram received his Juris Doctorate from the University of Arizona in 1988, graduating summa cum laude and Order of the Coif.

Mr. Barlow has been Senior Vice President, Corporate Controller since February 2005. Mr. Barlow joined Allergan in January 2002 as Vice President, Corporate Controller. Prior to joining Allergan, Mr. Barlow served as Chief Financial Officer of Wynn Oil Company, a division of Parker Hannifin Corporation. Prior to Wynn Oil Company, Mr. Barlow was Treasurer and Controller at Wynn’s International, Inc., a supplier of automotive and industrial components and specialty chemicals, from July 1990 to September 2000. Before working for Wynn’s International, Inc., Mr. Barlow was Vice President, Controller from 1986 to 1990 for Ford Equipment Leasing Company. From 1983 to 1985 Mr. Barlow worked for the accounting firm Deloitte Haskins and Sells. Mr. Barlow received a Bachelor of Science degree in Accounting, graduating magna cum laude, from Brigham Young University and a Master of Accountancy, graduating with honors—high distinction, from Brigham Young University.

Mr. Diradoorian has served as Allergan’s Executive Vice President, Global Technical Operations since February 2006. From April 2005 to February 2006, Mr. Diradoorian served as Senior Vice President, Global

Technical Operations. From February 2001 to April 2005, Mr. Diradoorian served as Vice President, Global Engineering and Technology. Mr. Diradoorian joined Allergan in July 1981. Prior to joining Allergan, Mr. Diradoorian held positions at American Hospital Supply and with the Los Angeles Dodgers baseball team. Mr. Diradoorian received a Bachelor of Science degree in Biological Sciences from the University of California, Irvine and a Master of Science degree in Technology Management from Pepperdine University.

Mr. Gangolli has been Corporate Vice President and President, North America since January 2004. Mr. Gangolli served as Senior Vice President, U.S. Eye Care from July 1998 to January 2004. Prior to joining Allergan, Mr. Gangolli served as Vice President, Sales and Marketing of VIVUS, Inc., a publicly traded biopharmaceutical company, from 1994 to 1998, where he was responsible for facilitating the successful transition of the company from a research and development start-up into a niche pharmaceutical company. Prior to that, Mr. Gangolli served in a number of increasingly senior marketing roles in the UK, Global Strategic Marketing and in the US for Syntex Pharmaceuticals, Inc., a multinational pharmaceutical company. Mr. Gangolli began his career in pharmaceutical sales and marketing with Ortho-Cilag Pharmaceuticals, Ltd. a UK subsidiary of Johnson & Johnson. Mr. Gangolli received a BSc (Honors) in Applied Chemistry and Business Studies from Kingston Polytechnic in England.

Mr. Hindman has been Executive Vice President, Finance and Business Development, Chief Financial Officer since August 2014. Mr. Hindman joined Allergan in 1984 and has served in a variety of finance positions, including Senior Vice President, Finance and Controller, Assistant Corporate Controller, Vice President, Financial Planning and Analysis and, from 2002 to August 2014, Senior Vice President, Treasury, Risk and Investor Relations. Mr. Hindman also serves as President of The Allergan Foundation. Before joining Allergan, Mr. Hindman worked at Deloitte, Haskins and Sells. Mr. Hindman received a Bachelor of Science degree in Accounting from Loyola Marymount University and an MBA from Pepperdine University and is a Certified Public Accountant (inactive).

Mr. Pinkston joined Allergan as Executive Vice President, General Counsel and Assistant Secretary in October 2011 with over 25 years of experience managing legal affairs. Prior to joining Allergan, Mr. Pinkston served as the Senior Vice President, General Counsel and Secretary of Beckman Coulter, Inc. from 2005 through the company’s sale to Danaher Corporation in June 2011. While at Beckman Coulter, Mr. Pinkston was responsible for all aspects of the company’s global legal affairs as well as the company’s compliance program, corporate social responsibility program, internal audit department and knowledge resources. Prior to joining Beckman Coulter, Mr. Pinkston held various positions at Eli Lilly and Company from 1999 through 2005, including serving as deputy general counsel responsible for the legal affairs of Lilly USA. Mr. Pinkston served as general counsel of PCS Health Systems from 1994 to 1999 after working for McKesson Corporation and beginning his legal career as an attorney with Orrick, Herrington & Sutcliffe. Mr. Pinkston received a Bachelor’s Degree in Geophysics from Yale College and a Juris Doctor degree from Yale Law School.

Mr. Sherman joined Allergan as Executive Vice President, Human Resources in September 2010 with more than fifteen years of human resources leadership experience. Prior to joining Allergan, Mr. Sherman worked at Medtronic, Inc., a global medical device company, from August 1995 to September 2010 in roles of increasing complexity and responsibility. From April 2009 until September 2010, Mr. Sherman served as Medtronic’s Vice President, Global Total Rewards and Human Resources Operations, where he was responsible for global compensation and benefits programs, and served as Secretary to the Compensation Committee of Medtronic’s Board of Directors. Mr. Sherman lived in Europe from August 2005 until April 2009 and served as Vice-President, International Human Resources (May 2008—April 2009) and Vice-President, Human Resources-Europe, Emerging Markets and Canada (August 2005—May 2008). Prior to these assignments, Mr. Sherman held a series of other positions at Medtronic including Vice President, Human Resources-Diabetes (January 2002—July 2005). Prior to joining Medtronic, Mr. Sherman held various positions in the Human Resources and Sales organizations at Exxon Corporation from 1990 to 1995. Mr. Sherman holds a Master’s Degree in Industrial and Labor Relations from Cornell University and a Bachelor’s Degree in International Affairs from The George Washington University.

Dr. Whitcup has been Executive Vice President, Research and Development, and Chief Scientific Officer since April 2009. Prior to that, Dr. Whitcup was Executive Vice President, Research and Development since July 2004. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology. In January 2004, Dr. Whitcup became Allergan’s Senior Vice President, Development, Ophthalmology. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute at the National Institutes of Health. As Clinical Director, Dr. Whitcup’s leadership was vital in building the clinical research program and promoting new ophthalmic therapeutic discoveries. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/David Geffen School of Medicine at the University of California, Los Angeles. Prior to its sale to Mallinckrodt plc in 2014, Dr. Whitcup served on the board of directors of Questcor Pharmaceuticals, Inc., which was a publicly traded biopharmaceutical company prior to such sale. Dr. Whitcup also serves on the board of directors of Semnur Pharmaceuticals, a privately held company. Dr. Whitcup graduated from Cornell University and Cornell University Medical College. He completed residency training in internal medicine at the University of California, Los Angeles and in ophthalmology at Harvard University, as well as fellowship training in uveitis and ocular immunology at the National Institutes of Health. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/David Geffen School of Medicine at the University of California, Los Angeles.

Corporate Governance

Stockholder Responsiveness

At the 2014 Annual Meeting, a majority of stockholders representing a majority of shares present and entitled to vote approved a non-binding stockholder proposal requesting that our Board adopt a policy, and amend our governing documents, to require the Chairman of the Board to be an independent director. While this proposal was not approved by a majority of shares outstanding, in advance of the 2015 annual meeting of stockholders, our Board intends to engage with our significant stockholders to seek input regarding the potential adoption of appropriate responsive actions.

In addition, our Board has received preliminary feedback from our stockholders regarding the adoption of amendments to our Charter and our Bylaws to permit stockholders to act by written consent, which was approved by our stockholders at the 2014 Annual meeting. Also in advance of the 2015 annual meeting of stockholders, our Board intends to engage with our significant stockholders to consider potential amendments to the stockholder right to act by written consent.

Director Independence

Our Bylaws and our Board of Directors Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange (the “NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our Board must determine that a director has no material relationship with us other than as a director. Our Board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our Board has affirmatively determined that none of Drs. Dunsire or McDonnell, Messrs. Gallagher, Lavigne, Proctor, Ray or Termeer, or Prof. Jones currently has any material relationship with us other than as a director and each is “independent” within the foregoing independence standards. Mr. Pyott was determined to not be independent based on his service as our President and Chief Executive Officer. Our Board’s independence determinations included reviewing Prof. Jones’ and Dr. McDonnell’s service as a director on the board of directors of a company with which Allergan had done business and a commercial relationship between Allergan and a company where Dr. Dunsire previously served on the management team, where the amount was significantly less than $1 million or 2% of such company’s consolidated gross revenues.

Our Board has also determined that each member of the Audit and Finance Committee, the Corporate Governance and Compliance Committee, the Organization and Compensation Committee and the Science &

Technology Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Board Meetings

Our business and affairs are managed under the direction of our Board. Our Board held five (5) full meetings during 2013 and each incumbent director attended at least 75% of those meetings when he or she was a member of our Board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with our Chairman of the Board, lead independent director and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Our independent directors meet regularly in executive sessions without management. It is our Board’s policy that our lead independent director presides over the executive sessions. If not present, a different independent director is selected by the independent directors to chair the executive session. Our Board has appointed Mr. Gallagher to serve as our lead independent director. Executive sessions of our independent directors are typically held in conjunction with each regularly scheduled board meeting; however, our lead independent director possesses the authority to call a meeting of our independent directors that is not in conjunction with a regularly scheduled board meeting.

Board Committees

Our Board has a standing Audit and Finance Committee, Corporate Governance and Compliance Committee, Organization and Compensation Committee and Science & Technology Committee. Our Board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Audit and Finance Committee

The Audit and Finance Committee is composed of Mr. Ray (chairperson), Messrs. Lavigne and Proctor and Ms. Dunsire. Our Board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. The Audit and Finance Committee held ten (10) meetings during 2013 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our Board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles as well as auditing our internal controls over financial reporting and expressing an opinion as to their effectiveness. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our Board in its oversight of our compliance with legal and regulatory requirements;

•	assists our Board in its oversight of enterprise-wide risk management;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our Board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•	reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our Board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•	reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•	manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•	pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our Board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

Corporate Governance and Compliance Committee

The Corporate Governance and Compliance Committee is composed of Mr. Termeer (chairperson), Mr. Gallagher, Dr. McDonnell and Prof. Jones. The Corporate Governance and Compliance Committee held five (5) meetings during 2013 and each incumbent member of the Corporate Governance and Compliance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance and Compliance Committee:

•	receives reports from management regarding compliance-related matters and provides general compliance oversight;

•	reviews and oversees compliance programs related to our Corporate Integrity Agreement;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our Board concerning the size and composition of our Board;

•	develops and recommends to our Board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our Board concerning its assessment of our Board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, our current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate;

•	makes recommendations to our Board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues;

•	reviews and updates our Code of Business Conduct and Ethics and ensures that management has established a system to enforce the Code of Business Conduct and Ethics; and

•	reviews political spending by the Company and any affiliated political action committees.

The Corporate Governance and Compliance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our Board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance and Compliance Committee generally engages in the following selection process:

•	the Corporate Governance and Compliance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our Board with specific criteria or to fill a vacancy on our Board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our Board;

•	the Corporate Governance and Compliance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance and Compliance Committee may hire a search firm if deemed appropriate;

•	the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our Board are identified and presented to the chairperson of the Corporate Governance and Compliance Committee, or in the chairperson’s absence, any member of the Corporate Governance and Compliance Committee delegated to initially review director candidates;

•	the appropriate Corporate Governance and Compliance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our Board at that time;

•	if the reviewing Corporate Governance and Compliance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance and Compliance Committee interview prospective director candidate(s);

•	the Corporate Governance and Compliance Committee provides informal progress updates to our Board;

•	the Corporate Governance and Compliance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance and Compliance Committee, the Corporate Governance and Compliance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance and Compliance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•	in selecting directors, the Corporate Governance and Compliance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•	the Corporate Governance and Compliance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•	directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our Board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance and Compliance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director or a stockholder.

Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates or nominate a director in accordance with our Charter and our Bylaws. All submissions should be sent to the Corporate Governance and Compliance Committee of Allergan, Inc.’s Board of Directors, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. Submissions that meet the criteria outlined above will be forwarded to the chairperson of the Corporate Governance and Compliance Committee or such other member of the Corporate Governance and Compliance Committee delegated to review and consider candidates for director nominees. The procedures for nominating a director in accordance with our Charter and our Bylaws are described in this Proxy Statement in the section entitled “Stockholder Proposals for Presentation at the 2015 Annual Meeting.”

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) is composed of Messrs. Gallagher (chairperson), Proctor, Ray and Termeer. The Compensation Committee held six (6) meetings during 2013 and each incumbent member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of executive officers, including salary and bonus awards;

•	establishes, and approves for submission to our Board when required, overall employee compensation plans and policies;

•	reviews and assesses risks relating to overall employee compensation plans and policies;

•	reviews, discusses with our Board and approves the corporate organizational structure;

•	reviews and approves the election of executive officers for submission to our Board;

•	reviews and discusses with our Board and management our succession and organization plans, criteria for success related to key positions, as well as talent development activities and milestones;

•	reviews and discusses with our Board the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our Board major compensation programs; and

•	administers our various compensation and stock option plans.

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties. Frederick W. Cook & Co. was engaged for 2013 as the compensation consultant for the Compensation Committee. The compensation consultant performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson. For 2013, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual and special performance incentive awards, annual and special equity awards and executive benefits;

•	a comprehensive review of our executive compensation strategy, including reviewing our peer group companies and the criteria for selecting peers, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this Proxy Statement.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation and the role of our Chief Executive Officer in recommending compensation amounts, see the “Compensation Disclosure” section beginning on page A-16 in Annex A to this Proxy Statement.

Science & Technology Committee

The Science & Technology Committee is composed of Prof. Jones (chairperson), Drs. Dunsire and McDonnell and Mr. Lavigne. The Science & Technology Committee held five (5) meetings during 2013 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our R&D organization;

•	evaluates the investment allocation for our R&D portfolio, including project expenditures;

•	reviews the major strategic priorities within our R&D organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major R&D projects;

•	monitors the progress of our R&D projects, including milestones;

•	reviews the process for R&D patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Board Leadership Structure

Our Board has carefully considered our Board leadership structure and determined that it is in the best interests of the Company and our stockholders to have our Chief Executive Officer lead our Board as Chairman, together with a lead independent director. Our Board believes our leadership structure, with its emphasis on board independence together with strong board and committee involvement, provides sound and robust oversight of management.

Board Independence

In determining the most appropriate board leadership structure for the Company, our Board closely considered our current system for ensuring significant independent oversight of management, including the following, effective immediately prior to the annual meeting:

•	eight of our nine current directors (89%) are independent as defined by the applicable listing standards of the NYSE and requirements of the SEC, with Mr. Pyott being the sole exception;

•	each director serving on our Audit and Finance Committee, Compensation Committee, Corporate Governance and Compliance Committee, and Science & Technology Committee is independent;

•	the Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the sole authority to retain and to terminate compensation advisors; and

•	our Board’s ongoing practice of regularly holding executive sessions without management and under the direction of our lead independent director.

Mr. Gallagher, as our Board’s lead independent director, holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Gallagher:

•	presides over executive sessions of our Board and over board meetings when the Chairman of the Board is not in attendance;

•	consults with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by the independent members of our Board;

•	administers the annual board evaluation and reporting the results to the Corporate Governance and Compliance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

Benefits of a Combined Leadership Structure

Our governing documents permit the roles of the Chief Executive Officer and Chairman to be filled by the same or different individuals. This flexibility permits our Board to choose a leadership structure that best addresses the Company’s evolving and highly complex business based on the individuals available and circumstances present at the time. In determining that we are best served by having Mr. Pyott serve as Chief Executive Officer and Chairman of the Board, our Board considered the following benefits:

•	Mr. Pyott possesses unique knowledge regarding our operations and the industries and markets in which we compete. This understanding of the challenges our Company faces positions Mr. Pyott to set our Board’s agenda and lead effective discussions on important matters related to our business.

•	Mr. Pyott is best situated to act as a bridge between management and our Board by promoting communication and coordinating the strategic objectives of both groups. Our Board believes that having Mr. Pyott serve as the Chairman and the leader of the management team optimizes the Company’s ability to execute its initiatives to maximize stockholder value.

•	The combined role of Chief Executive Officer and Chairman unifies the message of the Company’s leadership and facilitates centralized responsibility in one person so that there is no ambiguity about accountability.

•	The strength and effectiveness of the communications between Mr. Pyott and our Board’s lead independent director results in effective board oversight over issues, plans and prospects of the Company.

Board Risk Oversight

Our Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Our Board meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management. The Audit and Finance Committee oversees our financial risk exposures, including monitoring the integrity of our financial statements, financial reporting process and systems of internal controls, accounting and legal compliance and the independence and qualifications of our independent registered public accounting firm. The Audit and Finance Committee receives an annual risk and internal controls assessment report from our internal audit department. The Audit and Finance Committee meets at least quarterly with our financial management, independent registered public accounting firm and legal advisors for updates on risks related to our financial reporting function and also assists our Board in its oversight of our compliance with legal and regulatory requirements.

Risks related to our company-wide compensation programs are reviewed by the Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment see “Compensation Disclosure—Compensation Risk Management” section beginning on page A-51 in Annex A to this Proxy Statement. Our Corporate Governance and Compliance Committee provides compliance oversight and reports to the full Board on compliance matters, including issues arising under our Code of Business Conduct and Ethics, and makes recommendations to our Board on corporate governance matters, including director nominees, the determination of director independence, board and committee structure and membership. Our Science & Technology Committee helps evaluate the investment allocation for our R&D portfolio, reviews the major strategic priorities within our R&D organization, and reviews risks associated with potential acquisitions and partners.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance & Certificates section of our website at www.allergan.com. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website.

Contacting Our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our Secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our Secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to Board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all Board members to attend. All of the directors then in office attended our 2013 and 2014 annual meetings of stockholders.

Non-Employee Directors’ Compensation

Our Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our Board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. Our non-employee directors are also subject to certain stock ownership guidelines. For more information on non-employee director compensation and stock ownership guidelines, see the “Director Compensation” section beginning on page A-49 in Annex A to this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of September 30, 2014, regarding the beneficial ownership of our Common Stock by (i) each director, (ii) our Chief Executive Officer, former Chief Financial Officer, each of our three other most highly compensated executive officers for the year ended December 31, 2013 and (iii) all of our current directors and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock	Total Shares of Common Stock Beneficially Owned	Percent of Class(3)
Directors:
Deborah Dunsire, M.D.	29,111	65,799	0	94,910	*
Michael R. Gallagher	37,954	61,081	0	99,035	*
Trevor M. Jones, Ph.D.	2,375	51,733	0	54,108	*
Louis J. Lavigne, Jr.	17,529	0	0	17,529	*
Peter J. McDonnell, M.D.	3,108	0	0	3,108	*
Timothy D. Proctor	3,108	812	0	3,920	*
David E.I. Pyott	234,173	2,265,200	0	2,499,373	*
Russell T. Ray	25,918	54,600	0	80,518	*
Henri A. Termeer(4)	0	0	0	0	*
Other Named Executive Officers:
Douglas S. Ingram	30,108	527,700	0	557,808	*
Jeffrey L. Edwards(5)	20,264	207,850	0	228,114	*
Scott M. Whitcup, M.D.	20,851	556,200	0	577,051	*
Julian S. Gangolli	20,593	140,500	3,000	164,093	*
All current directors and executive officers (as a group 17 persons, including those named above)	469,021	4,326,675	13,700	4,809,396	1.593%

*	Beneficially owns less than 1% of our outstanding Common Stock.
(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of September 30, 2014.
(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of September 30, 2014 as follows: (1) for executive officers, these shares may be acquired upon the exercise of stock options and vesting of restricted stock units; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units, as well as shares accrued under our Deferred Directors’ Fee Program as of September 30, 2014. Under our Deferred Directors’ Fee Program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our Common Stock such that on the date of deferral the director is credited with a number of phantom shares of our Common Stock equal to the amount of fees deferred divided by the market price of a share of our Common Stock as of the date of deferral. Upon termination of the director’s service on our Board, the director will receive shares of our Common Stock equal to the number of phantom shares of our Common Stock credited to such director under the Deferred Directors’ Fee Program.
(3)	Based on 297,613,483 shares of our Common Stock outstanding as of September 30, 2014 (exclusive of approximately 9,992,377 shares of Common Stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.
(4)	Mr. Termeer was appointed to our Board on January 24, 2014.
(5)	On August 18, 2014, Mr. Edwards resigned from his position as Executive Vice President, Finance and Business Development, Chief Financial Officer due to family commitments.

Stockholders Holding 5% or More

Except as set forth below, the Company’s management is not aware of any person who is the beneficial owner of more than 5% of our issued and outstanding Common Stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class(1)
Capital Research Global Investors(2) 40 East 52nd Street New York, NY 10022	17,472,533	5.87%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	17,416,972	5.85%
Pershing Square Capital Management, L.P.(4) 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	9.71%
PS Management GP, LLC(4) 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	9.71%
William A. Ackman(4) 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	9.71%
Valeant Pharmaceuticals International, Inc.(5) 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8	28,878,638	9.71%
Valeant Pharmaceuticals International(5) 400 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	28,878,638	9.71%

(1)	Based on 297,613,483 shares of Common Stock outstanding as of September 30, 2014 (exclusive of approximately 9,992,377 shares of Common Stock held in treasury).
(2)	Based on information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 10, 2014 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors reported that it has sole voting power with respect to 17,472,533 shares and sole dispositive power with respect to 17,472,533 shares. The Company understands that Capital Research Global Investors currently holds less shares than reported on its Schedule 13G.
(3)	Based on information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 14,470,789 shares and sole dispositive power with respect to 17,416,972 shares.
(4)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on September 23, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, pursuant to which the three parties reported that they have shared beneficial ownership with respect to 28,878,638 shares and shared voting power with respect to 28,878,538 shares.
(5)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on September 16, 2014 by Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals International, pursuant to which the two parties reported that they have shared beneficial ownership with respect to 28,878,538 shares and shared voting power with respect to 28,878,538 shares, and on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on June 2, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, which reported that Valeant has sole voting power with respect to 100 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2013, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

Compensation Disclosure

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses our executive compensation policies and programs and the compensation decisions made in 2013 for our named executive officers who are generally defined under the SEC’s proxy rules as a company’s chief executive officer, chief financial officer and the other three most highly compensated employees who were serving as executive officers at year-end. For 2013, our named executive officers were:

•	David E.I. Pyott, Chairman of the Board and Chief Executive Officer;

•	Douglas S. Ingram, President;

•	Jeffrey L. Edwards, our former Executive Vice President, Finance and Business Development, Chief Financial Officer;

•	Scott M. Whitcup, M.D., Executive Vice President, Research and Development, Chief Scientific Officer; and

•	Julian S. Gangolli, Corporate Vice President and President, North America.

As previously disclosed, on August 18, 2014, Mr. Edwards resigned from his position as Executive Vice President, Finance and Business Development, Chief Financial Officer due to family commitments. Mr. Edwards has been succeeded by James M. Hindman. The Compensation Committee administers the compensation policies and programs for our senior executives, as well as our equity-based incentive compensation plans and rewards strategies for all employees. A summary of this year’s highlights follows below.

2013 Company Performance and Link to Pay Decisions

Company Financial Performance

Our executive compensation programs are designed to reward superior company performance and provide consequences for underperformance. Our positive financial and operating results continued during 2013:

•	Adjusted EPS attributable to continuing operations increased 18.1% to $4.77. The Adjusted EPS value used to calculate our 2012 bonus awards was further adjusted to give effect to the delayed adoption of the 2012 U.S. Research and Development tax credit (the “2012 R&D Tax Credit”). After giving effect to the 2012 R&D Tax Credit, the Adjusted EPS attributable to continuing operations increase in 2013 was 16.6%.

•	Annual sales revenues increased 11.7% to $6,197.5 million.

•	R&D reinvestment was 16.8% of sales revenue, or $1,042.3 million.

•	Our total stockholder return (stock price appreciation plus dividends) (“TSR”) for the one-, three- and five-year periods ending on December 31, 2013 was 21.3%, 17.7% and 22.8%, respectively.

Total Stockholder Return

Our executive compensation program is designed to have a significant portion of our executives’ compensation opportunity delivered in the form of equity-based compensation to tie our executives’ long-term interests to those of our stockholders. We achieved strong absolute TSR for the one-, three- and five-year periods ending on December 31, 2013 of 21.3%, 17.7% and 22.8%, respectively. Our TSR for these periods as compared to our peers is shown below, which does not reflect the accelerated performance and growth in the business during 2014. The Company continues to deliver consistent long-term, stockholder value creation, realizing a five-year TSR in the top half of our peer group in each of the past three years. In 2013, the Company encountered significant unforeseen business issues, including the unanticipated publication of draft guidance by the U.S. Food and Drug Administration (the “FDA”), that proposes certain approaches for demonstrating bioequivalence in abbreviated new drug applications referring to the new drug application related to our Restasis® product, delays related to the clinical development of the anti-VEGF DARPin® for the treatment of serious ophthalmic diseases and Latisse® for scalp hair growth, and receipt of a Complete Response Letter from the FDA with regard to our new drug application for Levadex®. The Company also faced patent litigation concerns related to our Lumigan® 0.01% product that were not resolved in 2013—in January 2014, a U.S. District Court in Texas ruled that all five of our Lumigan® 0.01% patents are valid until their expiries, the latest of which is in 2027.

These unexpected events negatively impacted our one-year TSR; nevertheless, the Company generated over $5.5 billion in total stockholder value over the period. We believe the longer-term TSR is a more reliable metric of company performance, as the one-year TSR is impacted by short-term share price fluctuations. For example, our 13-month TSR as of January 31, 2014 would have been 25.2% and, if pulled forward as of February 19, 2014, would have been 36.8%. The TSR gains generated in 2009 and 2010 are reflected in our strong five-year TSR, but negatively impact the comparative results of our three-year TSR as our peer group benefits from their comparatively poor 2009 and 2010 stock price performance when reporting their stock price increase from 2011 through 2013.

2013 Compensation Highlights and Key Decisions

•	Base Salaries and Target Bonus Opportunities. Base salaries were adjusted for our named executive officers in 2013 to reflect merit increases consistent with our company-wide increase and as needed to bring their salaries closer to the market median. Additionally, Mr. Ingram received a 15% increase to his base salary and a 5% increase to his target bonus in connection with his promotion to President in July 2013. Mr. Pyott’s 2013 target bonus opportunity was also increased by 5% to recognize his performance and tenure, and to improve the position of his total target cash compensation versus the median. None of the other named executive officers received any increases to their target bonus opportunities. Following these adjustments, the total annualized salary and target bonus opportunities for our named executive officers were within 0.4% of the market median overall.

•

Cash Bonuses Reflected Positive 2013 Company Performance. We use annual performance-based cash incentive awards to motivate our executives to achieve our company-wide short-term performance objectives. For our executives, we generally target the market median for our annual target cash compensation levels, which provides focus on the importance of achieving our annual corporate goals. We used the following three performance measures for the 2013 calendar year: (i) Adjusted EPS, (ii) sales revenue growth and (iii) R&D reinvestment rate. These three measures provide focus on key drivers of performance in our business, in order to ensure quality earnings per share while continuing to reinvest in the long-term growth of our business through R&D.

For 2013, we achieved 100.2% of the Adjusted EPS target. The goal set was challenging and the target Adjusted EPS was set at a level that would require the Company to achieve an Adjusted EPS in 2013 that was approximately 13.4% higher than the Adjusted EPS achieved in 2012. Additionally, we attained 97.6% of the revenue growth target and 99.4% of the R&D reinvestment target. These targets were also ambitious and set at levels that would require the Company to achieve significant revenue growth and R&D reinvestment in 2013. As a result of our performance and in accordance with the bonus structure approved at the beginning of 2013, the bonus payout under our Executive Bonus Plan to our Chief Executive Officer was approximately 99.32% of his target bonus opportunity. The bonus pool for our other named executive officers under our Management Bonus Plan was funded slightly higher, at approximately 101.8% of their aggregate target bonus opportunities due to exceptional performance in the global regions where Messrs. Ingram and Gangolli participated (for purposes of determining the bonus pool allocation).

•	Stock Options as a Key Component of Compensation. We tailor our cash incentive awards to align with our foreseeable business objectives on an annual basis and utilize long-term equity incentives to promote sustained stockholder value creation in line with the Company’s growth aspirations. The Compensation Committee believes that stock options, in lieu of alternative equity awards, most effectively align the interests of our executives with those of our stockholders and are therefore the primary long-term compensation vehicle for our named executive officers. Awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved; they also place a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our executives will realize no value in their stock options—put simply, stock options provide no guaranteed value for the executives. For additional information on our use of stock options please see the “Components of Compensation—Long-Term Equity Incentives” section beginning on page A-28 in Annex A to this Proxy Statement.

Equity awards, mainly in the form of stock options, represented approximately 67% of our named executive officers’ aggregate cash and equity compensation in 2013. For 2013, we generally targeted the market median for our base salary and annual target cash compensation levels and the market 75th percentile for equity compensation. In September 2014, after careful review of actual equity grant positioning and market data, the Compensation Committee revised its equity grant position statement to reflect more accurately its practice—to target between the market median and 75th percentile. The Compensation Committee continues to believe this positioning places greater emphasis on long-term at-risk pay, offers exceptional alignment with stockholder interests, and drives long-term performance and retention.

•

Elimination of Excise Tax Gross-Ups in Change of Control Arrangements. In furtherance of its commitment to promote strong governance and pay practices, the Compensation Committee elected not to renew existing change of control agreements with its named executive officers, thereby eliminating the executives’ right to receive excise tax gross-ups under the agreements. Instead, upon termination of the change of control agreements, the executives became eligible to participate in the Company’s Change of Control Policy, which does not contain excise tax gross-up provisions. In addition, the Allergan, Inc. Change in Control Policy (the “CIC Policy”) calculates cash severance benefits differently than the individual change in control agreements, by basing the calculation, in part, on the target bonus amount for the year in which a qualifying termination occurs rather than the average of the two highest of the last five bonuses paid to the participant. The CIC Policy also eliminates certain retirement benefits executives are eligible to receive upon a change of control with qualifying termination, including the elimination of a cash payment in lieu of service credit under our retirement plans. As of December 31, 2013, each named executive officer’s change in control agreement had terminated and each executive was a participant in the Company’s Change of Control Policy.

•	2013 CEO Compensation Significantly Below TSR Trend Performance. In 2013, the Company delivered approximately a $5.5 billion increase in stockholder value, while Mr. Pyott’s total compensation, as reported in the Summary Compensation Table, decreased by more than $9.1 million. Over the past three years, the Company has delivered approximately a $14.5 billion increase in stockholder value, while Mr. Pyott’s 2013 total compensation was more than $1.9 million below his 2011 total compensation and approximately $600,000 less than his 2010 total compensation. This 2013 decrease in total compensation comes in a year when Mr. Pyott was voted to the Institutional Investor All-America Executive Team in the healthcare pharmaceuticals sector, voted best CEO in the sector by sell side investors and third by buy side investors. The following table shows the alignment between our CEO’s total compensation, as reported in the Summary Compensation Table, against our indexed TSR over the last five years.

A review of Mr. Pyott’s compensation over the prior three years includes a one-time performance-based retention grant made in 2012. Since this grant was made, Mr. Pyott has more than doubled stockholder value—increasing the Company’s market capitalization by more than $26 billion as of September 30, 2014—that is immediately accessible to stockholders, while Mr. Pyott remains subject to certain time-vesting requirements, even though the performance-vesting requirements have been met. The terms of this grant were discussed with Institutional Shareholder Services, Inc. (“ISS”) in 2013 and ISS agreed that a “FOR” recommendation was warranted on our Say-on-Pay proposal in 2012. Additionally, in 2013 our stockholders agreed and approved, on an advisory basis, the compensation of our named executive officers, including the 2012 compensation of Mr. Pyott, with 91.5% approval rate. However, when this one-time performance grant was incorporated into a comparative review of Mr. Pyott’s three-year pay in relation to the Company’s three-year TSR, ISS determined that Mr. Pyott’s compensation appeared to be out of alignment with the peer group devised by ISS and noted a “high concern” level under its relative pay-TSR quantitative test. This “high concern” is principally attributable to two factors: (1) the inclusion of Mr. Pyott’s 2012 one-time performance grant that ISS recommended in favor of approving, and our stockholders reviewed and overwhelmingly approved in 2013 as part of the 2013 Say-on-Pay proposal; and (2) the impact of the Company’s exceptional financial performance in 2009 and 2010, which had the negative effect of dampening our three-year TSR as compared against the three-year TSR of our peers that more recently rebounded from poor stockholder returns. A more complete comparison of our performance as compared to the same peers is illustrated by our five-year relative TSR which ranks the Company close to the 75th percentile of the peers. For more information on the 2012 performance-based grant see the “Components of Compensation—CEO 2012 Performance-Based Restricted Stock Unit Award” section beginning on page A-30 in Annex A to this Proxy Statement.

Mr. Pyott’s 2013 total compensation is approximately 1.63x the market median of the anticipated peer group determined by ISS, which falls well under the threshold ISS concern of 2.33x. This modest multiple of median is particularly notable considering Mr. Pyott’s 16 year tenure as our Chief Executive Officer during which he has consistently returned significant stockholder value. Under Mr. Pyott’s leadership, our annual revenues have grown from approximately $1.15 billion in 1998 to approximately $6.19 billion in 2013, and our market capitalization has grown from approximately $2 billion when Mr. Pyott joined us to over $37 billion as of March 24, 2014.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. The Compensation Committee has, among other things, taken the following actions:

•	retained an external, independent compensation consultant who reports directly to the Compensation Committee and does not provide any other services to management or the Company;

•	incorporated compensation analytical tools such as market data for all compensation components, tally sheets, compensation history for each executive and termination analyses as part of its annual executive compensation review;

•	implemented enhanced clawback provisions for all incentive compensation under defined circumstances;

•	implemented stock ownership guidelines that align our executives’ and our directors’ long-term interests with those of our stockholders and discourage excessive risk-taking;

•	implemented equity compensation grant date and formula procedures that comply with evolving best practices and avoid market timing concerns; and

•	implemented an annual process to review our global incentive compensation and benefit programs, and assess the risks related to our company-wide compensation structure, policies and programs.

Fiscal 2013 Compensation Details

Compensation Objectives

The Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that ensures the focus, motivation and retention of a superior senior management team, and delivers significant rewards for superior performance and consequences for underperformance. Specifically, the Compensation Committee’s philosophy is to:

•	provide a total executive compensation program that is competitive with other companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•	place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility, and by using equity as a key component of our executive compensation program;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with those of our stockholders; and

•	promote stability and retention of our senior management team.

Consistent with our performance-based philosophy, approximately 83% of our named executive officers’ potential 2013 compensation was delivered pursuant to performance- and/or equity-based compensation programs. These programs include annual cash incentive awards based on our short-term financial performance and our equity awards, typically in the form of stock options, which primarily reward long-term performance. These, coupled with mandatory stock ownership guidelines, further align the interests of management with those of our stockholders.

At our annual meeting of stockholders last year, our stockholders expressed strong support for our executive compensation programs and the compensation of our named executive officers, with an approval rate of approximately 91.5% for our Say-on-Pay resolution. In light of this support, the Company’s continued strong performance and the continuing success of our executive compensation programs, the Compensation Committee made no significant changes to the overall design of our executive compensation program during 2013, other than to shift our named executive officers from individual change in control agreements to the CIC Policy. For more information on the CIC Policy, please see “Severance and Change in Control Benefits—Change in Control Benefits” beginning on page A-34 in Annex A to this Proxy Statement and the “Potential Payments Upon Termination or Change in Control Table” beginning on page A-45 in Annex A to this Proxy Statement. The Compensation Committee continuously endeavors to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

Approach for Determining Form and Amount of Compensation

The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market practices, each executive officer’s role and responsibilities, the executive officer’s performance of those responsibilities and our current and historical financial performance.

Use of External Compensation Consultant

The Compensation Committee works with an external, independent compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. Frederic W. Cook & Co., Inc. (“Cook & Co.”) was engaged for 2013 as the compensation consultant for the Compensation Committee. The Compensation Committee has taken great care to ensure that the advice provided by its external compensation consultant is objective and unbiased. Cook & Co. performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson. In addition, Cook & Co. annually provides a certification to the Compensation Committee regarding its independence and provision of services. The Compensation Committee has assessed the independence of Cook & Co. and concluded that no conflicts of interest exist that would prevent Cook & Co. from providing independent and objective advice to the Compensation Committee.

Cook & Co. provides the Compensation Committee with third-party data and analyses, advice and expertise on competitive practices and trends, executive compensation plan design and proposed compensation forms and levels. For more information on the services provided by the compensation consultant and the compensation consultant’s fees, please see the “Corporate Governance—Board Committees—Organization and Compensation Committee” section beginning on page A-9 in Annex A to this Proxy Statement.

Comparison to Market Practices

The Compensation Committee annually compares the levels and elements of compensation that we provide to our executive officers with the levels and elements of compensation provided to their counterparts in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent. The

Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent available on our senior management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members that may deviate from the general principle of targeting compensation at specified levels.

The levels and elements of cash compensation that we provide are compared to a “market composite” of data that includes, where available, proxy information for all of the companies in our peer group as well as industry-specific published survey data. The survey data and the peer group data are intended to be complementary to one another, with the survey data providing a broader industry-wide component and the peer group data providing information regarding companies most directly comparable to us. Both data sources are based on job and functional responsibility and are adjusted to reflect the size and scope of responsibility for each position. For its 2012 year-end market analysis, which the Compensation Committee reviewed in making compensation decisions for 2013, Cook & Co. generally used a blend of peer group and pharmaceutical survey data. The pharmaceutical survey data was collected from the following published compensation surveys: Towers Watson 2012 U.S. CDB Executive Compensation Survey—Pharmaceutical and Health Sciences, and Mercer 2012 U.S. SIRS Executive Survey—Life Sciences Industry. Long-term incentive award guidelines also were constructed based on pharmaceutical and general industry survey data from the Towers Watson 2012 U.S. CDB Pharmaceutical and General Industry Executive Compensation Databases. Equity awards to our executive officers are based on these guidelines as well as peer group company data where available.

The peer group that the Compensation Committee used to compare the levels and elements of compensation that we provided to our executive officers in 2013 consisted of the following companies: Johnson & Johnson, Abbott Laboratories, Eli Lilly and Company, Bristol-Myers Squibb Company, Amgen Inc., Gilead Sciences, Inc., Stryker Corporation, St. Jude Medical, Inc., Biogen Idec Inc., Forest Laboratories, Inc., Celgene Corporation, Endo Health Solutions Inc. and Valeant. The companies in the peer group for whom public data is available have the following profile:

	Allergan, Inc.		Peer Group
Revenue(1)	$6.8 billion	Range:	$5.6 – $73.5 billion
		Median:	$16.2 billion

Market Capitalization(2)	$53.4 billion	Range:	$17.4 – $300.5 billion
		Median:	$76.5 billion

(1)	Revenue reflects the most recent four quarters available as of September 29, 2014.
(2)	As of September 29, 2014.

The Compensation Committee, with the help of Cook & Co., periodically reviews the composition of the peer group and the criteria used for selection, considering modifications where needed. We believe that company size should not be the only factor in determining our peer group. Instead, we also look to whether a company competes directly with us in the pharmaceutical, biotechnology and medical device markets, in terms of products and services, reinvestment capital or key talent. In recent years there has been significant consolidation in our industry through mergers and acquisitions, thereby limiting the number of companies available as appropriate peers. As a result, some of our peer companies fall outside of the target revenue range of one-half to two times our size that might be considered optimal. However, we believe that it is important to include in our peer group companies that may be outside this range, but with which we compete for products, capital and executive talent, rather than select peer companies that may be engaged in entirely different and unrelated businesses such as pharmaceutical generics, pharmaceutical distribution or medical insurance companies. We are a branded pharmaceutical and medical device company with an innovative high growth, high margin business model requiring significant R&D reinvestment annually. We do not compete with low margin generic manufacturers which have significantly different R&D and investment and operating models. The companies in our 2013 primary peer group represented our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.

For our market comparisons in 2014, we added AbbVie Pharmaceuticals to the peer group used in 2013 after it was split off from Abbott Laboratories. For its 2013 year-end market analysis, which the Compensation Committee reviewed in making compensation decisions for 2014, the pharmaceutical survey data was collected from the following published compensation surveys: Towers Watson 2013 U.S. CDB Executive Compensation Survey—Pharmaceutical and Health Sciences, and Mercer 2013 U.S. SIRS Executive Survey—Life Sciences Industry.

Emphasis on Equity Compensation and “At Risk” Compensation

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation is delivered in the form of “at risk” pay, with the majority being in equity-based compensation in order to provide the greatest emphasis on long-term performance, thus promoting alignment with long-term stockholder interests. The following charts reflect the average compensation mix of our named executive officers as compared to the pay mix at our peer group companies.

Compensation History and Tally Sheets

At least annually, with the help of the external, independent compensation consultant, the Compensation Committee reviews the form of tally sheet and each named executive officer’s compensation history for the past three years, including each component of compensation and how it compared to market data, as well as each named executive officer’s level of stock ownership. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual cash incentive payouts at minimum, target and maximum levels, long-term incentive compensation, including the number of stock options and restricted stock awards or restricted stock units granted and their grant date fair values, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement and savings and investment plans, and the accumulated value of potential payouts under different termination scenarios, including under our severance and change in control arrangements.

The Role of Our Chief Executive Officer

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources Department routinely participate in this process, as does the Compensation Committee’s external, independent compensation consultant. Our Chief Executive Officer conducts in-depth performance reviews of each of the other executive officers and provides a summary of this review to the Compensation Committee. Our Chief Executive Officer also makes recommendations to the Compensation Committee regarding adjustments to these executives’ base salaries, target bonus opportunities, equity awards and perquisites, as required and based on their performance and market considerations. Subject to the Compensation Committee’s approval, our Chief Executive Officer also allocates the Management Bonus Plan pool to our businesses and/or functions based on each business’ and/or function’s results, and recommends any adjustments to the other named executive officers’ awards based on his evaluation of their performance. Our Chief Executive Officer’s recommendations are one of several important factors considered by the Compensation Committee in making its determinations regarding our executive compensation programs. The Chief Executive Officer also prepares a detailed assessment of his own performance and submits such self-assessment to the Compensation Committee and full Board for their review and consideration.

Components of Compensation

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses, equity grants primarily in the form of stock options, and retirement and other benefits. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among each of these key elements of compensation. Each of these elements is an integral part of, and supports, our overall compensation objectives.

Base Salaries

Base salaries provide our executive officers with a reasonable degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities and, in the case of new-hires, are evaluated at the time of hire.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the executive, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the market median.

In January 2013, the Compensation Committee approved salary increases, effective February 2013, of 5% for Mr. Pyott, 5% for Mr. Edwards, 4% for Dr. Whitcup, 3% for Mr. Ingram and 9% for Mr. Gangolli. In connection with the expansion of responsibilities related to his promotion to President effective July 1, 2013, Mr. Ingram’s base salary was increased by an additional 15%. Each salary adjustment was intended to recognize the executive’s contributions and provide our executives with market-competitive base pay and, in the case of Messrs. Pyott, Edwards and Gangolli, to bring each executive’s salary closer to market median.

As depicted in the following table, our named executive officers’ annualized base salaries are at approximately the market median. The market position of the named executive officers’ 2013 base salaries based on our 2012 year-end market study are shown in the table below:

Named Executive Officer	2013 Annualized Base Salary(1)	% of Market Median
David E.I. Pyott	$1,365,000	101%
Chairman of the Board and Chief Executive Officer

Douglas S. Ingram	$700,000	92	%(2)
President

Jeffrey L. Edwards	$645,000	94%
Former Executive Vice President, Finance and Business Development, Chief Financial Officer

Scott M. Whitcup, M.D.	$645,000	102%
Executive Vice President, Research and Development, Chief Scientific Officer

Julian S. Gangolli	$556,000	96%
Corporate Vice President and President, North America

(1)	Represents 2013 base salaries effective as of: February 2013 for Messrs. Pyott, Edwards, Whitcup and Gangolli and July 2013 for Mr. Ingram. Mr. Ingram’s salary was increased in July 2013 in connection with his promotion to President.
(2)	Represents information regarding the market median determined as of April 2013.

Annual Performance-Based Cash Incentive Awards

The primary purpose of our annual performance-based cash incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We maintain two annual bonus plans, each designed to reward management-level employees for their contributions to corporate objectives. In 2013, our Chief Executive Officer participated in our Executive Bonus Plan, while our other named executive officers and management employees participated in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2011. Our two annual bonus plans generally have the same structure, as described below.

At the beginning of each year, the Compensation Committee establishes the performance objectives and approves the bonus structure under the annual bonus plans. In the beginning of the following year, the Compensation Committee determines the amount of bonuses to be paid out under our Executive Bonus Plan and the size of the bonus pool to be paid to employees participating in our Management Bonus Plan based upon our prior year’s performance against the pre-established objectives. In the case of executives that are required to own stock under our stock ownership guidelines (currently our Chief Executive Officer, President, executive vice presidents and corporate vice presidents), as a risk management best practice, payment for above-target corporate performance historically has been made in restricted stock (in the case of U.S.-based executives) or restricted stock units (in the case of U.S. expats overseas or international executives); going forward, equity grants made as part of our bonus program will be made in restricted stock units. Equity grants awarded as payment for above-target corporate performance typically are subject to two-year cliff vesting.

Under both plans, our performance continues to be measured by our achievement of three key performance objectives: Adjusted EPS, sales revenue growth in local currency and R&D reinvestment rate of annual sales. These performance objectives are based on our corporate strategies and objectives established as part of our annual operating plan process. For 2013, these performance objectives for the threshold, target and maximum levels of performance (after implementing a more challenging adjustment to the R&D reinvestment rate performance goal in April 2013 to reflect the acquisition of MAP Pharmaceuticals) were as follows:

	Threshold	Target	Maximum
Adjusted EPS	$4.53	$4.76	$4.91
Sales revenue growth in local currency	5.0%	12.7%	18.8%
R&D reinvestment rate (of annual sales)	15.7%	16.9%	17.9%

We refer to the Adjusted EPS, the sales revenue growth in local currency and R&D reinvestment rate of annual sales targets as our EPS Target, Revenue Target and R&D Reinvestment Target, respectively.

The Compensation Committee determined that the EPS Target, the Revenue Target and the R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because they focus on achieving quality earnings per share while continuing to reinvest in the long-term growth of our business through R&D. In addition, the Compensation Committee determined that each goal was challenging and set at levels that would require the Company to achieve significant growth and performance.

Adjusted earnings per share (Adjusted EPS) represents earnings per share attributable to the Company as calculated under generally accepted accounting principles in the United States (“U.S. GAAP”), as adjusted to remove the effects of (i) extraordinary, unusual or non-recurring items; (ii) accounting changes required by U.S. GAAP; (iii) expenses for restructuring or productivity initiatives; (iv) integration and transaction costs associated with business combinations; (v) changes in the fair value of contingent consideration; (vi) amortization of acquired intangible assets; (vii) impairment of goodwill and intangible assets; (viii) significant unusual legal settlement expenses or recoveries; (ix) any unrealized gains or losses on derivative instruments; (x) significant discrete income tax adjustments related to transactions in previously filed tax returns; (xi) any other items that management determines are not reflective of the Company’s core, ongoing business activities; and (xii) any income tax effects of any adjustments with respect to subclauses (i) through (xi).

The funding level of the bonus pool as determined by our results for each of the three Company performance objectives is shown in the table below. For any bonus to be payable, Adjusted EPS had to be greater than $4.53 or approximately 95.2% of the EPS Target. Once this threshold Adjusted EPS amount was reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts.

Performance Metric	Bonus Pool Funding at Threshold Performance	Bonus Pool Funding at Target Performance(1)	Bonus Pool Funding at Maximum Performance(1)
EPS Target	0% of target pool	80%	96%
Revenue Target	0%	10%	25%
R&D Reinvestment Target	0%	10%	25%

Total	0%	100%	146%

(1)	No funding for the Revenue Target or R&D Reinvestment Target would be made unless Adjusted EPS exceeded the threshold of $4.53.

Once the aggregate bonus pool under the Management Bonus Plan is established, our Chief Executive Officer allocates the bonus pool to our businesses and/or functions based on the performance of each versus defined objectives that contributed to the results in 2013. This allocation of the bonus pool among our businesses and/or functions reinforces our pay-for-performance philosophy. The objectives of the businesses and functions are reviewed and approved annually by our Chief Executive Officer and, in the case of our executive officers, the Compensation Committee.

Under the Management Bonus Plan, within each business and/or function (including with respect to our named executive officer participants within the Management Bonus Plan), each participant’s bonus could be further modified down to 0% or up to 150% based upon the participant’s individual evaluation by his or her supervisor.

The bonus payable to our Chief Executive Officer under our Executive Bonus Plan for 2013 was based on the same formula as under our Management Bonus Plan, described above. The Compensation Committee, in its discretion, may reduce but not increase the bonus amount otherwise payable to the Chief Executive Officer under the Executive Bonus Plan in order to ensure compliance with Section 162(m) of the Code.

Target Bonuses and Payouts

In determining target bonus amounts (defined as percent of base salary), the Compensation Committee compares each executive officer’s proposed target annual cash compensation (base salary and target bonus based on 100% achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market for cash compensation. Mr. Pyott’s target bonus was increased 5% in 2013 to recognize his performance and tenure, and to improve the position of his total target cash compensation versus the median and Mr. Ingram’s target bonus was increased 5% following his promotion to President effective July 1, 2013. Each other of our named executive officer’s target bonus for 2013 remained at the same respective level as in 2012. The target bonus opportunities for the named executive officers are shown in the table below.

The table below illustrates potential bonus payouts to our named executive officers as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level and (ii) all three of the pre-established corporate performance objectives were met at the maximum level. For the named executive officers participating in the Management Bonus Plan, the table below represents potential bonus payouts based solely on Company performance, prior to any adjustments for business function or individual performance.

Named Executive Officer	Objectives Met at Target Level (Bonus as % of Salary)	Objectives Met at Maximum Level (Bonus as % of Salary)
David E.I. Pyott	135%	197.1%
Chairman of the Board and Chief Executive Officer

Douglas S. Ingram(1)	77.5%	113.2%
President

Jeffrey L. Edwards	75%	109.5%
Former Executive Vice President, Finance and Business Development, Chief Financial Officer

Scott M. Whitcup, M.D.	75%	109.5%
Executive Vice President, Research and Development, Chief Scientific Officer

Julian S. Gangolli	60%	87.6%
Corporate Vice President and President, North America

(1)

Amounts represent a blended percentage based on a target and maximum bonus percentages of (a) 75% and 109.5%, respectively, of Mr. Ingram’s annual base salary paid from January 1, 2013 to June 30, 2013,

(b) 80% and 116.8%, respectively, of Mr. Ingram’s annual base salary from July 1, 2013 to December 31, 2013. Mr. Ingram’s target bonus was increased in connection with his promotion to President in July 2013.

As a result of our achievement of 100.2% of the EPS Target, 97.6% of the Revenue Target and 99.4% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2013, the Compensation Committee approved a bonus payout to Mr. Pyott of approximately 99.32% of his target bonus. Also in accordance with the bonus structure approved at the beginning of 2013, the Compensation Committee established the 2013 bonus pool for participants in our Management Bonus Plan at approximately 99.32% of targeted bonus funding level resulting in an aggregate bonus pool under the Management Bonus Plan of approximately $64.9 million for approximately 1,500 participants. For 2013, our Chief Executive Officer recommended that the baseline bonus for employees be set at 99.32% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive adjustments to the baseline bonus based on each function’s performance separate from our corporate financial performance. The bonus payouts for Messrs. Ingram, Edwards and Gangolli and Dr. Whitcup were approximately 105.5%, 99.6%, 105.0% and 98.5%, respectively of each individual’s target bonus. These bonuses reflect the above-described allocation of our bonus pool as a function of the executive and their teams’ performance versus defined objectives that contributed to the results in 2013.

The actual 2013 cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market based on Cook & Co.’s 2012 year-end market study are shown in the table below.

Named Executive Officer	2013 Actual Salary(1)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile of Market
David E.I. Pyott	$1,357,500	$1,830,200	$3,187,770	108%
Chairman of the Board and Chief Executive Officer

Douglas S. Ingram	$651,922	$533,300	$1,185,222	N/A (2)
President

Jeffrey L. Edwards	$641,538	$481,800	$1,123,338	88%
Former Executive Vice President, Finance and Business Development, Chief Financial Officer

Scott M. Whitcup, M.D.	$642,115	$476,500	$1,118,615	114%
Executive Vice President, Research and Development, Chief Scientific Officer

Julian S. Gangolli	$550,692	$350,300	$900,992	93%
Corporate Vice President and President, North America

(1)	Represents base salary actually earned during fiscal year 2013.
(2)	Effective July 1, 2013, Mr. Ingram was promoted from Executive Vice President and President, Europe, Africa, Middle East, to President of Allergan. Mr. Ingram’s 2013 total cash compensation represents the actual salary and bonus amounts received, giving effect to the pro-rated adjustments to his salary and bonus targets based on his time served in each role during 2013. Accordingly, we are not able to compare his compensation as a percentage of the 50th percentile of the market.

For 2014, the Compensation Committee approved a similar bonus structure to the one used in 2013.

Long-Term Equity Incentives

For 2013, the Compensation Committee determined that our executive officers should receive long-term incentive awards in the form of non-qualified stock options, with a limited pool of restricted stock and restricted stock unit awards used for retention purposes and being awarded for that portion of bonuses to be paid in shares of restricted stock and restricted stock units under our Executive Bonus Plan and Management Bonus Plan, as per the design of those plans, and in limited cases for high performers. The Committee believes that stock options best align the interests of our executives with those of our stockholders because they:

•	align the compensation opportunity of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over its term and, unlike time-vested stock awards, do not provide any value unless stockholder value increases;

•	reinforce our long-term growth strategy with compensation awards tied to the successful execution of that strategy, as reflected in our stock price; and

•	provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation opportunity at risk if our objectives are not achieved and thereby effectively balance risk and reward.

Early in 2013, the Compensation Committee considered and approved a set of guidelines for long-term incentive awards for eligible participants based on the participants’ grade level in the organization. Actual equity awards to the named executive officers are based on these guidelines as well as specific peer group company position data. The guidelines for each position are set by the Compensation Committee based on an annual survey of competitive market practices and input from Cook & Co. As discussed above, while the 2013 guidelines generally targeted the annual grants of long-term incentive awards for each position at approximately the 75th percentile of the market, in September 2014, after careful review of actual equity grant positioning and market data, the Compensation Committee revised its equity grant position statement to reflect more accurately its practice—to target between the market median and 75th percentile. The Compensation Committee continues to believe an emphasis on long-term incentive awards is appropriate for an innovative growth company in our industry and the purpose of this higher market positioning for equity-based compensation is to:

•	provide a total compensation program that maintains a significant amount of at-risk compensation and provides the opportunity to deliver above-market pay when our stockholders do well;

•	place greater overall emphasis on long-term performance;

•	encourage retention of key employees and stability; and

•	more closely align executive compensation with the interests of our stockholders.

In February 2013, the Compensation Committee reviewed its guidelines for long-term incentive awards for all eligible participants. The Compensation Committee considered the rate of share usage for proposed equity awards (which represents shares granted divided by common shares outstanding). The rate of share usage for proposed equity awards for 2013 represented approximately 4.95 million shares, or 1.6% of the common shares outstanding. The Compensation Committee also considered our 2012 rate of share usage of 1.6%, which approximated the 75th percentile of the market, and our three-year (2009-2011) average rate of share usage of 1.86% of the common shares outstanding, which is above the 75th percentile of the market. This positioning is due to the fact that the Company’s equity awards are primarily in the form of stock options, which requires more shares than stock awards (such as restricted stock) to deliver equivalent economic value. On the other hand, the Company’s stockholder value transfer for the same three-year period (which represents the cost or expense of shares granted divided by the Company’s market capitalization at the time of grant) was below the 75th percentile of the market, with the stockholder value transfer being below the median for 2010 and 2011. We believe that stockholder value transfer is a more relevant measure as it takes into account differences in cost between options and stock awards.

The options granted to the named executive officers generally corresponded to the 2013 equity grant guidelines for each executive’s position. Mr. Edwards’ award was approximately 8% higher than guideline in order to recognize performance and to encourage retention. In addition, Mr. Gangolli received an additional stock option grant covering 20,000 shares (representing a 50% increase over guideline) that will vest in full on the four-year anniversary of the grant date; this stock option similarly was awarded in order to recognize performance and to encourage retention. With the exception of Mr. Gangolli’s stock option covering 20,000 shares, each stock option awarded in 2013 will vest in four equal installments on the first four anniversaries of the grant effective date, subject to continued employment.

Named Executive Officer	Number of Stock Options Granted in 2013	Value of Stock Options per Guideline Modeling(1)
David E.I. Pyott	303,000	$8,549,145
Chairman of the Board and Chief Executive Officer

Douglas S. Ingram	60,000	$1,692,900
President

Jeffrey L. Edwards	65,000	$1,833,975
Former Executive Vice President, Finance and Business Development, Chief Financial Officer

Scott M. Whitcup, M.D.	60,000	$1,692,900
Executive Vice President, Research and Development, Chief Scientific Officer

Julian S. Gangolli	60,000	$1,692,900
Corporate Vice President and President, North America

(1)	The values shown in this table are based on the guideline modeling price of $94.05 share price (our average 30 days closing price as of January 11, 2013) and an estimated Black-Scholes value equal to 30% of the guideline modeling price

CEO 2012 Performance-Based Restricted Stock Unit Award

Mr. Pyott has served as our Chief Executive Officer since January 1998 and during those 16 years, he has delivered exceptional value to our stockholders. In 2012, the Compensation Committee approved a special one-time performance-based recognition and retention award of 165,000 restricted stock units to Mr. Pyott. This award was intended to recognize over a decade of outstanding performance by Mr. Pyott on behalf of the Company and its stockholders, to help ensure Mr. Pyott’s retention over a five-year performance period ending in February 2017, and to reinforce the Company’s pay-for-performance philosophy to our stockholders. In the year that this performance-based restricted stock unit grant was made, we had discussions with ISS relating to this award and ISS agreed that a “FOR” recommendation was warranted on our 2013 Say-on-Pay proposal.

The award generally will vest, if at all, only if Mr. Pyott remains continuously employed with the Company throughout the five-year performance period. In addition, the portion of the award that vests at the end of the performance period is based on whether the Company’s Common Stock exceeds three distinct stock price performance thresholds, based on the highest consecutive 20-day average closing price of the Company’s Common Stock during the performance period, as follows: (i) one-third of the award is designed to vest upon achievement of the minimum performance threshold, which represents a compound annualized TSR of approximately 5%; (ii) two-thirds of the award is designed to vest upon achievement of the second performance threshold, which represents a compound annualized TSR of approximately 7%; and (iii) the entire award is designed to vest upon achievement of the highest performance threshold, which represents a compound annualized TSR of approximately 9%. The Company achieved the highest performance threshold in April 2014; therefore, as of the date of this Proxy Statement, the full award has satisfied the performance requirements and will be eligible to vest subject to Mr. Pyott’s continuous employment with the Company throughout the remainder of the five-year performance period. Since this grant was made, Mr. Pyott has more than doubled stockholder value—increasing the market capitalization of the Company by more than $26 billion as of September 30, 2014—that is immediately accessible to stockholders, while Mr. Pyott remains subject to the time-vesting element of the award before he is eligible to realize any value from the award.

At the time of award design, the minimum performance threshold was realized by only half of our then-applicable peer group over each three-, four- and five-year period during the prior ten years. To help ensure that Mr. Pyott did not satisfy the minimum performance threshold due simply to market trends, the achievement of the minimum performance threshold required the greatest incremental increase in the value of the Company’s Common Stock. Thus, although the number of restricted stock units vesting pursuant to the award occurs in equal thirds, the minimum performance threshold for the first third of the award required sustained performance in the top half of the peer group at the time of award design, with incremental vesting of the remaining award for truly exceptional results.

Separately, the award incentivizes Mr. Pyott to remain with Allergan and to drive sustained value creation over the entire five-year performance period ending February 2017. Upon achievement of any of the performance thresholds, Allergan’s stockholders may immediately realize the value of the corresponding stock price appreciation, while Mr. Pyott remains subject to the time vesting feature of the award. To illustrate, the highest performance threshold has been achieved and, therefore, Allergan’s stockholders were able to realize approximately $14 billion of additional value from the time of the award until the time the highest performance threshold was achieved. However, Mr. Pyott is not able to realize the value of the award in the same manner as Allergan stockholders because the value of Mr. Pyott’s award remains subject to market fluctuations and potential decreases in the price of the Company’s Common Stock until the end of the five-year performance period.

The award was made to Mr. Pyott in light of his proven track record of creating exceptional stockholder value and the Compensation Committee believes that the award represents the optimum vehicle to incentivize sustained value creation and, importantly, to retain Mr. Pyott. Therefore, Mr. Pyott must remain with us throughout the five-year performance period to receive any performance vested awards, with limited exceptions whereby the time-vesting portions of the award may be accelerated for termination of employment due to death or disability, or a qualifying termination of employment in connection with a change in control. The time vesting portion of the award will not be accelerated for any other reason, including termination of employment without cause or departure for good reason prior to the end of the five-year performance period.

Performance-Based Awards

In July 2014, we announced that our five-year strategic plan that is expected to deliver a compounded annual growth rate of greater than 20% Adjusted EPS, including an estimated 2016 Adjusted EPS of approximately $10.00 (the “2016 EPS Target”). To emphasize our commitment to achieving the 2016 EPS Target and further align the compensation of our executive officers and other key employees with the delivery of sustained stockholder value, on July 21, 2014, the Compensation Committee approved the application of performance vesting criteria to certain stock options to be granted to the executive officers and other key employees in the first quarter of 2015. Specifically, one-half of each selected employee’s 2015 stock option grant (“Performance Vested Shares”) will vest, if at all, upon the achievement of the following performance and time vesting conditions:

•	Performance Vesting—The performance vesting condition will be satisfied on the following schedule: 100% of the Performance Vested Shares may vest upon achievement of the 2016 EPS Target, excluding the effect of any extraordinary share repurchase program; provided that the number of Performance Vested Shares may decrease to 50% or increase to 200% of the original grant based on our actual 2016 Adjusted EPS performance; and

•	Time Vesting—The time vesting condition will be satisfied on the following schedule, subject to the employee’s continuous employment, and with respect to the number of Performance Vested Shares issued pursuant to the performance vesting condition: (i) 50% of Performance Vested Shares on the second anniversary of the grant date; (ii) 25% of Performance Vested Shares on the third anniversary of the grant date; and (iii) the remaining 25% of Performance Vested Shares on the fourth anniversary of the grant date.

In addition, to further underscore our commitment to achieving the 2016 EPS Target and motivate our executive officers and other key employees to deliver the compounded annual growth to Adjusted EPS contemplated by our strategic plan, the Compensation Committee approved that a special performance-based award of restricted stock units (“Performance RSUs”) would be granted to the selected employees, excluding Mr. Pyott. The Performance RSUs will be granted in the fourth quarter of 2014 and will cliff vest, if at all, upon the achievement of both of the following performance targets, subject to each employee’s continuous employment: (1) achievement of the 2016 EPS Target, excluding the effects of any extraordinary share repurchase program and significant business acquisitions; and (2) achievement of a three-year (2014-2016) TSR that meets or exceeds the three-year median TSR during the same period for our compensation peer group (“TSR Target”). In the event we achieve the TSR Target, the holders may vest in up to 100% of the Performance RSUs based on our actual 2016 EPS performance; provided that the holders will vest in 0% of the Performance RSUs if the Adjusted EPS Target is not achieved. In the event that the performance targets applicable to the Performance RSUs are achieved, our stockholders will realize value associated with 2014 Adjusted EPS growth of 20-22%, and compounded 2015 and 2016 Adjusted EPS growth of approximately 20%. The Performance RSUs do not provide for any additional shares or RSUs to be earned for exceeding the 2016 EPS Target.

Equity Grant Policies

During 2013, in accordance with our policy, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on January 31, 2013, with a grant date of February 21, 2013. This policy ensures that senior management is not in possession of material non-public earnings information at the time of grant. For the 2013 fiscal year, the grant date was 11 trading days after the earnings release for the prior fiscal year. Where awards of bonus amounts payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the target bonus are issued in restricted stock units, they are expressed in dollar valuations when approved by the Compensation Committee and the number of shares is determined based on the closing price of our Common Stock on the grant date.

Compensation Clawback Policy

In February 2014, the Compensation Committee adopted an amended clawback policy. Under the amended policy, and consistent with the Company’s previous policy, the Company is required to recoup bonus awards and other incentive compensation paid to certain officers in case such officer commits fraud or other intentional misconduct that necessitates a restatement of our financial results. In this instance, the Company is required to use reasonable efforts to seek to recover any bonus awards or other incentive compensation paid to the applicable executive officer in excess of the amount that would have been paid had the fraud or intentional misconduct not occurred. The Compensation Committee also expanded the clawback policy to permit the Compensation Committee to cause the Company to recoup certain compensation paid to applicable executive officers in the event such executive engages in misconduct, or is negligent in exercising his or her responsibility to manage or monitor conduct or risks, that results in a material violation of law or Company policy that causes significant financial or reputational harm to the Company. The Compensation Committee approved this amended policy after consideration of market practices and to further align the interests of senior members of our management team with our stockholders.

Stock Ownership Guidelines

Our Board has approved a stock ownership policy for our most senior executives. Under this policy, the stock ownership level for our Chief Executive Officer is six times base salary, President is four times base salary and for our executive vice-presidents and corporate vice presidents is three and two times base salary, respectively.

Ownership is determined based on the combined value of the following executive holdings: (i) shares owned outright; (ii) restricted shares; (iii) shares held in benefit plans; and (iv) shares held by spouse or children or in family trusts for estate planning purposes. Executives have five years from the time of appointment to satisfy his or her respective stock ownership level.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. In the event an executive officer has not satisfied his or her stock ownership level within the requisite timeline for compliance, the policy requires that such executive officer must hold 25% of after-tax post-exercise shares upon any stock option exercise event until compliance with his or her respective stock ownership level is reached. As of December 2, 2013, all of our executive officers were in compliance with the policy. As described in further detail under “Director Compensation,” starting on page A-49 in Annex A to this Proxy Statement, the Company also maintains stock ownership guidelines for our non-employee directors, all of whom are also in compliance.

We have also implemented a prohibition applicable to all of our directors and employees worldwide, including our executive officers, on the short selling or hedging of Company securities and the purchase or sale of derivative securities of the Company, as well as on pledging Company securities.

Perquisites and Other Benefits

We provide tax and financial planning reimbursements in order to support effective use of our compensation programs and good financial management. In addition, we provide a flat annual perquisite allowance for each named executive officer. For 2013, the Compensation Committee approved a flat perquisite allowance of $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer and, in addition, provided for reimbursements for tax and financial planning of up to $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer. The flat perquisite allowance is taxable income to the executives, paid in equal bi-weekly installments during the course of the year and is not grossed-up. Reimbursements for tax and financial planning are also taxable income and are paid up to the maximum amounts described above, based on invoices submitted.

As pursuant to our expatriate policy and in connection with Mr. Ingram’s role overseas, we provide Mr. Ingram with certain benefits related to his international relocation, including but not limited to relocation allowance, host country housing, payment of private education and related expenses for Mr. Ingram’s dependent children and other expatriate benefits. We also provide Mr. Ingram with tax equalization benefits and tax gross ups on his expatriate benefits in order to ensure no greater or lesser tax burden during his international assignment. A description of Mr. Ingram’s relocation benefits can be found beginning on page A-39 under footnote (c) to the Summary Compensation Table.

We offer medical plans, dental plans, vision plans and disability insurance plans for all eligible U.S. employees. Executives are offered the same plans and charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible U.S. employees, including our executives. The term life insurance coverage levels and the resulting costs are higher for our executives. In addition, we offer our executives, including our named executive officers, a $1,000 annual physical allowance.

Retirement Plans

We have two supplemental defined benefit retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit retirement plan are limited by Sections 415 and 401(a)(17) of the Code. Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental plans for benefits accrued on or after January 1, 2005 will be paid beginning at the later of age 55 or termination of employment, unless an election has been made stating a different commencement of the payments; the form of payment for this portion of the accrued benefit will be selected immediately prior to the commencement of the payments.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, were historically permitted to defer receipt of up to 100% of their base salary and bonus;

beginning January 1, 2010, eligible employees, including the named executive officers, were permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including the named executive officers, also receive matching contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Code. A description of the material terms of these plans can be found beginning on page A-43 under the “Pension Benefits Table” and on page A-44 under the “Nonqualified Deferred Compensation Table” in Annex A to this Proxy Statement.

Severance and Change in Control Benefits

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment. Accordingly, the employment of any such employee may be terminated at any time.

Severance Program (non-change in control). We maintain the Executive Severance Pay Plan pursuant to which certain executive officers, including Messrs. Pyott, Ingram and Edwards (prior to his resignation), and Dr. Whitcup, participate. Under the Executive Severance Pay Plan, such participants may receive severance pay if his or her employment is terminated without “cause” (as defined in the Executive Severance Pay Plan), other than in connection with a sale of a business unit where the participant is not offered similar employment with the acquiring company. Each executive officer may receive a cash severance payment in an amount equal to 12 to 24 months of the participant’s base salary at the time of termination, based upon the participant’s years of credited service at Allergan. Participants are also entitled to certain other benefits, including coverage under certain health care benefit plans and outplacement counseling services.

We also maintain the Amended and Restated Severance Pay Plan, in which Mr. Gangolli participates, pursuant to which participants may receive severance payments and benefits upon a termination without “cause” (as defined in the Amended and Restated Severance Pay Plan) outside of the change in control context. The amount of severance pay depends upon the executive officer’s years of service (the maximum amount of cash severance payable is 14 months of the participant’s base salary), with the greatest benefits payable for executives having 19 or more full years of service.

Each of the severance plans was designed to further retain employees, including our named executive officers, by providing security that increases over time with the employee’s service.

Change in Control Benefits. In 2013, upon review of market practices and to further align the interests of our officers and our stockholders, the Compensation Committee elected to terminate existing individual change of control agreements with our named executive officers, which would have renewed annually pursuant to their terms unless terminated by the Company, thereby eliminating the executives’ rights to excise tax gross-up provisions contained in those agreements. Upon termination of the change of control agreements, the executives became eligible to participate in the Company’s Change of Control Policy, which provides for severance and other benefits if their employment is terminated under specified circumstances within two years following a change in control. The CIC Policy does not include provisions for an excise tax gross-up and calculates cash severance benefits differently than the individual change in control agreements, by basing the calculation on the target bonus amount for the year in which a qualifying termination occurs rather than the average of the two highest of the last five bonuses paid to participant. The CIC Policy also eliminates certain retirement benefits executives are eligible to receive upon a change of control with qualifying termination, including the elimination of a cash payment in lieu of service credit under our retirement plans.

Our Change of Control Policy is designed to help attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. As of December 31, 2013, each named executive officer’s individual change in control agreement had terminated and each executive was a participant in the Company’s Change of Control Policy.

Resignation of Mr. Edwards. Mr. Edwards resigned from his position as Executive Vice President, Finance and Business Development, Chief Financial Officer, effective August 18, 2014, due to family commitments. Mr. Edwards will remain employed by the Company in a non-executive officer capacity to facilitate a smooth transition and will receive a reduced annual base salary of $300,000 and bonus target of 45%, each of which will be pro-rated for 2014 based on his time served in such role. Mr. Edwards did not receive any severance or other benefits in connection with his resignation and is no longer entitled to benefits under the CIC Policy or the Executive Severance Pay Plan.

Equity Awards. For nonqualified stock option and restricted stock/restricted stock unit grants, vesting will be accelerated upon a change in control only if there is a qualifying termination, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all stock options and restricted stock/restricted stock unit awards outstanding as of September 2014 will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” vesting that was previously in place.

A description of the material terms of our CIC Policy, Executive Severance Pay Plan and Amended and Restated Severance Pay Plan, as well as a description of other benefits provided under our Incentive Compensation Plan, as amended, supplemental retirement plans and our Executive Bonus Plan and Management Bonus Plan, can be found beginning on page A-45 in Annex A to this Proxy Statement under the “Potential Payments Upon Termination or Change in Control Table.”

Tax and Accounting Considerations

Section 162(m) of the Code

Section 162(m) of the Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, “qualified performance-based compensation” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the Compensation Committee establishing such goals consists only of “outside directors.” We believe that all members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our Common Stock on the date of the grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2011 Incentive Award Plan, as approved by our stockholders in May 2011, are intended to meet the criteria of Section 162(m) of the Code. There can be no assurance, however, that compensation attributable to awards granted under the 2011 Incentive Award Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our executive compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

Although the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to attempt to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with the Compensation Committee’s compensation philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock/restricted stock units, retention bonuses or other grants.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code. There can be no assurance, however, that compensation attributable to awards granted under the Executive Bonus Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

Section 409A of the Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives, highly compensated employees and significant shareholders of companies which undergo a change in control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. Our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Considerations

We follow FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Tabular Compensation Disclosure

The following tables summarize our named executive officer compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by or paid to our named executive officers in 2013, 2012 and 2011, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2013, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2013 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2013, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table summarizes our named executive officers’ option exercises and stock award vesting during 2013.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2013.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2013.

7.	Potential Payments Upon Termination or Change in Control Table. The Potential Payments Upon Termination or Change in Control Table and related discussion summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change in control.

1.	Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
David E.I. Pyott	2013	$1,357,500	$0	$8,393,100	$1,830,200	$396,347	$52,136	$12,029,283
Chairman of the Board and Chief Executive Officer	2012	$1,300,000	$9,390,076	$7,007,520	$1,645,000	$1,769,666	$51,936	$21,164,198
	2011	$1,300,000	$178,369	$8,730,825	$1,690,000	$2,026,942	$50,736	$13,976,872

Douglas S. Ingram	2013	$651,922	$0	$1,662,000	$533,300	$0	$728,816	$3,576,038
President	2012	$590,000	$45,449	$1,504,820	$424,800	$426,126	$4,270,129	$7,261,324
	2011	$567,784	$50,563	$1,909,140	$427,500	$576,656	$1,917,520	$5,449,163

Jeffrey L. Edwards	2013	$641,538	$0	$1,800,500	$481,800	$102,617	$38,105	$3,064,560
Former Executive Vice President, Finance and Business Development, Chief Financial Officer	2012	$615,000	$47,032	$1,684,500	$461,300	$313,572	$35,498	$3,156,902
	2011	$584,808	$41,342	$1,909,140	$442,500	$767,816	$33,968	$3,779,574

Scott M. Whitcup, M.D.	2013	$642,115	$0	$1,662,000	$476,500	$92,945	$39,529	$2,913,089
Executive Vice President, Research and Development, Chief Scientific Officer	2012	$620,000	$47,823	$2,066,320	$452,600	$345,812	$37,539	$3,570,094
	2011	$594,323	$62,731	$2,793,864	$450,000	$523,197	$135,894	$4,560,009

Julian S. Gangolli	2013	$550,692	$0	$1,662,000	$350,300	$45,759	$32,136	$2,640,887
Corporate Vice President, President, North America, Pharmaceuticals

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan.
(2)	The amounts shown are the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2013, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Awards payable to our named executive officers under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus are paid out in shares of restricted stock or restricted stock units that generally vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. The amounts shown in the Stock Awards column include the grant date fair value for these awards in the year of grant, as applicable.
(3)	The amounts shown represent the bonus performance awards earned in 2013 and paid in February 2014 under our Executive Bonus Plan for Mr. Pyott and our Management Bonus Plan for all other named executive officers. The bonus performance awards were paid entirely in cash for 2013. See “Compensation Discussion and Analysis—Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these plans.
(4)	The amounts shown include the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. The change in the actuarial present value of the accrued pension benefit is determined by subtracting the present value of each executive’s accrued benefit as of December 31, 2012 from the present value of the executive’s accrued benefits as of December 31, 2013. Mr. Ingram realized a loss of $9,975 with respect to the change in the actuarial present value of his accumulated pension benefit in 2013. See “Pension Benefit Table” and “Compensation Discussion and Analysis—Executive Retirement Plans” in this Proxy Statement for a description of this plan.
(5)	For 2013, the amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites (as detailed below), contributions by us to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums and, in the case of certain named executive officers, vacation buybacks and expatriate expenses.

The table below shows our 2013 incremental cost for the provision of certain perquisites and tax payments to our named executive officers.

			Expatriate Expenses(c)
Named Executive Officer	Annual Perquisite Payment(a)	Tax and Financial Planning(b)	Aggregate Incremental Cost($)		Tax Equalization ($)		Tax Gross- Up($)		Annual Physical(d)	Vacation Buybacks
Mr. Pyott	$20,000	$20,000	$		$		$		$1,000	$
Mr. Ingram	$10,000	$10,000		$337,558		$131,857		$227,265	$1,000	$
Mr. Edwards	$10,000	$4,143	$		$		$		$1,000		$11,826
Dr. Whitcup	$10,000	$4,970	$		$		$		$1,000		$11,923
Mr. Gangolli	$10,000	$10,000	$		$		$		$1,000	$

(a)	The annual perquisite amounts were established based on flat annual perquisite payments of $20,000 for our Chief Executive Officer and $10,000 for each other named executive officer.
(b)	We provide our named executive officers a tax and financial planning annual allowance of up to $20,000 for our Chief Executive Officer and up to $10,000 for each other named executive officer.
(c)	In connection with Mr. Ingram’s appointment to serve as Executive Vice President and President, Europe, Africa, Middle East effective August 1, 2010, we provided Mr. Ingram with certain benefits related to his expatriate assignment. For 2013, these expatriate benefits included $232,700 for host country housing, $38,653 to pay for the cost of foreign private education for Mr. Ingram’s dependent children, $38,518 for goods and services, $17,478 for utilities and $10,209 for transportation. In addition, in connection with his international assignment, we provided Mr. Ingram with tax payments and tax settlements of $131,857 and tax gross up-payments of $227,265 related to his expatriate benefits, in each case, to ensure no greater or lesser tax burden during his international assignment. Amounts shown include payments made in pounds sterling, which have been converted into U.S. dollars at the exchange rates in effect when the payments were made.
(d)	We offer our named executive officers an annual physical valued at up to $1,000.

The table below shows our 2013 contributions to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

Named Executive Officer	Savings and Investment Plan Contributions	Insurance Premiums(a)
Mr. Pyott	$10,200	$936
Mr. Ingram	$10,200	$936
Mr. Edwards	$10,200	$936
Dr. Whitcup	$10,200	$936
Mr. Gangolli	$10,200	$936

(a)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

2.	Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2013.

Name	Approval Date	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of and Option Awards(4)
			Threshold	Target	Maximum
David E.I. Pyott	1/31/2013	2/21/2013	$0	$1,842,800	$2,690,400	303,000	$105.87	$8,393,100
Douglas S. Ingram	1/31/2013	2/21/2013	$0	$508,000	$1,112,600	60,000	$105.87	$1,662,000
Jeffrey L. Edwards.	1/31/2013	2/21/2013	$0	$483,800	$1,059,500	65,000	$105.87	$1,800,500
Scott M. Whitcup, M.D.	1/31/2013	2/21/2013	$0	$483,800	$1,059,500	60,000	$105.87	$1,662,000
Julian S. Gangolli	1/31/2013	2/21/2013	$0	$333,600	$730,700	60,000	$105.87	$1,662,000

(1)	The option awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on January 31, 2013, prior to our full year earnings release, and the grant date for such awards was February 21, 2013.
(2)	The amounts shown represent the potential value of performance bonus awards earned in 2013 and paid in 2014 under our Executive Bonus Plan for Mr. Pyott and under our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the named executive officer’s target bonus are payable in grants of restricted stock or restricted stock units that generally vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan to the named executive officers. The difference in the value reflected in the “Maximum” column and “Target” column would be payable as awards of restricted stock or restricted stock units. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. Please also see “Compensation Discussion and Analysis—Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these bonus plans.
(3)	Amounts represent the number of options that were granted pursuant to the 2011 Incentive Award Plan and have an exercise price per share equal to closing price of our Common Stock on the NYSE on February 21, 2013, the grant date, in accordance with the terms of the plan.
(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under ASC Topic 718. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. For a discussion of valuation assumptions used to determine the grant date fair values in 2013, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

3.	Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2013. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in Annex A to this Proxy Statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested
David E.I. Pyott	0	303,000	(2)	$105.87	2/21/23	55,000	(3)	$6,109,400	55,000	(3)	$6,109,400
	78,000	234,000	(4)	$87.91	2/17/22
	187,500	187,500	(5)	$75.58	2/17/21
	316,800	105,600	(6)	$59.13	2/22/20
	533,000	0		$40.16	2/20/19
	410,000	0		$64.47	2/14/18
	386,800	0		$58.55	2/2/17
	252,000	0		$36.15	2/8/15

	2,164,100	830,100

Douglas S. Ingram	0	60,000	(2)	$105.87	2/21/23	517	(7)	$57,428
	16,750	50,250	(4)	$87.91	2/17/22
	41,000	41,000	(5)	$75.58	2/17/21
	69,450	23,150	(6)	$59.13	2/22/20
	130,400	0		$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	89,200	0		$58.55	2/2/17
	84,000	0		$55.97	2/6/16

	536,300	174,400

Jeffrey L. Edwards	0	65,000	(2)	$105.87	2/21/23	535	(7)	$59,428
	18,750	56,250	(4)	$87.91	2/17/22
	41,000	41,000	(5)	$75.58	2/17/21
	69,450	23,150	(6)	$59.13	2/22/20
	38,900	0		$40.16	2/20/19
	105,500	0		$64.47	2/14/18

	273,600	185,400

Scott M. Whitcup, M.D.	0	60,000	(2)	$105.87	2/21/23	544	(7)	$60,428
	0	25,000	(8)	$87.91	2/17/22
	16,750	50,250	(4)	$87.91	2/17/22
	60,000	60,000	(5)	$75.58	2/17/21
	69,450	23,150	(6)	$59.13	2/22/20
	130,400	0		$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	89,200	0		$58.55	2/2/17
	84,000	0		$55.97	2/6/16
	24,200	0		$36.15	2/8/15

	579,500	218,400

Julian S. Gangolli	0	40,000	(2)	$105.87	2/21/23	5,000	(10)	$555,400
	0	20,000	(9)	$105.87	2/21/23	3,000	(10)	$333,240
	9,500	28,500	(4)	$87.91	2/17/22
	0	15,000	(8)	$87.91	2/17/22
	26,000	26,000	(5)	$75.58	2/17/21
	0	12,500	(6)	$59.13	2/22/20
	60,000	0		$64.47	2/14/18

	95,500	142,000

(1)	Represents the closing price of a share of our Common Stock on December 31, 2013 ($111.08) multiplied by the number of shares or units that have not vested.
(2)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 21, 2013, the date of the grant, and have a term of ten years.

(3)	The 165,000 performance restricted stock units granted to Mr. Pyott in January 2012 vest, subject to Mr. Pyott remaining continuously employed with the Company throughout the performance period, based on whether the Company’s Common Stock exceeds three distinct stock price performance thresholds, based on the highest consecutive 20-day average closing price of the Company’s Common Stock during the performance period, as follows: (i) one-third of the award is designed to vest upon achievement of the minimum performance threshold; (ii) two-thirds of the award is designed to vest upon achievement of the second performance threshold; and (iii) the entire award is designed to vest upon achievement of the highest performance threshold. The minimum performance threshold was achieved in 2013; therefore, amounts shown in the table reflect achievement of the second, or “target,” performance threshold. As of December 31, 2013, one-third of the award satisfied the performance requirements and will be eligible to vest subject to Mr. Pyott’s continuous employment with the Company throughout the remainder of the five-year performance period and the remaining two-thirds of the award is designed to vest upon satisfaction of the second and highest performance thresholds during the remainder of the five-year performance period.
(4)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 17, 2012, the date of the grant, and have a term of ten years.
(5)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 17, 2011, the date of the grant, and have a term of ten years.
(6)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 22, 2010, the date of the grant, and have a term of ten years.
(7)	Amounts include 535 and 544 restricted shares granted to Messrs. Edwards and Dr. Whitcup, respectively, as well as 517 restricted stock units granted to Mr. Ingram on February 17, 2012, which cliff vest in full on February 17, 2014. These shares were awarded under our Management Bonus Plan for 2011 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. Mr. Pyott was retirement eligible effective October 13, 2008 and as such his shares granted on February 17, 2012 under the Executive Bonus Plan were fully vested at grant and are not reflected in the table above.
(8)	These options vest and become exercisable 100% on the fourth anniversary of February 17, 2012, the grant date, and have a term of ten years.
(9)	These options vest and become exercisable 100% on the fourth anniversary of February 21, 2013, the grant date, and have a term of ten years.
(10)	Amounts include 3,000 and 5,000 shares granted to Mr. Gangolli on February 17, 2011 and February 22, 2010, and cliff vest on February 17, 2015 and February 22, 2014, respectively.

4.	Option Exercises and Stock Vested Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2013. Mr. Pyott did not exercise any options or vest in any stock awards in 2013.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Douglas S. Ingram	0	$0	669	$72,265
Jeffrey L. Edwards	153,200	$6,862,362	547	$59,086
Scott M. Whitcup, M.D.	107,800	$7,619,130	10,830	$1,170,456
Julian S. Gangolli	52,500	$2,957,775	7,000	$756,650

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.
(2)	Represents the vesting date closing market price of a share of our Common Stock multiplied by the number of shares that have vested.

5.	Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and our supplemental executive benefit plan as of the December 31, 2013 measurement date and any payments made during the year ended December 31, 2013.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
David E.I. Pyott	Defined Benefit Retirement Plan(1)	16	$721,277	$0
	Supplemental Executive Benefit Plan(2)	16	$9,904,041	$0
Douglas S. Ingram	Defined Benefit Retirement Plan(1)	17.8	$506,920	$0
	Supplemental Executive Benefit Plan(2)	17.8	$1,833,690	$0
Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	20.6	$654,349	$0
	Supplemental Executive Benefit Plan(2)	20.6	$2,319,577	$0
Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	14	$468,584	$0
	Supplemental Executive Benefit Plan(2)	14	$1,737,823	$0
Julian S. Gangolli	Defined Benefit Retirement Plan(1)	15.4	$558,755	$0
	Supplemental Executive Benefit Plan(2)	15.4	$1,418,257	$0

(1)	Defined Benefit Retirement Plan. Our defined benefit retirement plan, our pension plan, provides pension benefits to U.S. employees, including executive officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002. The normal retirement age is 65, however unreduced benefits are payable at age 62. Early retirement benefits are available at age 55 with five years of service. Benefits are reduced 6% per year for commencement prior to age 62. A participant is fully vested in his or her pension benefit after five years of service. Mr. Pyott and Mr. Gangolli are currently eligible for early retirement because they are over age 55 and have more than five years of service.

Eligible earnings include amounts paid to an employee by Allergan for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the US, holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Lump sums less than $10,000 can either be paid out or rolled over into an eligible retirement plan.

The present value of accumulated benefits is based on a 5.05% discount rate and the RP-2000 Mortality Table, projected to 2025, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination has been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits for those officers actively employed at the end of the fiscal year.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Code Sections 401(a)(17) and 415, respectively. Supplemental retirement plan payments for benefits earned and vested prior to January 1, 2005 are paid in the same form and at the same time as a participant’s benefits under our pension plan. Supplemental retirement plan payments for benefits earned or vested after December 31, 2004 will be paid in a form of payment and at a future date based on elections made in 2008 in accordance with Code Section 409A.

Eligible employees under the Supplemental Executive Benefit Plan include employees whose benefits are limited by Code Section 401(a)(17). The present value of accumulated benefits is based on a 5.01% discount rate and the RP-2000 Mortality Table, projected to 2020, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination has been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits for those officers actively employed at the end of the fiscal year.

We maintain the Supplemental Retirement Income Plan for management employees whose benefits are limited by Code Section 415. The Code Section 415 limit is $205,000 for 2013. None of our named executive officers have accrued benefits under the Supplemental Retirement Income Plan.

6.	Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to, and account balances under, our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2013. Other than the named executive officers listed below, none of the other named executive officers participated in our Executive Deferred Compensation Plan during 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)
Scott M. Whitcup, M.D.	0	0	$36,709	0	$253,145
Julian S. Gangolli	0	0	$19,967	0	$117,010

(1)	The amounts in this column reflect gains and losses by funds in which investments were made under the Executive Deferred Compensation Plan.

Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus (100% prior to January 1, 2010). Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive Company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan was limited by the Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change in control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Global Investments & Benefits Subcommittee of our Executive Committee selects investment vehicles, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the Executive Deferred Compensation Plan. The Global Investments & Benefits Subcommittee may add or delete from the fund selection from time to time. In 2013, the plan permitted participants to choose from among thirteen investment funds. The rates of return of the funds for 2013 ranged from -1.92% to 47.69%.

The fund media and their annual rates of return for the calendar year ended December 31, 2013 are contained in the following table.

Name of Investment Option	Rate of Return in 2013
Vanguard Prime Money Market	0.06%
PIMCO Total Return-Inst	-1.92%
Dodge & Cox Stock	40.55%
JPMorgan US Equity-R5	36.07%
BlackRock S&P 500 Index	32.21%
Nuveen Winslow Large Cap Growth-I	36.31%
TIAA-CREF Instl Small-Cap Blend Index-Instl	38.98%
Wells Fargo Advantage Special Small Cap Value-Inst	38.59%
Times Square Small Cap Growth-Inst	47.69%
American Funds New Perspective-R6	27.23%
American Funds EuroPacific Growth-R6	20.58%
Black Rock LifePath Index 2025 Instl	13.46%
Black Rock LifePath Index 2045 Instl	20.18%
Black Rock LifePath Index 2035 Instl	16.98%
Black Rock LifePath Index 2040 Instl	18.61%
Black Rock LifePath Index 2030 Instl	15.34%
Black Rock LifePath Index 2050 Instl	21.56%
Black Rock LifePath Index 2020 Instl	11.32%
Black Rock LifePath Index Retire Instl	7.68%
Black Rock LifePath Index 2055 Instl	22.91%

Benefit payments under the Executive Deferred Compensation Plan commence the January following termination of employment for any reason and are payable in 20, 40 or 60 quarterly installments (but a lump sum payment will be made if the total account balance is less than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in 8, 12 or 16 quarterly installments.

7.	Potential Payments Upon Termination or Change in Control Table

Change in Control Arrangements. In 2013 Allergan terminated all individual change in control agreements with its named executive officers. Upon termination of the agreement, the executive became eligible for coverage under the CIC Policy, which has been in effect since April 2010 and formally applied on a go-forward basis to all new hires and promotions. The CIC Policy provides certain benefits in the event of a change in control (as defined below). Under the policy, if, within two years after the date of a change in control, a named executive officer’s employment is terminated other than for cause, death or disability, or the executive officer voluntarily terminates his or her employment in the case of a material reduction or adverse modification of executive compensation or a material change of executive duties (each a “qualifying termination”), the named executive officer is entitled to:

•	a cash payment equal to three times the sum of (i) such named executive officer’s highest annual salary rate within the five-year period preceding termination and (ii) a bonus payment equal to the named executive officer’s target annual bonus under our Management Bonus Plan or our Executive Bonus Plan, as applicable, for the year in which the qualifying termination occurs payable in a lump sum on the 55th day after such termination; provided, however, that if the named executive officer’s severance

•	payment under the Executive Severance Pay Plan or the Amended and Restated Severance Pay Plan (described below) would be higher than the foregoing payment, then the named executive officer’s payment would be equal to the amount determined in accordance with the applicable plan;

•	continuation of medical, dental and vision benefits for a three-year period and outplacement benefits of a type and duration generally provided to employees at the named executive officer’s level; and

•	vesting of all stock options, restricted stock and other incentive compensation awards.

The policy prohibits excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change in control. A “change in control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our Board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (1) refusal of the executive to comply with lawful written instructions of our Board that are consistent with the scope of the executive’s responsibilities prior to the change in control; (2) dishonesty of the executive that results in material financial loss to us or material injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

Executive Severance Pay Plan. The Compensation Committee has approved the Executive Severance Pay Plan for certain executive officers, including Messrs. Pyott, Ingram and Edwards (prior to his resignation as executive officer un August 2014) and Dr. Whitcup, whose employment is terminated without “cause” (as defined in the Executive Severance Pay Plan) other than in connection with a sale of a business unit where the officer is not offered similar employment with the acquiring company.

Under the terms of the Executive Severance Pay Plan effective January 1, 2011, the amount of severance pay depends upon the executive officer’s years of service with us. Each executive officer has the right to receive a cash severance payment in an amount equal to 12 to 24 months (the “Severance Pay Period”) of the participant’s base salary at the time of termination, based upon the participant’s years of credited service at Allergan. In addition, participants are entitled to receive coverage under certain health care benefit plans for the duration of the participant’s Severance Pay Period; provided that such participant pays the required participant contributions for such coverage. Participants are also entitled to receive outplacement counseling services for a period determined by us.

Amended and Restated Severance Pay Plan. We also maintain the Amended and Restated Severance Pay Plan, in which Mr. Gangolli participates, pursuant to which participants generally are entitled to receive severance payments and benefits upon a termination without “cause” (as defined in the Amended and Restated Severance Pay Plan) outside of the change in control context. The amount of severance pay depends upon the executive officer’s years of service (the maximum amount of cash severance payable is 14 months of the participant’s base salary), with the greatest benefits payable for executives having 19 or more full years of service.

Acceleration of Benefits Under Certain Other Plans. Our 2011 Incentive Award Plan, 2008 Incentive Award Plan, supplemental retirement plans, as amended, our Management Bonus Plan and our Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives, including each named executive officer, upon a change in control of us (using the same definition of “change in control” as the definition described above under “Change in Control Agreements”).

The Compensation Committee has determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change in control only if the participant’s position is terminated, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value.

In addition, in the event of Mr. Pyott’s termination of employment due to death or disability, or a qualifying termination of employment occurs in connection with a change in control, all or a portion of his 2012 special restricted stock unit may vest on an accelerated basis depending on the performance of the Company’s Common Stock during such shortened employment period. In the case of death or disability, the portion of the award that vests on an accelerated basis will be reduced pro-rata based on the shortened employment period.

Under our supplemental retirement plans, in the event of a change in control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change in control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change in control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change in control and will be made within 30 days after the effective date of the change in control. No amounts are shown regarding benefits for death, disability, qualifying termination (without change in control) and qualifying termination with a change in control in the table below, as the termination scenarios would occur on the last day of the performance period and thus the payout would be the same as if the change in control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 31, 2013, the last business day of fiscal year 2013: (1) a change in control; (2) a change in control and qualifying termination of employment; (3) a reduction in force; (4) a termination as a result of a mutually agreed to resignation; and (5) a termination as a result of death or permanent disability. Amounts shown in the table below represent payouts under the terms of the CIC Policy and applicable severance plan in effect on December 31, 2013. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the “Pension Benefits Table” and the “Nonqualified Deferred Compensation Table” in Annex A to this Proxy Statement. Also excluded are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change in control, our named executive officers will receive the amounts reflected below.

Name	Trigger	Cash Severance(1)	Value of Option Acceleration(2)	Value of Restricted Stock and RSU Acceleration(3)	Continuation of Employment Benefits(4)	Total Value(5)
David E.I. Pyott	Change in Control	$0	$19,142,580	$0	$0	$19,142,580
	Change in Control and Qualifying Termination	$9,623,250	$19,142,580	$6,109,400	$80,389	$34,955,619
	Reduction in Force	$2,445,625	$19,142,580	$0	$26,143	$21,614,348
	Mutually Agreed to Resignation	$2,445,625	$0	$0	$26,143	$2,471,768
	Death or Disability(6)	$0	$19,142,580	$2,341,900	$0	$21,484,480
Douglas S. Ingram	Change in Control	$0	$4,135,035	$57,428	$0	$4,192,463
	Change in Control and Qualifying Termination	$3,624,000	$4,135,035	$57,428	$80,410	$7,896,873
	Reduction in Force	$1,283,333	$4,135,035	$52,541	$26,762	$5,497,671
	Mutually Agreed to Resignation	$1,283,333	$0	$0	$26,762	$1,310,095
	Death or Disability(6)	$0	$4,135,035	$57,428	$0	$4,192,463

Name	Trigger	Cash Severance(1)	Value of Option Acceleration(2)	Value of Restricted Stock and RSU Acceleration(3)	Continuation of Employment Benefits(4)	Total Value(5)
Jeffrey L. Edwards	Change in Control	$0	$4,300,105	$59,428	$0	$4,359,533
	Change in Control and Qualifying Termination	$3,386,250	$4,300,105	$59,428	$76,049	$7,821,832
	Reduction in Force	$1,290,000	$4,300,105	$54,429	$29,195	$5,673,729
	Mutually Agreed to Resignation	$1,290,000	$0	$0	$29,195	$1,319,195
	Death or Disability(6)	$0	$4,300,105	$59,428	$0	$4,359,533
Scott M. Whitcup, M.D.	Change in Control	$0	$5,388,785	$60,428	$0	$5,449,213
	Change in Control and Qualifying Termination	$3,386,250	$5,388,785	$60,428	$36,487	$8,871,950
	Reduction in Force	$1,048,125	$5,388,785	$55,318	$8,990	$6,501,218
	Mutually Agreed to Resignation	$1,048,125	$0	$0	$8,990	$1,057,115
	Death or Disability(6)	$0	$5,388,785	$60,428	$0	$5,449,213
Julian S. Gangolli	Change in Control	$0	$2,892,870	$888,640	$0	$3,781,510
	Change in Control and Qualifying Termination	$2,668,800	$2,892,870	$888,640	$77,002	$6,527,312
	Reduction in Force	$532,833	$2,892,870	$768,229	$13,252	$4,207,184
	Mutually Agreed to Resignation	$532,833	$0	$0	$13,252	$546,085
	Death or Disability(6)	$0	$2,892,870	$888,640	$0	$3,781,510

(1)	In the case of a change in control and qualifying termination, represents three-times the sum of (i) the highest annual salary rate within the five year period preceding termination, plus (ii) a bonus increment equal to the executive’s target bonus under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under the terms of our Executive Severance Pay Plan in effect on December 31, 2013, represents, for our executive officers having from 12 up to 16 full years of service (Messrs. Pyott and Ingram and Dr. Whitcup), between 19 and 21.5 months of base salary at the time of termination, and for our executive officer with 20 full years of service (Mr. Edwards), 24 months of base salary at the time of termination. For Mr. Gangolli, represents 9.5 months of base salary (based on 11 full years of service), which he would be entitled to receive pursuant to the Amended and Restated Severance Pay Plan.
(2)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our Common Stock on December 31, 2013 and the exercise price of the stock options. For options granted in 2010 and thereafter, in the event of a change in control (without a qualifying termination), the options only accelerate upon change in control if they are not assumed or substituted.
(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our Common Stock on December 31, 2013. For stock awards granted in 2010 and thereafter, in the event of a change in control (without a qualifying termination), the restricted stock awards only accelerate upon change in control if they are not assumed or substituted. For Mr. Pyott, also represents the value of the portion of his 2012 special restricted stock unit that would vest in connection with a qualifying termination of employment.
(4)	In the case of a change in control and qualifying termination, represents the estimated payments for continued medical, dental, vision, each for a period of three years after termination of employment. In the case of a termination of employment under the applicable severance plan in effect on December 31, 2013, represents medical, dental and vision coverage during the severance pay period.
(5)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).
(6)	Our named executive officers (other than Mr. Edwards) receive life insurance proceeds of $1.5 million upon death, which amounts have been excluded from the table. Following his resignation as our Executive Vice President, Finance and Business Development, Chief Financial Officer, Mr. Edwards’ entitlement was reduced to $1.0 million. We pay the premiums for term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

Resignation of Mr. Edwards. Mr. Edwards resigned from his position as Executive Vice President, Finance and Business Development, Chief Financial Officer, effective August 18, 2014, due to family commitments. Mr. Edwards will remain employed by the Company in a non-executive officer capacity to facilitate a smooth transition. Mr. Edwards did not receive any severance or other benefits in connection with his resignation and is no longer entitled to benefits under the CIC Policy or the Executive Severance Plan.

Director Compensation

Director Compensation Program. Our Board adopted a revised non-employee director compensation program, which became effective January 1, 2013. Under this program, our non-employee directors will receive a target fixed annual value of approximately $450,000, comprised of (i) cash compensation for annual retainers and meeting fees with an approximate value of $100,000 and (ii) a targeted fixed annual equity award of approximately $350,000. Each director may elect to receive the target fixed annual equity award grant value in: (a) all stock options, (b) all restricted stock units, or (c) a 50/50 value split between options and restricted stock units. Any new option grants made to a non-employee director with at least six years of Board service would remain exercisable for the full ten-year maximum term. For restricted stock units, election must be made by the end of the calendar year prior to the annual meeting, and the restricted stock units would vest and be taxable one year after the grant date unless an election to defer receipt until termination of the board service.

The chairperson of each committee will receive an additional $15,000 annual retainer fee, with the exception of the Audit and Finance Committee chairperson who will receive an additional annual retainer fee of $20,000. In addition, all non-employee directors, including our committee chairs, will receive $2,500 for each board meeting attended and $1,500 for each committee meeting attended.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

Director Stock Ownership Guidelines. Our Board has approved a stock ownership policy for our non-employee directors. Our non-employee directors are each required to own stock totaling five times the annual cash retainer paid to such non-employee director. Each director will have until the later of (i) five years from August 1, 2011, the date the guidelines were adopted, or (ii) five years from the director’s initial election to our Board to satisfy the stock ownership guidelines. As of December 31, 2013, all non-employee directors were in compliance with the stock ownership guidelines.

2013 Director Compensation. The following table summarizes the cash compensation paid to our non-employee directors who served during and for the year ended December 31, 2013, as well as the aggregate grant date fair value for stock awards granted in 2013 to our non-employee directors.

Director	Fees Earned or Paid in Cash(1)	Stock Awards/Units (2)(3)	Option Awards(3)	Other Compensation (4)	Total
Herbert W. Boyer, Ph.D.(5)	$61,000	$0	$0	$897	$61,897
Deborah Dunsire, M.D.	$90,000	$176,116	$122,790	$1,443	$390,349
Michael R. Gallagher	$121,500	$176,116	$122,790	$3,949	$424,355
Dawn Hudson(6).	$114,000	$0	$245,603	$0	$359,603
Trevor M. Jones, Ph.D.	$97,500	$352,232	$0	$1,289	$451,021
Louis J. Lavigne, Jr.	$98,500	$352,232	$0	$0	$450,732
Peter J. McDonnell, M.D.	$75,000	$352,232	$0	$0	$427,232
Timothy D. Proctor	$77,000	$352,232	$0	$0	$429,232
Russell T. Ray	$121,500	$352,232	$0	$0	$473,732
Stephen J. Ryan, M.D.(5)	$39,000	$352,232	$0	$214	$391,446

(1)	In 2013, each non-employee director received an annual retainer of $60,000 for services as a director, except that Michael R. Gallagher, Lead Independent Director, received an annual retainer of $90,000, reflecting the Lead Independent Director’s critical role in assuring effective corporate governance and in managing the affairs of our Board as our lead independent director including: (1) presiding over executive sessions of our Board and over board meetings when the Chairman of the Board is not in attendance; (2) consulting with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of the Board in preparing our Board agenda so that the agenda includes items requested by non-management members of our Board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance and Compliance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

The chairperson of each board committee received a $3,750 quarterly retainer fee for committee meetings presided over in 2013, except that the chairperson of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2013. In addition, all non-employee directors, including our Board committee chairs, received $2,500 for each board meeting attended in 2013 and an additional $1,500 for each board committee meeting attended in 2013.

(2)	The amounts shown are the grant date fair value of restricted stock units granted in fiscal year 2013, as prescribed under ASC Topic 718. For a discussion of valuation assumptions, see Note 9, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

Under our 2011 Incentive Award Plan, which was approved by our stockholders at our 2013 annual meeting, 1,551 shares of restricted stock units were granted to each of Dr. Dunsire and Mr. Gallagher, while 3,102 shares of restricted stock units were granted to each of Ms. Hudson, Dr. McDonnell, Messrs. Lavigne, Proctor and Ray, and Prof. Jones on April 30, 2013, the date of our 2013 annual meeting.

(3)	The amounts shown are the grant date fair value of stock options granted in fiscal year 2013 as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

Under our 2011 Incentive Award Plan, 5,355 stock options were granted to each of Dr. Dunsire and Mr. Gallagher and 10,711 stock options were granted to Ms. Hudson on April 30, 2013, the date of our 2013 annual meeting.

The table below shows the aggregate numbers of unvested stock awards/units and option awards outstanding for each non-employee director as of December 31, 2013.

Director	Unvested Stock Awards/Units	Vested and Unvested Option Awards
Herbert W. Boyer, Ph.D.	0	0
Deborah Dunsire, M.D.	1,551	50,995
Michael R. Gallagher	1,551	39,555
Dawn Hudson	0	44,911
Trevor M. Jones, Ph.D.	3,102	40,600
Louis J. Lavigne, Jr.	3,102	54,600
Peter J. McDonnell, M.D.	3,102	0
Timothy D. Proctor	3,102	0
Russell T. Ray	3,102	54,600
Stephen J. Ryan, M.D.	0	0

(4)	Under our Deferred Directors’ Fee Program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our Common Stock Common Stock, such that on the date of deferral the director is credited with a number of phantom shares of our Common Stock equal to the amount of fees deferred divided by the market price of a share of our Common Stock as of the date of deferral. Upon termination of the director’s service on our Board, the director will receive shares of our Common Stock equal to the number of phantom shares of our Common Stock credited to such director under the Deferred Directors’ Fee Program. The amounts shown represent dividend equivalents earned on the phantom shares during 2013.
(5)	Effective immediately prior to the 2013 annual meeting of stockholders, Herbert W. Boyer, Ph.D. and Stephen J. Ryan, M.D. retired from our Board.
(6)	Ms. Hudson resigned from our Board effective March 13, 2014.

Compensation Risk Management

In January 2014, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee, with the assistance of Cook & Co., considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•	effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and Board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

Certain Relationships and Related Person Transactions

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our Board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding Common Stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance and Compliance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

ANNEX B

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS PROXY STATEMENT

Under applicable SEC regulations, each member of our Board and certain of its executive officers and other employees may be deemed “participants” in the solicitation of proxies in connection with this Proxy Statement. The following sets forth the name and principal occupation or employment of the participants of the Company. Unless otherwise indicated, the principal business address of each such person is 2525 Dupont Drive, Irvine, California 92612.

Directors

Participant	Principal Occupation
David E.I. Pyott	Chairman of the Board and Chief Executive Officer of Allergan, Inc.
Michael R. Gallagher	Lead Independent Director of Allergan, Inc.
Deborah Dunsire, M.D.	President and Chief Executive Officer of FORUM Pharmaceuticals, Inc.(1)
Trevor M. Jones, Ph.D.	Director of Allergan, Inc.
Louis J. Lavigne, Jr.	Managing Director of Lavrite, LLC(2)
Peter J. McDonnell, M.D.	Director and William Holland Wilmer Professor of the Wilmer Eye Institute of the Johns Hopkins University School of Medicine(3)
Timothy D. Proctor	Director of Allergan, Inc.
Russell T. Ray	Special Advisor to HLM Venture Partners(4)
Henri A. Termeer	Director of Allergan, Inc.

(1)	The principal address of FORUM Pharmaceuticals, Inc. is 500 Arsenal Street, Watertown, MA 02472.
(2)	The principal address of Lavrite, LLC is 1158 Upper Happy Valley Road, Lafayette, CA 94549.
(3)	The principal address of the Johns Hopkins School of Medicine is 733 N Broadway, Baltimore, MD 21205.
(4)	The principal address of HLM Venture Partners is 222 Berkeley Street, 20th Floor, Boston, MA 02116.

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Common Stock held by our participants is set forth under “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Other Information Regarding Participants

Except as described in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of the Company’s securities. Other than as disclosed in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Proxy Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar

B-1

transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries.

B-2

ANNEX C

RECENT TRANSACTION HISTORY OF PARTICIPANTS IN THIS PROXY STATEMENT

On March 7, 2013, the Company sold $250.0 million in 1.350% notes due 2018 and $350.0 million in 2.800% notes due 2023.

The following table reflects purchases by the Company of shares of Common Stock in the last two years pursuant to the Company’s evergreen stock repurchase program:

Period	Total Number of Shares Repurchased	Average Price Paid per Share
October 2012	648,207	$92.25
November 2012	607,906	90.52
December 2012	763,853	92.33
January 2013	1,932,800	101.07
February 2013	1,848,783	107.17
March 2013	2,323,700	109.64
April 2013	289	113.55
May 2013	5,876	104.68
June 2013	59	99.75
July 2013	—	—
August 2013	2,155	91.95
September 2013	—	—
October 2013	819	93.38
November 2013	13,879	90.39
December 2013	607	95.05
January 2014	—	—
February 2014	1,561,398	123.11
March 2014	1,607,263	128.01
April 2014	879,853	123.24
May 2014	1,583	169.24
June 2014	2,019,300	162.08
July 2014	—	—
August 2014	—	—
September 2014	—	—

C-1

The following is a list of all purchases and sales of Common Stock made during the last two years by persons who may be deemed participants in our solicitation of proxies. These transactions do not include matching contributions to the 401(k) retirement plan or executive deferred compensation plan, any amounts withheld in satisfaction of tax obligations upon the vesting of equity awards, the grant or vesting of restricted stock granted under the Company’s incentive award plans, or the surrender of shares for the payment of taxes, gifts or transfers to related entities that do not constitute a disposition of beneficial ownership:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price per Share
Louis J. Lavigne, Jr.	February 21, 2014	Sale	5,400	$125.786
David E.I. Pyott	February 12, 2014	Sale	252,000	123.1173
Louis J. Lavigne, Jr.	February 11, 2014	Sale	11,400	122.41
Louis J. Lavigne, Jr.	February 11, 2014	Sale	11,400	122.41
Louis J. Lavigne, Jr.	February 11, 2014	Sale	11,400	122.40
Louis J. Lavigne, Jr.	February 11, 2014	Sale	9,000	122.401
Louis J. Lavigne, Jr.	February 11, 2014	Sale	11,400	122.349
Trevor M. Jones	October 15, 2013	Sale	2,000	90.14
Trevor M. Jones	September 16, 2013	Sale	2,000	89.78
Trevor M. Jones	August 15, 2013	Sale	2,000	89.89
Trevor M. Jones	July 15, 2013	Sale	2,000	91.15
Trevor M. Jones	June 17, 2013	Sale	2,000	101.25
Trevor M. Jones	May 15, 2013	Sale	2,000	103.40
Trevor M. Jones	April 15, 2013	Sale	2,000	115.74
Trevor M. Jones	March 15, 2013	Sale	2,000	108.68
Trevor M. Jones	February 15, 2013	Sale	2,000	107.82
Trevor M. Jones	January 15, 2013	Sale	2,000	103.30
Michael R. Gallagher	November 28, 2012	Sale	9,768	91.2853
Michael R. Gallagher	November 28, 2012	Sale	3,598	91.6805
Michael R. Gallagher	November 27, 2012	Sale	20,632	92.0679
Michael R. Gallagher	November 26, 2012	Sale	4,700	91.2036
Michael R. Gallagher	November 26, 2012	Sale	11,802	91.9318
Trevor M. Jones	November 26, 2012	Sale	2,500	91.30
Russell T. Ray	November 21, 2012	Sale	18,000	91.046
Russell T. Ray	November 21, 2012	Sale	15,000	91.0491
Trevor M. Jones	October 26, 2012	Sale	2,500	91.30
David E.I. Pyott	October 5, 2012	Sale	307,956	93.724
David E.I. Pyott	October 4, 2012	Sale	206,923	93.7388
David E.I. Pyott	October 4, 2012	Sale	101,421	93.7132

C-2

ANNEX D

PERSHING SQUARE AND VALEANT’S

PROPOSED AMENDMENTS TO ALLERGAN’S BYLAWS

ALLERGAN, INC.

a Delaware Corporation

AMENDED AND RESTATED BYLAWS1

(As Amended and Restated Effective                     , 2014)

ARTICLE I: Offices

SECTION 1. Registered Office. The registered office of Allergan, Inc. (the “Corporation”) shall be at The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent in charge thereof shall be The Prentice-Hall Corporation System, Inc.

SECTION 2. Principal Office. The principal office for the transaction of the business of the Corporation shall be at such place as the Board of Directors of the Corporation (the “Board”) may determine. The Board is hereby granted full power and authority to change said principal office from one location to another.

SECTION 3. Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II: Meetings of Stockholders

SECTION 1. Place of Meetings. All annual meetings of stockholders and all other meetings of stockholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Delaware that may be designated by the Board pursuant to authority hereinafter granted to the Board.

SECTION 2. Annual Meetings. Annual meetings of stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time and place and on such date as the Board shall determine by resolution.

SECTION 3. Special Meetings.

~~Section 3.~~(A) Special meetings of the stockholders of the Corporation (i) may be called by the Chairman of the Board, the Chief Executive Officer or the Board, at any time and for any purpose or purposes, and (ii) shall be called by the Secretary upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”), subject to and in compliance with Article 10 of the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”), or any successor provision thereto~~, and this Section 3~~. Any special meeting of stockholders of the Corporation shall be held at such place, date and hour as may be fixed by the Board in compliance with applicable law; provided, however, that in the case of a meeting called pursuant to clause (ii) of the preceding sentence, the place, date and hour shall be as specified in the written request described in that clause (and in accordance with applicable law) and the Secretary shall mail the notice of such meeting to stockholders (specifying such place, date, and hour) as provided in Section 4 of this Article II (and the date of such meeting shall be publicly announced) no later than five business days after the date of receipt of such written request.

[1]	In this Annex D, language struck through illustrates deletions from and underlined language illustrates additions to the current Bylaws proposed by Pershing Square and Valeant.

~~(A) In order for a special meeting to be called upon stockholder request (“Stockholder Requested Special Meeting”), one or more requests for a special meeting (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), in the form required by this section (A) of this Section 3, must be signed by Proposing Persons (as defined below) that have a combined Net Long Beneficial Ownership (as defined below) of at least the Requisite Percentage. Only Proposing Persons who are stockholders of record at the time the Special Meeting Requests representing the Requisite Percentage are validly delivered pursuant to this Section 3 shall be entitled to sign a Special Meeting Request. In determining whether a Stockholder Requested Special Meeting has been properly requested by Proposing Persons that have a combined Net Long Beneficial Ownership of at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies the same purpose or purposes of the Stockholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. To be in proper form, such Special Meeting Request(s) shall comply with, and shall include and set forth, the following:~~

~~(1) As to each Proposing Person, (a) the name and address of each Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books), (b) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Person (with evidence of such ownership attached), except that such Proposing Person shall be deemed for such purpose to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (c) a representation that such Proposing Person intends to hold the shares of the Corporation described in the immediately preceding clause (b) through the date of the Stockholder Requested Special Meeting and (d) an acknowledgement by the Proposing Person that any reduction in such Proposing Person’s Net Long Beneficial Ownership with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent of such reduction;~~

~~(2) As to each Proposing Person, any Disclosable Interests (as defined below) of such Proposing Person;~~

~~(3) As to the purpose or purposes of the Stockholder Requested Special Meeting, a reasonably brief statement of the specific purpose or purposes of the Stockholder Requested Special Meeting, the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting and the reasons for conducting such business at the Stockholder Requested Special Meeting, and the text of any proposal or business to be considered at the Stockholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); and~~

~~(4) Such other information and representations as would be required by Article 12 of the Restated Certificate of Incorporation and Section 9 of Article II of these Bylaws if incorporated in this Section 3, including, without limitation, all such information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, all agreements, arrangements or understandings between or among any Proposing Person and any other record holder or beneficial owner of shares of any class or series of capital stock of the Corporation in connection with the Special Meeting Record Date Request, the Special Meeting Request, or the matter(s) proposed to be brought before the Stockholder Requested Special Meeting.~~

~~(5) Definitions.~~

~~(a) “Proposing Person” shall mean (i) each stockholder of record that signs a Special Meeting Request pursuant section (A) of this Section 3, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such Special Meeting Request is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3~~

~~to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.~~

~~(b) A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with, or towards a common goal with such other person, relating to changing or influencing the control of the Corporation or in connection with or as a participant in any transaction having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of (x) revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A or (y) tenders of securities from such other person in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.~~

~~(c) “Net Long Beneficial Ownership” shall mean those shares of common stock of the Corporation as to which the stockholder or Proposing Person, as applicable, possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (iii) the sole power to dispose of or direct the disposition; provided that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any Synthetic Equity Position.~~

~~(d) “Disclosable Interests” shall mean (i) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (ii) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (iii) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such Proposing Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate, (iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of~~

~~the Corporation, any officer, director or employee of the Corporation or any affiliate thereof, or any principal competitor of the Corporation, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the Special Meeting Record Date Request or Special Meeting Request required by Article 10 of the Restated Certificate of Incorporation or these Bylaws on behalf of a beneficial owner.~~

~~(B) Notwithstanding anything to the contrary in this Section 3:~~

~~(1) The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if (a) such Special Meeting Request does not comply with Article 10 of the Restated Certificate of Incorporation, these Bylaws, or relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (c) an identical or substantially similar item (a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of stockholders held within one year prior to receipt by the Corporation of such Special Meeting Request, (d) the Board calls an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with section (B)(3) of this Section 3, (e) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (f) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.~~

~~(2) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any Stockholder Requested Special Meeting. If none of the Proposing Persons who submitted the Special Meeting Request appears at or sends a qualified representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting. A “qualified representative” of a Proposing Person shall be, if such Proposing Person is (a) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (b) a corporation, a duly appointed officer of the corporation, (c) a limited liability company, any manager or officer (or person who functions as an officer) of the limited liability company or any officer, director, manager or person who functions as an officer, director or manager of any entity ultimately in control of the limited liability company or (d) a trust, any trustee of such trust.~~

~~(3) If a Special Meeting Request is made that complies with this Section 3 and Article 10 of the Restated Certificate of Incorporation, the Board may (in lieu of calling the Stockholder Requested Special Meeting) present a Similar Item for stockholder approval at any other meeting of stockholders that is held within one hundred twenty (120) days after the Corporation receives such Special Meeting Request.~~

~~(4) Any Proposing Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the Stockholder Requested Special Meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from the holders of the Requisite Percentage of stockholders or any Special Meeting Request~~

~~is deemed to be revoked as a result of section (A)(1)(d) of this Section 3, and as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from the Requisite Percentage of stockholders to call a special meeting, the Board shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.~~

~~(5) Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with Article 10 of the Restated Certificate of Incorporation and this Section 3. If the Board shall determine that any Special Meeting Request was not properly made in accordance with Article 10 of the Restated Certificate of Incorporation or these Bylaws, or shall determine that the stockholder or stockholders submitting such Special Meeting Request have not otherwise complied with Article 10 of the Restated Certificate of Incorporation or these Bylaws, then the Board shall not be required to take any action in connection with the Stockholder Requested Special Meeting, and the Secretary shall not be required to call such meeting. In addition to the requirements of this Section 3, each Proposing Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Special Meeting Request.~~

~~(C) In connection with a Stockholder Requested Special Meeting called in accordance with this Section 3, each Proposing Person that signed and delivered a Special Meeting Request shall further update and supplement the information previously provided to the Corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Section 3 shall be true and correct as of the record date for notice of the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof). As used herein, the term “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks in the city of the Corporation’s principal place of business are required or permitted to close.~~

~~(D)~~(B) ~~Any special meeting of stockholders, including any Stockholder Requested Special Meeting, shall be held at such date and time as may be fixed by the Board in accordance with these Bylaws and in compliance with applicable law~~.The Chief Executive Officer or Secretary shall, within five business days after the earlier of (i) the first date on which the Corporation shall have no directors in office and (ii) the date on which the Court of Chancery issues an order requiring the Corporation to hold an election pursuant to Section 223 of the General Corporation Law of the State of Delaware, call a special meeting of stockholders of the Corporation for the election of directors and mail notice of such meeting as provided in Section 4 of this Article II. Any special meeting of stockholders of the Corporation so called shall be held at the place, date and hour specified in the notice of such meeting and in accordance with applicable law (or, in the case of an election ordered by the Court of Chancery, at such other place, date and hour as may be specified by the Court of Chancery).

SECTION 4. Notice of Meetings. Except as otherwise required by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting by delivering a typewritten or printed notice thereof to such stockholder personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to such stockholder at such stockholder’s post office address furnished by such stockholder to the Secretary of the Corporation for such purpose, or, if such stockholder shall not have furnished an address to the Secretary for such purpose, then at such stockholder’s post office address last known to the Secretary, or by transmitting a notice thereof to such stockholder at such address by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the

“Delaware General Corporation Law”). Except as otherwise expressly required by law, no publication of any notice of a meeting of stockholders shall be required. Every notice of a meeting of stockholders shall state the place, date and hour of the meeting and, in the case of a special meeting, shall also state the purpose for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder to whom notice may be omitted pursuant to applicable law or who shall have waived such notice, and such notice shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Except as otherwise expressly required by law, notice of any adjourned meeting of stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

SECTION 5. Quorum. Except as otherwise required by law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders of the Corporation or any adjournment thereof. Subject to the requirement of a larger percentage vote contained in the Restated Certificate of Incorporation, these Amended and Restated Bylaws (these “Bylaws”) or by statute, the stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding any withdrawal of stockholders that may leave less than a quorum remaining, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 6. Voting.

Each stockholder shall, at each meeting of stockholders, be entitled to vote in person or by proxy each share of stock of the Corporation that has voting rights on the matter in question and that shall have been held by such stockholder and registered in such stockholder’s name on the books of the Corporation:

(A) on the date fixed pursuant to Article VI, Section 5 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(B) if no such record date shall have been so fixed, then (i) at the close of business on the day immediately preceding the day upon which notice of the meeting shall be given or (ii) if notice of the meeting shall be waived, at the close of business on the day immediately preceding the day upon which the meeting shall be held. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors in such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Persons holding stock of the Corporation in a fiduciary capacity shall be entitled to vote such stock. Persons whose stock is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation the pledgor shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or the pledgee’s proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two (2) or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the Delaware General Corporation Law.

Any such voting rights may be exercised by the stockholder entitled thereto in person or by such stockholder’s proxy appointed by an instrument in writing (or in such manner prescribed by the Delaware General Corporation Law) by such stockholder or by such stockholder’s attorney thereunto authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three (3) years from its date unless said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless such stockholder shall in writing so notify the secretary of the meeting prior to the voting of the proxy. At any meeting of stockholders, all matters, except as otherwise provided in the Restated Certificate of Incorporation, in these Bylaws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of stockholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy, and it shall state the number of shares voted.

SECTION 7. List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, in such manner as prescribed by the Delaware General Corporation Law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 8. Judges. If at any meeting of stockholders a vote by written ballot shall be taken on any question, the chairman of such meeting may appoint a judge or judges to act with respect to such vote. Each judge so appointed shall first subscribe an oath faithfully to execute the duties of a judge at such meeting with strict impartiality and according to the best of such judge’s ability. Such judges shall decide upon the qualification of the voters and shall report the number of shares represented at the meeting and entitled to vote on such question, shall conduct and accept the votes, and, when the voting is completed, shall ascertain and report the number of shares voted respectively for and against the question. Reports of judges shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The judges need not be stockholders of the Corporation, and any officer of the Corporation may be a judge on any question other than a vote for or against a proposal in which such officer shall have a material interest.

SECTION 9. Notice of Stockholder Business and Nominations. ~~In addition to the provisions governing a~~ A stockholder’s notice of nominations of persons for election to the Board, or the proposal of other business to be considered by the stockholders ~~provided for in~~ , at any annual meeting of stockholders must comply with the applicable procedures set forth in Articles 11 and 12 of the Restated Certificate of Incorporation~~:~~.

~~(A) Such stockholder’s notice shall also set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (a) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (b) any Disclosable Interests of such person (except that the term “Proposing Person” where it appears in sections (A)(1) and (2) of Section 3 shall be deemed to refer to such nominee) and (c) a description of any agreement, arrangement or understanding with any Noticing Person (defined below); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to all Noticing Persons giving the notice (a) a description of any agreement, arrangement or understanding with respect to the nomination or proposal the Noticing Persons of such person (except that the term “Proposing Person” where it appears in sections (A)(1) and (2) of Section 3 shall be deemed to refer to the Noticing Person), (b) a description of any Disclosable Interests, (c) a representation that the stockholder of record submitting the notice is a holder of record of stock of the Corporation entitled to vote at such meeting, intends to continuously hold such stock of the Corporation through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business or nomination, and (d) a representation as to whether the stockholder of record submitting the notice or~~

~~any Noticing Person intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.~~

~~The term “Noticing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.~~

~~(B) A Noticing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 9 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).~~

~~(C) The foregoing notice requirements of this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.~~

~~(D) Only such persons who are nominated in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation. The only matters that may be brought before a special meeting of stockholders are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant Section 3 of these Bylaws, and stockholders shall not otherwise be permitted to nominate directors or propose business to be brought before a special meeting of stockholders. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty:~~

~~(i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(iii)(d) of this Section 9) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 9 and Articles 11 and~~

~~12 of the Restated Certificate of Incorporation, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.~~

~~(E) Notwithstanding the foregoing provisions of this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation; provided, however, that any references in these Bylaws or in the Restated Certificate of Incorporation to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any business to be considered pursuant to this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation and compliance with this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in clause (B) of this Section 9, matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act. Nothing in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.~~

ARTICLE III: Board of Directors

SECTION 1. General Powers. Subject to any requirements in the Restated Certificate of Incorporation, these Bylaws, and of the Delaware General Corporation Law as to action which must be authorized or approved by the stockholders, any and all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be under the direction of, the Board to the fullest extent permitted by law. Without limiting the generality of the foregoing, it is hereby expressly declared that the Board shall have the following powers, to wit:

(A) to select and remove all of the officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Restated Certificate of Incorporation or these Bylaws, fix their compensation, and require from them security for faithful service;

(B) to conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, the Restated Certificate of Incorporation or these Bylaws, as it may deem best;

(C) to change the location of the registered office of the Corporation in Article I, Section 1 hereof; to change the principal office for the transaction of the business of the Corporation from one location to another as provided in Article I, Section 2 hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Delaware as provided in Article I, Section 3 hereof; to designate any place within or without the State of Delaware for the holding of any meeting or meetings of stockholders; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, and in its judgment as it may deem best, provided such seal and such certificate shall at all times comply with the provisions of law;

(D) to authorize the issuance of shares of stock of the Corporation from time to time, upon such terms and for such considerations as may be lawful;

(E) to borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust and securities therefor; and

(F) by resolution adopted by a majority of the authorized number of directors, to designate an executive and other committees, each consisting of one or more directors, to serve at the pleasure of the Board, and to prescribe the manner in which proceedings of such committee or committees shall be conducted.

SECTION 2. Number and Term of Office. The authorized number of directors of the Corporation shall be ~~not less than five (5) nor more than fifteen (15) until this Section 2 is amended by a resolution duly adopted by the Board or by the stockholders of the Corporation. The exact number of directors shall be fixed from time to time within the limits specified by resolution of the Board or the stockholders~~nine (9). Directors need not be stockholders. Each of the directors of the Corporation shall hold office until such director’s successor shall have been duly elected and shall qualify or until such director shall resign or shall have been removed in the manner provided for in the Restated Certificate of Incorporation. At all times a majority of the directors shall be Independent Directors (as defined below). If a director ceases to be an Independent Director, and such change causes the majority of directors not to be Independent Directors, the Board shall take such action as it deems prudent and necessary to cause the Board to consist of directors, a majority of whom are Independent Directors.

SECTION 3. Election of Directors. Each director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and the Board has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

For purposes of this Section 3, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast as either “for” or “against” such director’s election). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.

SECTION 4. Resignations. Any director of the Corporation may resign at any time upon notice given in writing or by electronic transmission to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 5. Vacancies. Except as otherwise provided in the Restated Certificate of Incorporation, and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Each director so chosen to fill a vacancy shall hold office until such director’s successor shall have been elected and shall qualify or until such director shall resign or shall have been removed.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

SECTION 6. Place of Meeting. The Board or any committee thereof may hold any of its meetings at such place or places within or without the State of Delaware as the Board or such committee may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board or such committee can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 7. First Meeting. The Board shall meet as soon as practicable after each annual election of directors, and notice of such first meeting shall not be required.

SECTION 8. Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day that is not a legal holiday. Except as provided by law, notice of regular meetings need not be given.

SECTION 9. Special Meetings. Special meetings of the Board for any purpose or purposes shall be called at any time by the Chairman of the Board or, if the Chairman of the Board is absent or unable or refuses to act, by the Chief Executive Officer or the President. Except as otherwise provided by law or by these Bylaws, special meetings of the Board shall be held upon at least four (4) days written notice or two (2) hours notice given personally, by telephone or by electronic transmission. Any such notice shall be addressed or delivered to each director at such director’s address as is shown upon the records of the Corporation or as may have been given to the Corporation by the director for purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. Notice by mail shall be deemed to have been given at the time such notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for delivery or transmission. Notice by electronic transmission shall be deemed to have been given at the time it is actually transmitted by the person giving the notice by electronic means to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or similar means of communication, to the recipient or to a person at the office of the recipient whom the person giving the notice has reason to believe will promptly communicate it to the recipient. Except where otherwise required by law or these Bylaws, notice of the purpose of a special meeting need not be given. Notice of any meeting of the Board shall not be required to be given to any director who is present at such meeting, except a director who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 10. Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, the Restated Certificate of Incorporation or by applicable law, the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative vote of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

SECTION 11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if consent in writing or by electronic transmission is given thereto by all members of the Board or of such committee, as the case may be, and such consent, electronic transmission or transmissions are filed with the minutes of proceedings of the Board or of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 12. Compensation. Directors who are not employees of the Corporation or any of its subsidiaries may receive an annual fee for their services as directors in an amount fixed by resolution of the Board, and, in addition, a fixed fee, with or without expenses of attendance, may be allowed by resolution of the Board for attendance at each meeting, including each meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

SECTION 13. Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board and subject to any restrictions or limitation on the delegation of power and authority imposed by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any such committee shall keep written minutes of its meetings and report the same to the Board at the next regular meeting of the Board. Unless the Board or these Bylaws shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the chairman of the committee or by any two (2) members thereof; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern.

SECTION 14. Definition of Independent Director. For purposes of this Article III, the term “Independent Director” shall mean:

(A) for purposes of determining whether a director is qualified to serve as a member of the audit committee of the Board, a director who meets the qualification requirements for being an independent director under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the U.S. Securities and Exchange Commission and applicable rules and regulations of any stock exchange or securities market applicable to the Corporation; and

(B) for all other purposes, a director who meets the qualification requirements for being an independent director under applicable rules and regulations of any stock exchange or securities market applicable to the Corporation.

SECTION 15. Interpretation and Application of this Article. The Board shall have the exclusive right and power to interpret and apply the provisions of this Article, including, without limitation, the adoption of written definitions of terms used in and guidelines for the application of this Article (any such definitions and guidelines shall be filed with the Secretary, and such definitions and guidelines as may prevail shall be made available to any stockholder upon written request). Any such definitions or guidelines and any other interpretation or application of the provisions of this Article made in good faith shall be binding and conclusive upon the stockholders, provided that, in the case of any interpretation or application of this Article by the Board to a specific person which results in such person being classified as an Independent Director, the Board shall have determined that such person is independent of management and free from any relationship that, in the opinion of the Board, would interfere with such person’s exercise of independent judgment as a Board member.

ARTICLE IV: Officers

SECTION 1. Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), a Secretary, a Treasurer and such other officers as may be appointed at the discretion of the Board in accordance with the provisions of Section 3 of this Article IV. At the discretion of the Board, from time to time, the Chairman of the Board may be a director of the Corporation who is not an officer of the Corporation.

SECTION 2. Election. The officers of the Corporation, except such officers as may be appointed or elected in accordance with the provisions of Section 3 or Section 5 of this Article IV, shall be chosen annually by the Board at the first meeting thereof, and each officer shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or until such officer’s successor shall be elected and qualified.

SECTION 3. Other Officers. In addition to the officers chosen annually by the Board at its first meeting, the Board also may appoint or elect such other officers as the business of the Corporation may require, each of whom shall have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time specify, and shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or until such officer’s successor shall be elected and qualified.

SECTION 4. Removal and Resignation. Any officer may be removed, either with or without cause, by resolution of the Board passed by a majority of the directors at the time in office, at any regular or special meeting of the Board, or except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

SECTION 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointment to such office.

SECTION 6. Chairman of the Board. The Chairman of the Board shall preside at all meetings of stockholders and at all meetings of the Board. The Chairman of the Board shall be a member of such committees, if any, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

SECTION 7. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision, direction and control of the business and affairs of the Corporation.

SECTION 8. President. The President shall have such powers and perform such duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned by the Chief Executive Officer or the Board, or as may be prescribed by these Bylaws.

SECTION 9. Vice President. Each Vice President shall have such powers and perform such duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned to such Vice President by the Chief Executive Officer, the President or the Board, or as may be prescribed by these Bylaws.

SECTION 10. Secretary. The Secretary shall keep, or cause to be kept, at the principal office of the Corporation, or such other place as the Board may order, a book of minutes of all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and if special, how authorized and the notice thereof given, the names of those present at meetings of directors, the number of shares present or represented at meetings of stockholders, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal office of the Corporation’s transfer agent, a share register, or a duplicate share register, showing the name and address of each stockholder, the number of shares of each class held by such stockholder, the number and date of certificates issued for certificated shares, the number and date of issuance of uncertificated shares, and the number and date of cancellation of certificated shares surrendered for cancellation or for uncertificated shares.

The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody and, if necessary or appropriate, shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal, and shall have such other powers and perform such other duties as may be prescribed by these Bylaws or assigned by the Board, the Chairman of the Board or any officer of the Corporation to whom the Secretary may report. If for any reason the Secretary shall fail to give notice of any special meeting of the Board called by one or more of the persons identified in Article III, Section 9 hereof, then any such person or persons may give notice of any such special meeting.

SECTION 11. Treasurer. The Treasurer shall supervise, have custody of and be responsible for all funds and securities of the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board or in accordance with authority delegated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered or authorized by the Board, shall render to the Board and the Chairman of the Board whenever they request it, an account of all of the Treasurer’s transactions, and shall have such other powers and perform such other duties as may be prescribed by these Bylaws or assigned by the Board, the Chairman of the Board or any officer of the Corporation to whom the Treasurer may report.

ARTICLE V: Contracts, Checks, Drafts, Bank Accounts, Etc.

SECTION 1. Execution of Contracts. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

SECTION 2. Checks, Drafts, Etc. All checks, drafts, or other orders for payment of money, notes or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such officer, assistant, agent or attorney shall give such bond, if any, as the Board may require.

SECTION 3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

SECTION 4. General and Special Bank Accounts. The Board may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE VI: Shares and Their Transfer

SECTION 1. Certificates for Stock. The shares of stock of the Corporation may be certificated or uncertificated, as provided under Delaware law. Every holder of stock represented by certificates shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by such holder. The certificates representing certificated shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Secretary or the Treasurer. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates or uncertificated shares shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 4 of this Article VI.

SECTION 2. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 3 of this Article VI, and, if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes with regard to the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and the transferee request the Corporation to do so.

SECTION 3. Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

SECTION 4. Lost, Stolen, Destroyed, and Mutilated Certificates. In any case of loss, theft, destruction, or mutilation of any certificate of stock, another certificate or uncertificated shares may be issued in its place upon proof of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided, however, that a new certificate or uncertificated shares may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

SECTION 5. Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, ~~or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action,~~ the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting~~, nor more than 60 days prior to any other action. If in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders the Board shall not fix such a record date, then the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board shall adopt the resolution relating thereto.~~ A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(B) The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be fixed in the manner provided for in the Restated Certificate of Incorporation.

~~(B)~~(C) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VII: Miscellaneous

SECTION 1. Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words showing that the Corporation was incorporated in the State of Delaware.

SECTION 2. Waiver of Notices. Whenever notice is required to be given by these Bylaws or the Restated Certificate of Incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.

SECTION 3. Amendments. Except as otherwise provided herein or in the Restated Certificate of Incorporation, these Bylaws or any of them may be altered, amended, repealed or rescinded and new Bylaws may be adopted by the Board or by the stockholders at any annual or special meeting of stockholders, provided that notice of such proposed alteration, amendment, repeal, rescission or adoption is given in the notice of such meeting.

SECTION 4. Representation of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Secretary or any Vice President of the Corporation is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted to said officers to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by such officers.

YOUR VOTE IS IMPORTANT

Please take a moment now to submit a proxy for your shares of Allergan, Inc.

common stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE BY PROXY TODAY IN ONE OF THREE WAYS:

1.	Vote by Proxy by Telephone—Please call toll-free in the U.S. or Canada at 1-866-874-4881, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1348. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Proxy by Internet—Please access https://www.proxyvotenow.com/agn, and follow the simple instructions. Please note you must type an “s” after “http”. You will be required to provide the unique control number printed below.

You may vote by proxy by telephone or internet 24 hours a day, 7 days a week.

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Proxy by Mail—If you do not wish to vote by proxy by telephone or over the internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Allergan, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼TO VOTE BY PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED▼

The Board of Directors of Allergan, Inc. recommends voting AGAINST Pershing Square and Valeant’s Proposal 1.

1.	Removal of the following Allergan Directors:

01) Deborah Dunsire, M.D. 02) Michael R. Gallagher 03) Trevor M. Jones, Ph.D.	AGAINST REMOVAL for All	AGAINST REMOVAL for All Except	FOR REMOVAL for All
04) Louis J. Lavigne, Jr. 05) Russell T. Ray 06) Henri A. Termeer	☐	☐	☐

INSTRUCTIONS:

If you wish to vote for the removal of any of the directors named above, mark “Against Removal for All Except” and write on the line below the name(s) of the director(s) whom you wish to vote to remove.

The Board of Directors of Allergan, Inc. recommends voting AGAINST Pershing Square and Valeant’s Proposals 2, 3, 4, 5, 6, 7 and 8.

2. Request that the Allergan Board Elect or Appoint Pershing Square and Valeant’s Nominees to Serve as Directors for Allergan:	Against ☐	For ☐	Abstain ☐

3. Amendment to Our Amended and Restated Bylaws to Modify Special Meeting Procedures:	Against ☐	For ☐	Abstain ☐

4. Amendment to Our Amended and Restated Bylaws to Add Special Meeting Procedures if No Directors or less than a Majority of Directors Is in Office:	Against ☐	For ☐	Abstain ☐

5. Amendment to Our Amended and Restated Bylaws to Modify Procedures for Nominating Directors or Proposing Business at an Annual Meeting:	Against ☐	For ☐	Abstain ☐

6. Amendment to Our Amended and Restated Bylaws to Fix the Authorized Number of Directors:	Against ☐	For ☐	Abstain ☐

7. Bylaws Amendment Repeal Proposal:	Against ☐	For ☐	Abstain ☐

8. Request for Engagement in Discussions with Valeant:	Against ☐	For ☐	Abstain ☐

Date:

Signature

Signature (if held jointly)

Title(s)

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

B L U E P R O X Y

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE BY PROXY

[PRELIMINARY COPY—SUBJECT TO COMPLETION]

ALLERGAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ALLERGAN, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 18, 2014

The undersigned holder of Common Stock of Allergan, Inc. hereby appoints Matthew J. Maletta and Arnold A. Pinkston, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Special Meeting of Stockholders to be held at                     , on Thursday, December 18, 2014, at                                          , and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED “AGAINST” EACH OF PROPOSALS 1 THROUGH 8 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Special Meeting of Stockholders and the Proxy Statement of the Board of Directors.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated on the other side)